UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported):  February 25, 2011, (February 21, 2011)

SINO CEMENT, INC.

(Exact name of registrant as specified in its Charter)

Nevada	000-53382	26-2210011

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1 Heying Road Jinqu Town, Mei Xian County, Baoji, Shaanxi, 722306 People's Republic of China

(Address of Principal Executive Offices)

(86)91-7569-5123

(Registrant's telephone number, including area code)

1984 Isaac Newton Square West, Suite 202 Reston, VA 20190

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Form 8-K and other reports filed by us from time to time with the Securities and Exchange Commission (collectively the "Filings") contain or may contain forward-looking statements and information that are based upon beliefs of, and information currently available to, our management as well as estimates and assumptions made by our management. When used in the filings the words "anticipate", "believe", "estimate", "expect", "future", "intend", "plan" or the negative of these terms and similar expressions as they relate to us or our management identify forward looking statements. Such statements reflect the current view of our management with respect to future events and are subject to risks, uncertainties, assumptions and other factors (including the risks contained in the section of this report entitled "Risk Factors") as they relate to our industry, our operations and results of operations, and any businesses that we may acquire. Should one or more of the events described in these risk factors materialize, or should our underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the U.S. federal securities laws, we do not intend to update any of the forward-looking statements to conform them to actual results. The following discussion should be read in conjunction with our pro forma financial statements and the related notes that will be filed herein.

In this Form 8-K, references to "we," "our," "us," "our company," "the Company," "Sino Cement" or the "Registrant" refer to Sino Cement, Inc., a Nevada corporation.

Item 1.01   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

As more fully described in Item 2.01 below, we acquired a People's Republic of China (the "PRC") based cement producer in accordance with a Share Exchange Agreement dated February 21, 2011 ("Exchange Agreement") made by and among Sino Cement, Inc., ("Company") a Nevada corporation, Valentyna Stupenko, Tiger Fair Limited ("Tiger Fair"), a Hong Kong corporation and King Harbour International Limited ("King Harbour"), a company incorporated in the British Virgin Islands.

King Harbour was incorporated in the British Virgin Islands on January 2, 2009. Tiger Fair was incorporated in the Hong Kong on March 30, 2009. Tiger Fair is a wholly-owned subsidiary of King Harbour. King Harbour, through Tiger Fair directly controls Shaanxi Shehui Cement Co., Ltd. ("Shehui Cement"), a cement producer in the PRC.

The close of the Share Exchange transaction (the "Closing") took place on February 21, 2011 (the "Closing Date"). On the Closing Date, pursuant to the terms of the Exchange Agreement, we acquired all of the outstanding capital stock and ownership interests of Tiger Fair Limited (the "Interests") from King Harbour and they transferred and contributed all of their Interests to us. In exchange, we issued to the Tiger Fair shareholders 14,250,000 shares of our common stock. The material terms of the Exchange Agreement are more fully described in Exhibit 2.1 of this report.

Shehui Cement was incorporated in the PRC on January 17, 2001. Shehui Cement is our operating company and is in the business of producing cement in Shaanxi province in the PRC, and is used primarily in the construction of infrastructure projects such as highways, bridges, railways and roads, as well as residential buildings. Shehui Cement is a wholly owned subsidiary of Tiger Fair. Tiger Fair and Shehui Cement shall be referred to herein collectively as "Sino Cement".

The consolidated financial statements include the accounts of Tiger Fair and Shehui Cement, for which we are the primary beneficiary. All inter-company accounts and transactions have been eliminated in consolidation.

This transaction is discussed more fully in Section 2.01 of this Report. The information therein is hereby incorporated in this Section 1.01 by reference.

ITEM 2.01   COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

ITEM 5.02   DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

CLOSING OF EXCHANGE AGREEMENT

As described in Item 1.01 above, on February 21, 2011 we acquired Tiger Fair, a PRC based cement producer in accordance with the Exchange Agreement. The closing of the transaction took place on February 21, 2011 (the "Closing Date"). On the Closing Date, pursuant to the terms of the Exchange Agreement, we acquired all of the outstanding capital stock and ownership interests of Tiger Fair from King Harbour; and King Harbour transferred and contributed all of their Interests to us. In exchange, we issued to King Harbour 14,250,000 shares, or approximately 92% of our common stock, accounting for a share cancellation of an aggregate of 14,718,590 shares of our common stock held by Valentyna Stupenko and certain other shareholders of our company. On the Closing Date, Tiger Fair became our wholly owned subsidiary. The material terms of the Exchange Agreement are more fully described in Exhibit 2.1 of this report.

As described further below, since August 10, 2009, King Harbour, through its wholly-owned subsidiary, Tiger Fair has been the holding company for Shehui Cement a cement producer in the PRC.

King Harbour was incorporated in the British Virgin Islands on January 2, 2009. On March 30, 2009, King Harbour incorporated Tiger Fair, a Hong Kong Corporation. Shehui Cement, our operating entity, was incorporated in the PRC on January 17, 2001 and is in the business of producing cement in China.

Additionally, on February 21, 2011 we cancelled an aggregate of 14,718,590 shares of our common stock held by Valentyna Stupenko and certain other shareholders of our company. As of the Closing Date we had 15,500,030 shares issued and outstanding.

CORPORATE HISTORY AND STRUCTURE

Our Corporate History and Background

We were originally organized under the laws of the State of Nevada, on November 28, 2007, as Ocean Energy, Inc. From our inception, we were engaged in various business endeavors, including seeking business opportunities with the purpose of profitably producing and distributing Ocean Power Converters (OPC) supplying seashore consumers. Recently, our management decided to redirect our business focus towards identifying and pursuing options regarding the acquisition of operating businesses.

From July 31, 2008 through to the date of our reverse acquisition, discussed below, we were a designated shell company with minimal operations.

On September 15, 2010, we changed our name from Ocean Energy, Inc. to Sino Cement, Inc.

As described above, on February 21, 2011, we entered into the Exchange Agreement and as a result of the closing of this agreement, we adopted the business of Shehui Cement.

Reverse Acquisition of Shehui Cement

On February 21, 2011, we completed a reverse acquisition transaction with King Harbour pursuant to which we acquired 100% of the issued and outstanding capital stock of Tiger Fair in exchange for 14,250,000 shares of our common stock, par value $0.001, which constituted 92% of our issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the reverse acquisition and after giving effect to a cancellation of 14,718,590 shares of our common stock by our former director and officer and other shareholders on the same day.

Also on February 21, 2011, Mr. Wang, our sole director and officer, submitted a resignation letter pursuant to which he resigned as a director and from all offices held by him, except for Chief Financial Officer. On the same date, our board of directors increased its size from one to five members and appointed Mr. Shehui Shi, Mr. Lei Shi, Mr. John Chen, Mr. Yimin Zhao and Mr. Keith Zhen, to fill the vacancies created by such increase. The directors' appointments became effective upon the closing of the reverse acquisition on February 21, 2011. In addition, our board of directors appointed Mr. Shehui Shi to serve as our Chief Executive Officer and Mr. Lei Shi to serve as our President, effective at the closing of the reverse acquisition.

As a result of the reverse acquisition, we have assumed the business and operations of Tiger Fair and its subsidiaries.

For accounting purposes, the reverse acquisition transaction with Tiger Fair was treated as a recapitalization, with Tiger Fair as the acquirer and Sino Cement, Inc. as the acquired party. Unless the context suggests otherwise, when we refer in this report to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of Tiger Fair.

On August 10, 2009, Tiger Fair and the shareholders of Shehui Cement entered into a Share Purchase Agreement, pursuant to which Tiger Fair acquired all of the issued and outstanding of Shehui Cement from the selling shareholders. As a result, Shehui Cement became a wholly owned subsidiary of Tiger Fair.

The consolidated financial statements included with this Report include the accounts of Tiger Fair and Shehui Cement, for which the Company is the primary beneficiary. All inter-company accounts and transactions have been eliminated in consolidation.

Reorganization and Revised Structure

The following diagram sets forth the corporate structure of King Harbour before the reverse acquisition:

As a result of the consummation of the Exchange Agreement, as of February 21, 2011:

●	Tiger Fair became our wholly-owned subsidiary;

●	In exchange for all of their shares of Tiger Fair stock, King Harbour received 14,250,000 newly issued shares of our common stock;

●

Immediately following the closing of the reverse acquisition, the 14,250,000 shares of our common stock issued to the King Harbour Shareholders represent approximately 92% of our issued and outstanding shares on a fully diluted basis.

The organization and ownership structure of the Company subsequent to the consummation of the reverse acquisition as summarized in the paragraphs above is as follows:

This transaction closed on February 21, 2011.

Our Industry

Cement is a basic and essential construction material and Portland cement is the most common type of cement. Various types of Portland cement are produced by mixing and grinding clinker with different composite materials such as gypsum, blast furnace slag and other additives. In the PRC, Portland cement is graded by its degree of compressive strength as measured in MPa, a British standard. Clinker is an intermediate product produced in the cement manufacturing process. Clinker is ground down and mixed with gypsum and anhydrite, among other materials, to produce cement. Concrete is formed when cement is mixed with water and aggregates, such as gravel and sand.

Types of Cement

The common types of cement are Ordinary Portland Cement (PO), Slag Portland Cement (PS) and Composite Portland Cement (PC). The common grades are 32.5R, 42.5R and 52.5R which differ in their compression strength. Ordinary Portland Cement is a quick hardening cement with relatively strong initial compressive strength and is more resistant to abrasion. Typically, this type of cement is used in construction projects, such as roads and bridges, which have to be completed within a short period of time. Slag Portland Cement is produced by mixing clinker with blast furnace slag and other additives. Slag Portland Cement has lower initial strength and less stable coagulate time than Ordinary Portland Cement. It has better heat resistance and good adhesion with steel bars. This type of cement is used widely in underground buildings, underwater and sea constructions. Composite Portland Cement is made of Ordinary Portland Cement along with 15% to 50% of aggregates, such as flyash, which is waste material derived from power stations. Composite Portland Cement is less expensive than Ordinary Portland Cement and Slag Portland Cement. It also has a lower compressive strength than Ordinary Portland Cement and is commonly used for general industrial and civil buildings.

Cement Market in the PRC

The PRC economy experienced significant growth in recent years. The total GDP of the PRC increased from approximately RMB21,192.4 billion in 2006 to approximately RMB33,535.3 billion in 2009, representing a CAGR of 16.5%, rendering the PRC one of the fastest growing economies in the world. Accompanying the strong economic growth is the need for building and construction of infrastructure and other fixed assets. The total FAI grew from approximately RMB10,999.8 billion in 2006 to approximately RMB22,484.6 billion in 2009, representing a CAGR of 26.8%. The massive expansion of the construction industry in turn drove the growth of cement production and consumption. China's total cement production volume amounted to approximately 1,629.0 million tons in 2009 compared with approximately 1,240.0 million tons in 2006, representing a CAGR of 9.5% from 2006. China's total cement consumption volume amounted to approximately 1,620.5 million tons in 2009, representing a CAGR of 9.9% from 2006.

Key Industry Trends in the PRC

Promotion of NSP Technology

Most of the developed nations in the world began phasing out vertical kilns in the 1970s opting instead for a more advanced environmentally friendly rotary kilns. In the PRC, the process of phasing out vertical kilns only started in recent years. The elimination of vertical kilns was a slow process until the manufacturing of NSP cement production equipment was introduced domestically in the middle of year 2000.

The increase in popularity of NSP technology is partly due to significant investment cost reduction after PRC manufacturers mastered the equipment manufacturing skills and produced it locally. The high production efficiency and reliable cement quality from NSP production and rising energy cost have also contributed to the shift to this new technology. The PRC government has also been promoting the NSP technology and issued a series of regulations intended to phase out obsolete production technologies. According to the Notice Regarding Replacement of Obsolete Cement Production Capability issued on February 18, 2007 and Policies on the Development of the Cement Industry issued on October 17, 2006, the NDRC mandated that all production facilities using less advanced technologies, including dry hollow kilns and wet kilns, should be replaced. It also forbade any new production line to use vertical kilns and less advanced technologies. The NDRC also required in these policies that all local governments should phase out cement enterprises with annual production capacities of less than 200,000 tons or which fail to comply with relevant environmental protection requirements or cement product quality standards. The PRC government aims to achieve 70% NSP output by 2010. There are also various new regulations promoting the usage of higher quality cement, which is mainly used for larger scale infrastructure and high-rise building projects and can only be produced in rotary kilns. Furthermore, the government is currently offering VAT tax refunds to cement producers that are able to demonstrate a 30% recycling rate for raw materials, a level that is difficult for cement producers who use vertical kiln to achieve.

Industry Consolidation

The cement industry in the PRC is highly fragmented. The government aims to promote corporate restructuring and consolidation at regional levels through gradual integration of operation and the optimization of resources allocation in order to concentrate the production effort and enhance competitiveness of cement producers generally. In recent years, major cement producers in the PRC have started the industry consolidation process in various parts of the PRC via mergers and acquisitions. The aim is to increase their market share and competitiveness. As stated in the Policies on the Development of the Cement Industry issued in October 2006, the PRC government intends to shrink the number of cement producers from 5,000 in 2006 to 2,000 in 2020. Of the 2,000 cement producers, 10 shall have annual capacity of 30 million tons and 40 shall have annual capacity of five million tons. According to Digital Cement Net, cement producers in the Northeast provinces of the PRC have already begun consolidating other cement producers of smaller scale and size.

Shaanxi Province Cement Market Overview

Shaanxi province, located in the middle of the PRC, has historically been considered the "gateway to the west." It is a strategic transportation hub, linking northwest and southern China. Shaanxi province is also part of the "Western\ Development Plan" implemented in 1999 (Source: Western China Development Web a website operated by State Information Center of the PRC) with the aim to boost economic development in western China. Enterprises located in western China enjoy a preferential enterprise income tax rate of 15% as part of the "Western Development Plan". The PRC government and various local governments in western China have also mandated a large number of infrastructure projects under the "Western Development Plan". In addition, north-western China will likely benefit from the PRC government's post-financial crisis stimulus package since many railway and highway projects will be implemented and rapid rural development is under way in north-western China. Shaanxi province's GDP growth continued to outpace the national average in the past decade. Despite the global financial crisis in 2008, Shaanxi province maintained double-digit GDP growth of approximately 15.6% in 2008, which was higher than the national GDP growth rate of approximately 9.6%. Accompanying the GDP growth, FAI in Shaanxi province also increased to approximately RMB655.3 billion or by approximately 35.1% in 2009. In contrast, the national total FAI growth for all of China for the same period was approximately 30.1%. The rapid growth of the total FAI in Shaanxi province is underpinned by the PRC government's investment growth policy to maintain GDP as well as by the increased wealth of the general public of Shaanxi province.

Despite its relatively small size, Shaanxi province's cement market grew strongly in recent years. Total cement production in Shaanxi province increased from approximately 23.8 million tons in 2006 to approximately 44.8 million tons in 2009, representing a CAGR of 23.5% compared with 9.5% nationwide. Shaanxi province's cement consumption increased from approximately 26.5 million tons for 2006 to approximately 47.5 million tons for 2009, representing a CAGR of 21.5%, compared with a CAGR of 9.9% for China as a whole during the same period. This high growth rate is directly attributable to the high FAI in Shaanxi province, as one of the provinces greatly benefited from the PRC government's economy stimulus investment and the Western Development Plan.

Overview

As a result of the reverse acquisition, we are a recently organized Nevada corporation that, through our wholly owned subsidiary, Shehui Cement, is engaged in the business of producing cement in the province of Shaanxi in the PRC. Our cement is sold under the trademark "Shehui" and is primarily used in the construction of infrastructure projects such as highways, bridges, railways and roads, as well as residential buildings. Our cement can be categorized into high grade cement and low grade cement. High grade cement is a category of cement that generally has a 28-day compressive strength of 42.5 MPa, or 425 kg/cm2, or above and is primarily used for government infrastructure projects. Low grade cement is a category of cement that generally has a 28-day compressive strength of 32.5 MPa, or 325 kg/cm2, or below and is primarily used for residential buildings.

We currently have two cement production lines located in Shaanxi province, with a total annual production capacity of 1.6 million tons. According to Digital Cement Net (www.dcement.com), a website operated by the China Cement Association which provides information on China's cement industry, we were the sixth largest cement producer in Shaanxi province by production capacity as of December 31, 2009. Our primary production line employs the NSP technology, which requires less energy to produce cement and is more environmentally friendly than non-NSP technologies. In order to meet the fast-growing market demand for cement products in Shaanxi province, we are constructing a new production line at Qinshan Building Materials Industrial Park in Shaanxi province in two phases. Phase I and Phase II of the new production facility at Qinshan Building Materials Industrial Park will each have an annual planned production capacity of 2.1 million tons for a combined total of 4.2 million tons. Upon the commencement of operations of Phase I and Phase II, our total annual production capacity will be 5.8 million tons.

We intend to further increase our production capacity through acquisitions of suitable target companies or assets. Limestone is the principal raw material used in our production of cement. We have obtained mining rights to two limestone quarries, which are located near our current and expected future production facilities. Our easy access to limestone reserves provides us with a secure and stable supply of limestone at low transportation costs. We have sufficient reserves of limestone to meet the current production requirements of our existing production facilities for at least 20 years, based on government surveyors' reports on the amounts of our limestone reserves, the annual excavation limits specified in our mining licenses and our current production requirements. We use coal as fuel in our production process, and it represents one of the largest components of our cost of sales. We have convenient access to large coal mines in Shaanxi province, which ensures that we have an abundant supply of coal at low transportation costs.

All of our customers are located in Shaanxi province. We conduct our sales primarily through our regional sales offices in Mei Xi'an County, Xi'an, and Baoji. We primarily sell our cement either directly to government infrastructure projects and ready-mixed concrete stations or to distributors, which then resell our cement to retail purchasers.

We have historically achieved significant growth in revenue, gross profit and net profit. Our revenue increased from RMB233,820 (US$34,301) for the year ended April 30, 2008, to RMB372,006 (US$54,573) for the year ended April 30, 2009, and to RMB381,377 (US$55,948) for the year ended April 30, 2010. Our gross profit increased fromRMB37,546 (US$5,508) for the year ended April 30, 2008, to RMB108,540 (US$15,923) for the year ended April 30, 2009, and to RMB112,863 (US$16,558) for the year ended April 30, 2010. Our net profit increased from RMB27,602 (US$4,049) for the year ended April 30, 2008, to RMB76,653 (US$11,245) for the year ended April 30, 2009, and to RMB84,388 (US$12,379) for the year ended April 30, 2010.

Our Growth Strategy

We intend to further strengthen our leading market position in Shaanxi province and continue to grow our revenue and net income. To achieve this goal, we plan to pursue the following strategies:

●

Strengthen our leading market position through capacity expansion.  We intend to strengthen our leading market position in Shaanxi province and achieve better economies of scale by constructing and acquiring additional production facilities. We are currently constructing a new production facility at Qinshan Building Materials Industrial Park in Shaanxi Province. When Phase I and Phase II of this project are completed, it is expected they will increase our annual production capacity by 2.1 million tons and 2.1 million tons respectively. We plan to actively pursue acquisitions that will enable us to penetrate other markets. We believe that we will be able to seize attractive acquisition opportunities presented to us in the future to further expand our business and market.

●

Further strengthen our sales and marketing capabilities.  We will continue to strengthen our sales and marketing capabilities. We intend to deploy additional sales personnel based on the demand for our products and customer mix in different geographical markets. We will strengthen our customer relationship management and use product experts to better serve our customers, particularly in relation to major construction projects. We intend to further strengthen our relationships with our distributors. We plan to increase the number of distributors to increase our sales networks in our target markets. In addition, we plan to promote our "Shehui" brand and establish our reputation as a producer of high quality cement in our target markets.

●

Continue to lower our costs through technological improvement.  Our primary focus in our research and development efforts is to increase the percentage of additives in our clinker, thus lowering our cost of sales. We intend to conduct research and experiments on various materials, such as construction waste, shale, tailings and other new materials, and their use and compatibility as additives in clinker. We believe that continuous technological innovation will allow us to further improve the quality of our products and lower our costs.

●

Continue to build a strong management team with qualified personnel.  With our rapid expansion in recent years, we have experienced a pressing need for qualified personnel, particularly in the areas of production technology, research and development, accounting and finance. To ensure our sustained growth and development, we plan to hire qualified personnel and strengthen our team. We will continue to train our existing employees and hire additional qualified personnel. We believe that a strong team with qualified personnel will help ensure our long-term and sustained growth.

Principal Products

In the fiscal year ended April 30, 2010, our revenues were principally derived from sales of our principal product, cement. Our cement is sold under the trademark "Shehui" and is primarily used in the construction of infrastructure projects such as highways, bridges, railways and roads as well as in residential buildings. We produce different types of cement by mixing different proportions of gypsum, clay, flyash, pyrite cinder, slag and other additives to clinker, a semi-finished product produced from limestone through a rotary kiln process.

Sales and Marketing

Sales

In the years ended April 30, 2009 and 2010, we sold all our products to customers in Shaanxi province. We sell all of our cement directly to government infrastructure projects, ready-mixed concrete stations, and distributors, which then resell our cement to retail purchasers. We conduct our sales primarily through our head office in Mei Xi'an County, and our sales offices in Xi'an and Baoji. Our sales offices are responsible for, among other things, organizing sales activities, establishing market development plans, controlling marketing expenses, sales activities and product promotion. For the year ended April 30, 2010, we had 8 sales personnel who are responsible for selling our products in their assigned areas and providing after-sales support to our direct sales customers.

Marketing

Our marketing activities primarily include purchasing outdoor billboards and distributing promotional brochures. Our marketing activities are focused on raising the awareness of our brand. Our sales personnel also visit potential customers and introduce our products to them by offering product samples and plant tours.

Customers

We have a broad and well-established customer base in Shaanxi province. Our cement products are primarily sold to government infrastructure projects, ready-mixed concrete stations and distributors, which then resell our products to retail purchasers. We participate in both the "open bidding processes" and "bidding by invitations" for supplying to government infrastructure projects.

The table below sets forth our percentage of revenue by customer type for the year ended April 30, 2010

Customer Type	Percentage of Revenue
Government infrastructure projects	31.4%
Distributors (both entities and individuals)	68.6%

For the year ended April 30, 2010, our five largest customers were:

Name	Address	Percentage of Sales
Zhiping Huang	Mei County, Shaanxi	12.4%
Chao Li	Mei County, Shaanxi	11.5%
Mingli Sun	Mei County, Shaanxi	9.1%
Xi'an Huanyu Cement Machinery Co., Ltd	Xi'an, Shaanxi	5.6%
Geling Zhu	Mei County, Shaanxi	5.9%

Distributors

We also sell our cement to distributors, which then resell our cement to retail purchasers. We require the distributors to pay in advance the full purchase price for each purchase order they place with us.

For the years ended April 30, 2008, 2009 and 2010, we sold our products to approximately 42, 53 and 55 distributors respectively. We worked with increasing number of distributors during the three years ended April 30, 2008, 2009 and 2010 as we entered into new markets.

Production Facilities

We currently have two production lines operating at our Mei Xian production facility with an aggregate annual production capacity of 1.6 million tons. We are currently constructing a new production facility at Qinshan Building Materials Industrial Park in Shaanxi Province. When Phase I and Phase II of this project are completed, it is expected they will increase our annual production capacity by 2.1 million tons and 2.1 million tons respectively.

Our production lines are located near limestone quarries and are also located close to our end users. Our newest production line employs the advanced NSP technology.

The company's Mei Xian Number I production line is located adjacent to our principal executive offices. The Mei Xian Number I production line commenced operations in October 2001 and has an annual production capacity of 0.3 million tons. The company's Mei Xian Number I production facility is a dry process cement production line utilizing the whisky float five-stage preheater kiln technology.

The company's Mei Xian Number II production line is located directly across from our principal executive offices. The Mei Xian Number II production line commenced operations in November 2004 and has an annual production capacity of 1.3 million tons. The company's Mei Xian Number II production facility is a dry process cement production line which utilizes the most advanced centralized computerized control system, "DCS" (Distributed Control System), which results in consistently high quality cement production, low energy consumption, and is environmentally friendly.

Planned Capacity Expansion

In order to meet the fast-growing market demand for cement products in Shaanxi province, we plan to further expand our production capacity through acquisitions of additional production facilities and construction of new production facilities. We intend to actively pursue acquisition opportunities that will enable us to penetrate other selected markets in western China.

We are currently constructing a new production facility at Qinshan Building Materials Industrial Park in Shaanxi Province. When Phase I and Phase II of this project are completed, it is expected they will increase our annual production capacity by 2.1 million tons and 2.1 million tons respectively, which is expected to increase our total annual production capacity to 5.8 million tons. As we have maximized the utilization rates of our production facilities in Mei Xian County in 2009 and 2010, we believe our new production lines in Shaanxi Province will not affect the utilization rate of our production facilities at Mei Xian due to their different geographical locations and different target markets.

Our estimated total capital expenditures to be incurred for our new production facility at Qinshan Building Materials Industrial Park amounts to approximately $70,000,000 for Phase I and approximately $40,000,000 for Phase II. The company has invested more than $8,500,000 to date in the development and construction of the new production facility. We intend to use cash generated from our operations and bank borrowings to fund this expansion plan.

We obtained approval from the Development and Reform Commission of Shaanxi Province in December 2008 for the construction of a new 2.1 million tons per year production line, which is Phase I of our new expansion. The construction of Phase I of our production facility at Qinshan Building Materials Industrial Park commenced in June 2009 and is expected to be completed in 2011.

We have applied to the Development and Reform Commission of Shaanxi Province in October 2009 for approval to construct an additional 2.1 million tons per year production line, which is Phase II of our new expansion. The construction of Phase II of our production facility at Qinshan Building Materials Industrial Park is expected to commence in 2012 and is expected to be completed in 2013. There can be no assurances, when or even if, the Development and Reform Commission will approve our application for the Phase II expansion.

Production Process

Our cement manufacturing process consists of many simultaneous and continuous operations using some of the largest moving machinery in manufacturing. Hundreds of sensors and computers allow the entire operation to be controlled by operators from a central control room at the production site.

There are four key stages in the production of cement: (1) crushing of raw materials; (2) calcining and blending of raw materials; (3) sintering of clinker in a kiln; and (4) grinding and blending of clinker to produce cement. All of our production lines include all four stages. Limestone is first extracted from quarries using a blasting and ripping process. It is then refined into fine compound in crushing installations. The crushed materials are homogenized on blending beds before they are dried and mixed into roller grinding mills. These materials are mixed at different consistencies, depending on the type of cement being produced. After the raw materials are ground, they are placed in a raw meal silo. After that, the materials are burned in a kiln in a sintering process to produce clinker. The clinker is then cooled down in clinker silos and placed in ball mills or roller presses. The clinker is ground into a finer compound, to which further materials are added in order to attain the desired properties in the cement. After that, the cement is stored in silos, before being delivered to customers.

Raw Materials and Principal Suppliers

The primary raw materials used in our cement production are limestone, gypsum, clay, flyash, coal, pyrite cinder and slag, which we obtain from numerous qualified suppliers. The company has written agreements with substantially all of its major suppliers. We believe that there is adequate supply of limestone, gypsum, clay, flyash, pyrite cinder and slag and other raw materials for our production either from our own reserves or on the market and we do not foresee any difficulty in obtaining any of these raw materials for our production requirements in the near future.

The principal raw material used in the production of cement is limestone. We own and operate licensed limestone quarries in Mei and Qinshan counties. Most of the limestone that we use for cement production is sourced from a quarry from which we have obtained licenses, approvals and certificates to mine. We have sufficient reserves of limestone to meet the current production requirements of our existing and planned production facilities for at least 20 years, based on government surveyors' reports on the amounts of our limestone reserves, the annual excavation limits specified in our mining licenses and our current production requirements. We have entered into an agreement with an independent third-party contractor to mine the limestone from our limestone quarry. All of the limestone produced from our limestone quarry is used for our cement production. We have not made any external sales of limestone.

For the years ended April 30, 2009 and 2010, we excavated approximately 0.48 million tons and 0.53 million tons of limestone, respectively. In 2009 and 2010, we only excavated limestone from our Mei County quarries. In 2011, our Xifengling quarry is expected to commence full operation and thus our expected limestone excavated production capacity will increase to approximately 4.2 million tons per year.

We purchased approximately 0.72 million tons, and 0.51 million tons of limestone from third party limestone suppliers in the years ended April 30, 2009 and 2010.

The mining rights obtained by us in relation to our limestone quarries are as follows:

Name of Quarry	Location	Period of Validity (1)	Area (km2)	Maximum Annual Production Volume Per Mining License ('000 tons)	Reserve ('000 tons)
Yin Tong Gou	Mei County, Shaanxi Province	2024	0.58	600	21,000
Xifengling (1)	Qinshan County, Shaanxi Province	2029	1.77	4,000	150,000

Notes:
(1) Xifengling Quarry is expected to commence production in 2011.

We have obtained the necessary licenses, approvals and certificates for our limestone quarries.

Qinshan Xingshi Mining Industry Co., Ltd. was incorporated in the PRC in March 2006, is 49% owned by Shaanxi Shehui Cement Co., Ltd., and is based in Qinshan County in Shaanxi. Xingshi Mining Industry Co., Ltd. will be engaged in the business of processing limestone rock into limestone powder. Qinshan Xingshi Mining Industry Co., Ltd. expects to commence operations in 2011.

Mei County Shehui Cement Transportation Company was incorporated in the PRC in April 2007, is 100% owned by Shaanxi Shehui Cement Co., Ltd. and is based in Mei County in Shaanxi. Mei County Shehui Cement Transportation Company is engaged solely in the business of transporting limestone powder to our Mei County production facilities. As of August 31, 2010, Mei County Shehui Cement Transportation Company owned and operated 20 limestone powder transporting vehicles.

Quality Control

The production facilities at our Mei Xian site are accredited with ISO-9000 quality control system certification. We established a testing laboratory equipped with various advanced testing equipment to conduct quality testing and maintain quality control. Our quality control system includes raw materials and coal, production process and finished products quality control inspections. Raw materials and coal are tested by taking samples from each shipment. Our finished products are inspected and tested by applying a variety of national standards prior to delivery.

Competition

We compete exclusively in the Shaanxi province market. The cement industry in China is generally a fragmented and regional industry. According to Digital Cement Net, there were 165 cement producers which had proper and valid approvals and licenses, annual sales of over RMB5 million and annual production capacity of over 150,000 tons of cement in Shaanxi province as of December 31, 2009. As the weight and bulky nature of cement makes it expensive to transport, the cement industry is localized in nature. As a result, we view only those companies with a presence in or near Shaanxi province as our primary competitors. Our major competitors include Tangshan Jidong Cement Co., Ltd., Shengwei Cement Co., Ltd., Baoji Zhongxi Cement Co., Ltd., SINOMA Cement Co. Ltd. and Shaanxi Fuping Cement Co., Ltd, a subsidiary of Italcementi Group. Some of our competitors may have better brand recognition in their local markets, better pricing or greater financial, technical or marketing resources than we do. If we fail to compete effectively against our competitors, our business, financial condition and results of operations may be materially and adversely affected.

Intellectual Property

Our products sell under the trademark "Shehui" (Registration No. 1015614, expiration May 27, 2017) which is registered with the PRC Trademarks Office under the State Administration for Industry and Commerce. We have also registered our corporate logo. We have no other intellectual property.

Research and Development

Our research and development efforts focus on lowering costs by using waste materials as additives in our cement products. We use industrial by-products, industrial waste and urban construction waste as raw materials in our cement production. These by-products and waste materials are readily available at low costs. Our ability to recycle such materials and use them in our cement production lowers our overall cost of materials, which we believe represents a significant advantage that distinguishes us from our competitors. Our total expenditures on research and development amounted to $42,000 and $59,000 for the years ended April 30, 2009 and 2010 respectively.

Our research and development efforts focus on lowering costs by using waste materials as additives in our cement products. For the year ended April 30, 2010, we used approximately 0.2 million tons of industrial by-products, industrial waste and urban construction waste as raw materials in our cement production. These by-products and waste materials are readily available at low costs. Our ability to recycle such materials and use them in our cement production lowers our overall cost of materials, which we believe represents a significant advantage that distinguishes us from our competitors. As of August 31, 2010, we had four full-time employees working in our research and development department.

Compliance With Government Regulations

Industry Policy

Pursuant to the "Interim Provisions on Promoting Industrial Structure Adjustment" the following activities belong to the "encouraged" category of business: (i) the production of cement and clinker using NSP technology with a daily production capacity of 4,000 tons or more, or 2,000 tons or more for the western region of the PRC, and the development of the NSP technology, the equipment and ancillary materials, (ii) the construction of cement grinding mills with annual production capacity of 1 million tons or more and (iii) the production of clinker with a daily production capacity of 2,000 tons or above using the new dry process employing residual heat recovery technology.

Pursuant to the "Policies on the Development of Cement Industry", the PRC government encourages local governments and enterprises to eliminate technology that has low production capacity and to promote the development of cement production using the NSP technology. The government supports projects for the construction of cement production plants with a daily clinker production capacity of 4,000 tons or more using the NSP technology in areas with appropriate resources, the construction of large-scale clinker production bases and the construction of large-scale cement grinding mills at locations near the relevant markets. Local governments at all levels should close down and rationalize the production capacity of the enterprise with annual production capacity of less than 200,000 tons or not in compliance with environmental protection requirements or its cement quality not up to the standard in accordance with the law.

Pursuant to the "Special Plan for the Development of Cement Industry", the PRC government encourages the construction of large-scale production line using NSP technology with daily clinker production capacity of 4,000 tons or above, and those in western region should have a daily production capacity of 2,000 tons or above the PRC government encourages the consolidation of the industry through mergers and reorganizations and actively encourages superior enterprises to enhance competitive capacities; encourages large-scale enterprises to merge with small-scale ones in the consumer market and reconstruct the qualified ones to substituted industry such as cement grinding mills, silo terminals or ready mix concrete; gives efforts to increase the proportion of bulk cement.

According to this plan, goals of the development of cement industry are: the proportion of new dry process cement will be above 70% and the technical equipment, energy consumption, environmental protection and resource utilization of new dry process cement will reach the level of moderately developed countries by 2010. Cement industry will achieve basic modernization and have stronger international competitive capacity by 2020; new dry process cement and clinker production volume will be controlled at about 700 million tons; the number of enterprises will decrease from current 5,000 to 2,000, the number of enterprise with a production capacity of 30 million tons will amount to 10 and the number of those with production capacity of 5 million will amount to 40.

According to the "Guidance Catalogue of Industries for Foreign Investment", cement production project is listed in the "permissible" category for foreign investment.

We have obtained all necessary approvals by the authorities in the PRC with respect to our production lines in operation and in construction and the construction and operation of such production lines comply with the current policies applicable to the cement industry in the PRC.

Production License

Pursuant to the "Regulations of the People's Republic of China on the Administration of Production License for Industrial Products promulgated by the State Council on July 9, 2005 and became effective on September 1, 2005, and the "Measures for the Implementation of the Regulations of the People's Republic of China on the Administration of Production License for Industrial Products", the State adopted a production license system for the administration of major industrial products which affect public safety, human health, life and property. Pursuant to the prevailing "Catalogue of Production Licenses for Industrial Products", cement is one of the industrial products which requires a production license. The relevant subsidiaries of our Company which are operating existing cement production lines have obtained and will maintain a production license for industrial products for cement production.

We obtained approval from the Development and Reform Commission of Shaanxi Province in December 2008 for the construction of a new 2.1 million tons per year production line, which is Phase I of our new expansion at Qinshan Building Materials Industrial Park.

We have applied to the Development and Reform Commission of Shaanxi Province in October 2009 for approval to construct an additional 2.1 million tons per year production line, which is Phase II of our new expansion of our new expansion at Qinshan Building Materials Industrial Park. There can be no assurances, when or even if, the Development and Reform Commission will approve our application for the Phase II expansion.

Environmental Compliance and Pollution Controls

The cement industry is categorized as a polluting industry under PRC laws. Our production processes generate noise, waste water, gaseous wastes and other industrial wastes. Our production facilities are subject to various environmental laws and regulations promulgated by national and local governments with respect to noise and air pollution and the disposal of waste and hazardous materials. According to the Environmental Protection Law of China and other relevant laws and regulations, companies that discharge contaminants must report and register with the state government or the relevant local environmental protection authorities. The State Environmental Protection Administration sets national discharge standards for various pollutants and local environmental protection bureaus may set stricter local standards. Enterprises are required to comply with the stricter of the two applicable standards.

We have established and implemented various internal control rules and guidelines regarding environmental compliance and pollution controls, such as the guidelines on control and management of waste water, solid waste and waste gas, the guidelines on management of the operation of pollution control system and the guidelines on management of data related to environmental protection.

We have established a pollution control system and installed various equipment to process and dispose of our industrial wastes and hazardous materials to minimize the impact on the environment. Both of our facilities have met the GB4915-2004 emission standards.

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Air:  We generate dust in our cement production process. We have installed electrostatic precipitators and bag filters for the collection and removal of dust. Electrostatic precipitator applies high voltage static electricity to separate gas and dust. During the cement production process, dusty air will pass through the electrostatic precipitator where dust is removed. Bag filter is more widely used among cement producers. During the cement production process, dusty air passes through the bag filter and becomes purified fume, which is then discharged.

●	Water: We have a water treatment and recycle system which allows us to recycle and reuse water.

●	Noise: We have also installed mufflers, acoustic claddings and soundproof doors to control the noise generated during our operations.

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Mining area:  We plan to actively rehabilitate the mining area where the environment is affected by the mining activities after the limestone quarries are fully excavated on when our mining rights expire. Measures include careful selection of actual mining sites and location of storage of limestone to minimize impact to the mining area, proper storage and re-use of soil removed and sufficient plantation and vegetation after the mining is completed.

We currently comply with all national standards and requirements relating to pollutions. We have fully complied with the relevant environmental rules and regulations and have obtained all environmental permits and approvals necessary to conduct our business. We have not encountered material environmental claims or been subject to any material sanctions or fines for environmental violations in the past. As the PRC environmental protection regulations continue to evolve, we may be required to make significant expenditures to upgrade our production facilities to comply with environmental regulations that may be adopted or imposed in the future.

Employees

We have a total of approximately 781 full-time employees. We employ 655 employees in production, 114 employees in administration and accounting, 8 employees in sales, and 4 employees in research and development.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this report before making an investment decision with regard to our securities. The statements contained in or incorporated into this offering that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR OVERALL BUSINESS OPERATIONS

Our business depends significantly on the level of activity and growth in the construction industry in Shaanxi province.

As our cement products are currently sold exclusively in Shaanxi province, the demand for our products is predominantly dependent on the level of activity and growth in the construction industry in Shaanxi province, which in turn depends on factors such as general economic conditions, government policy, GDP growth, FAI, consumer confidence, inflation and demographic trends in Shaanxi province. Our lack of geographical diversity exposes us to risks associated with fluctuations in the political and economic conditions of Shaanxi province.

Since 2001, the growth rates of Shaanxi province's GDP and FAI have consistently been above the national averages. For the year ended December 31, 2009, according to Shaanxi Provincial Bureau of Statistics, Shaanxi province's GDP and FAI increased by approximately 13.6% and 35.1%, respectively, compared with 2008, while GDP and FAI for China increased by approximately 8.7% and 30.1%, respectively, during the same period. As a result of the economic development and growth in Shaanxi province, the demand for construction materials, including cement, grew rapidly. According to Digital Cement Net, a website operated by the China Cement Association, cement consumption in Shaanxi province were approximately 26.5 million tons, 34.0 million tons, 37.5 million tons and 47.5 million tons for the years ended December 31, 2006, 2007, 2008 and 2009, respectively, representing a CAGR of 21.5%. The fast growth of the economy and the construction industry, particularly government infrastructure projects, has been the main driver in the growth of the cement industry in Shaanxi province and the growth of our business.

We have historically benefited from the high rate of growth in the economy of Shaanxi province. We cannot assure you that the GDP, FAI or the demand for cement in Shaanxi province will continue to grow at historical rates, or at all. Any slowdown in the growth of Shaanxi province's economy or a downturn in the construction industry, particularly government infrastructure projects, in Shaanxi province could affect the demand for our products, which in turn could have a material and adverse effect on our business, financial condition and results of operations.

We may not be able to continue to grow at rates comparable to our historical growth rates, or we may have difficulty managing our future growth.

We may not be able to grow, either in terms of revenue or net profit, at rates comparable to our historical growth rates, or at all. Our plan to expand capacity in certain markets may involve our construction of additional production lines and acquisitions of other companies, which in turn may strain our managerial, operational, technical support, financial and human resources. As a result, we may not be able to manage such growth in a cost effective manner. Failure to effectively manage our growth could have a material adverse effect on our business, financial condition and results of operations, and could jeopardize our ability to achieve our business strategies and maintain our market position.

The cement industry is capital intensive, and we may need to seek additional financing to support our growth strategies.

The cement industry is highly capital intensive. We require a substantial amount of capital to build our production facilities, purchase production equipment and develop and implement new technologies in our new and existing facilities. We expect to allocate a significant amount of capital to fund our future growth plan. If our internally generated capital resources and available credit facilities are insufficient to finance our capital expenditure and growth plans, we may have to seek additional financing from third parties, including banks, venture capital funds, joint-venture partners and other strategic investors. We may also consider raising funds through issuance of new shares, which would lead to dilution of our existing Shareholders' interests in our Company. If we are unable to obtain financing in a timely manner, at a reasonable cost and on acceptable terms, we may be forced to delay our expansion plans, downsize or abandon such plans, which may materially and adversely affect our business, financial condition and results of operations, as well as our future prospects.

If we fail to successfully to implement our expansion plans, our business may be materially and adversely affected.

We intend to expand our production capacity by constructing a new production plant, the construction of which started last year. The new production facility at Qinshan Building Materials Industrial Park in Shaanxi Province will include one new production line. We expect to incur significant costs in connection with the expansion of our business, and any failure to successfully implement our expansion plans may materially and adversely affect our business, financial condition and results of operations.

If we fail to identify suitable acquisition targets or complete the acquisitions, our growth may be materially and adversely affected.

We intend to expand our operations and markets in part through acquisitions and intend to continue to grow through acquisitions. The identification and completion of such acquisitions are dependent upon various factors, including satisfactory completion of due diligence, negotiation of definitive agreements and our ability to compete with other entities to acquire attractive targets. There can be no assurance that in the future we will be able to identify and acquire appropriate acquisition targets on commercially acceptable terms, if at all, or that we will have sufficient capital to fund such acquisitions. Failure to identify or acquire suitable acquisition targets in the future could materially and adversely affect our growth.

Our significant level of indebtedness and our net current liabilities position expose us to liquidity risks.

We have relied on cash generated from our operations and bank loans to fund our capital requirements, finance the construction of our production facilities and purchase production equipment. The net cash used in our investing activities was substantially more than that generated from our operating activities. As of April 30, 2009 and April 30, 2010, our total borrowings were approximately $11,736,000 and $8,875,350 respectively, and our net current liabilities were $31,372,001 and $39,208,279 respectively. Our high level of indebtedness could materially and adversely affect our liquidity. For example, it could:

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require us to allocate a higher portion of our cash flow from operations to fund repayments of principal and interest on our borrowings, thus reducing the availability of our cash flow from operations to fund working capital, capital expenditures and other general corporate purposes;

●	increase our vulnerability to adverse economic or industry conditions;

●	limit our flexibility in planning for, or reacting to, changes in our business or in the industry in which we operate;

●	potentially restrict us from pursuing strategic business opportunities;

●	limit our ability to take on more debt; and

●	increase our exposure to interest rate fluctuations

We have not experienced a reduction or withdrawal of credit or banking facilities by our lenders or any liquidity problems in settling our trade payables in the ordinary course of business when they became due. However, we cannot assure you that we will always be able to continue to refinance our bank loans when they become due, repay our bank loans upon maturity and/or raise the necessary funding to finance our current liabilities and our capital commitments. Certain of our loan agreements contain financial covenants that impose restrictions on our capital expenditures and require us to maintain certain financial ratios. We cannot assure you that we will be able to comply with all the requirements under our loan agreements, or that we will be able to obtain waivers if we fail to comply with them. Failure to service our debts or comply with the terms, conditions and covenants of our loan facility agreements could result in penalties, including increases in our interest rates, accelerated repayment of loans and interest, termination of facilities and legal action against us by our creditors, any of which could have a material and adverse effect on our business, financial condition and results of operations. Furthermore, our liquidity depends on the amount of cash we generate from operations and our access to further financial resources to fulfill our short-term payment obligations, which may be affected by our future operating performance, prevailing economic conditions and other factors, many of which are beyond our control. Our net current liabilities position exposes us to liquidity risks. Our future liquidity, the payment of trade and other payables and the repayment of our outstanding debt obligations as and when they become due will depend primarily on our ability to maintain adequate cash inflows from operating activities.

We have substantial amount of bank borrowings and some of our bank loans have floating interest rates and increase in the interest rate may have adverse effect on our financial performance.

As of April 30, 2010, we had total bank loans of approximately $13,003,488 among which a number of loans have floating interest rates linked to, among others, one to three years benchmark rates of PBOC and LIBOR. If there is a material increase in the reference rates during the term of our relevant loan facilities or when our current loan facilities become due, our finance costs may increase substantially and our results of operations and financial performance may be adversely affected.

We operate in a competitive market and, if we are unable to compete successfully, our business, financial condition and results of operations may be adversely affected.

The cement industry is highly competitive both in Shaanxi province and in China. Our major competitors include Tangshan Jidong Cement Co., Ltd, Shengwei Cement Co., Ltd., Baoji Zhongxi Cement Co., Ltd., SINOMA Cement Co. Ltd., and Shaanxi Fuping Cement Co., Ltd., a subsidiary of Italcementi Group. We compete directly with these and other competitors for customers, raw materials, energy resources and distribution network. Many of our current and potential competitors may have better brand recognition in local markets, better pricing or greater financial, technical or marketing resources than we do. We compete primarily on the basis of pricing of our products, variety of product offerings, access to resources, sales and marketing network, production efficiency and brand image. If we are unable to compete successfully, our business, financial condition and results of operations could be materially and adversely affected.

Our business, financial condition and results of operations may be adversely affected by increases in coal or electricity prices or shortages of coal and electricity.

We use a substantial amount of coal and electricity in our production, and any shortage or interruption in the supply of coal or electricity could disrupt our operations and increase our costs of sales. The pricing for coal in our supply agreements is directly linked to market prices, so we bear the risk of coal price fluctuations. We experienced significant increases in coal prices in 2008 due to a surge in demand for coal and a supply shortage of coal in the market. In 2009, coal prices declined compared to 2008 due to reduced demand as a result of the global financial crisis. In the first four months of 2010, coal price increased substantially due to our expansion to southern Shaanxi province, where coal price is generally higher due to higher transportation costs and due to the recovery of the global economy. We cannot predict future price trends for coal or the degree of any price volatility. Electricity prices for industrial enterprises are generally regulated by provincial governments in China. Our average electricity purchase price per KWh was approximately RMB0.48 for the year ended April 30, 2010. We cannot predict future price trends for electricity or the degree of any volatility. Any significant increase in the prices of coal or electricity or any shortage or interruption in their supply could increase our costs of sales and/or cause disruptions to our operations, which in turn could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to renew our existing mining rights or secure additional mining rights, and the resource tax we pay to local governments may increase.

Under the Mineral Resources Law of the PRC, all mineral resources in China are owned by the state. We are required to obtain mining rights before undertaking any mining activities, and the mining rights are limited to a specific area during a fixed license period. We are also required to pay a resource tax and this resource tax may increase in the future, which could have a negative impact on our profitability and our results of operations.

We own mining licenses for the Yin Tong Gou Quarry in Mei County and the Xifengling Quarry in Qinshan County which are due to expire on 2024 and 2029 and respectively. We cannot assure you that such mining licenses will be renewed upon expiration or that upon expiration, we will be able to renew on terms that are commercially reasonable. If we are unable to renew these licenses, we may have to seek alternative sources of limestone that may be further away from our production facilities which will result in higher transportation costs. If we are unable to find alternative sources of limestone, the affected production facilities may not be able to continue their operations, in which case our business, financial condition and results of operations will be materially and adversely affected. As part of our growth strategy, we intend to acquire additional limestone reserves and production facilities. However, we cannot assure you that we will be able to acquire suitable limestone reserves in the future and obtain the mining rights for them. If we are unable to secure additional mining rights, our operations and growth prospects may be materially and adversely affected. Our financial performance and results of operations could also be adversely affected if we fail to pass on any increase in the cost of limestone excavation and purchases to our customers.

We rely on third-party contractors to excavate limestone from our limestone quarries and we may be liable for their failure to comply with applicable laws and regulations.

We engage third-party contractors to excavate limestone from all limestone quarries for which we have mining rights. We are not able to guarantee that these third-party contractors would continue to provide the limestone excavation services to us and, if they cease to provide such services or they fail to perform to our satisfaction, whether we would be able to locate suitable replacements to ensure a continuous supply of limestone for our production of cement products. If these third-party contractors cease to provide such limestone excavation services to us and we are not able to locate suitable replacements, we may have to source limestone from other third party suppliers at higher cost and our results of operation and financial performance could be adversely affected. We ensure that our contractors are in compliance with the relevant PRC laws and regulations by requiring them to provide us with the applicable licenses and renewal certificates as well as conduct safety inspections at the quarries on a monthly basis. However, we may still be held liable by the authority if our contractors failed to comply with relevant PRC laws and regulations and we may be subject to fine or other penalty and as a result our results of operation and financial performance may be adversely affected

The prices of raw materials may continue to rise, and we may be unable to pass on some or all of the increases to our customers.

Certain raw materials used in our production, such as gypsum, flyash, pyrite cinder and slag, are subject to price volatility caused by external conditions, including commodity price fluctuations and changes in governmental policies. We cannot assure you that our key suppliers will continue to provide us with raw materials at reasonable prices, or that our raw materials prices will remain stable in the future. In addition, we may not be able to transfer some or all of the increase in costs in our raw materials to our customers. As a result, any increase or material fluctuation in the prices of our raw materials could have a material adverse effect on our business, financial condition and results of operations.

Our business operations and construction of new facilities may be disrupted by reasons beyond our control, which could materially and adversely affect our business, financial condition and results of operations.

Our business operations and construction of new facilities may be disrupted by, among other things, extreme climatic and weather conditions, fires, natural disasters, epidemics, raw material supply shortages, equipment and system failures and labor force shortages. We hire an independent contractor to excavate limestone for us and its operations are beyond our control. If our operations are disrupted for any reason, our business, financial condition and results of operations could be materially and adversely affected. In addition, due to the nature of our business and despite compliance with safety requirements and standards, our operations are subject to operational risks associated with the production of building materials, such as storage tank leaks, explosions, discharges of hazardous substances and malfunctioning of production machinery. These risks may result in personal injuries, property damage and imposition of civil or criminal penalties.

Our business depends on our ability to manage our working capital successfully.

We depend on cash from our operating activities and short-term bank loans for our working capital needs. Our success depends on our ability to continue to secure and successfully manage sufficient amounts of working capital. Such successful management involves (i) timely payments of, or rolling over of, our short-term indebtedness and securing new loans on favorable terms, (ii) timely payments or re-negotiation of our payment terms for our trade payables, (iii) efficiently utilizing banking facilities, (iv) timely collection of trade receivables and (v) establishing and executing accurate and feasible budgets for our business operations. If we cannot manage our working capital successfully, our business, financial condition and results of operations could be materially and adversely affected.

Our business depends substantially on the continuing efforts of our executive Directors, senior management, key personnel, and our ability to maintain a skilled labor force.

We are dependent on the ability and expertise of our senior management for our daily business operations and formulating and implementing our business strategies. If one or more of our Directors or senior management were unable or unwilling to continue in their present positions, we may be unable to identify and recruit suitable replacements in a timely manner, or at all. In addition, if any member of our senior management were to join a competitor or form a competing company, we may lose some of our know-how and customers. Furthermore, recruiting and retaining capable personnel, particularly experienced engineers and technicians familiar with our production processes, are vital to maintaining the quality of our products, continuously improving our production processes and supporting the expansion of our production capacity. We also need to recruit personnel with internal control experience to maintain and strengthen our internal control systems and procedures. We may also need to employ and retain more management personnel to support our expansion in the future. There is substantial competition for qualified personnel in the cement industry and recently we experienced difficulties in recruiting suitable personnel with internal control experience and we cannot assure you that we will be able to attract or retain qualified personnel. If we are unable to attract and retain qualified employees, key personnel and senior management, our business, financial condition and results of operations may be materially and adversely affected.

Our Controlling Shareholders will have substantial influence over us and there may be conflicts of interest between our Controlling Shareholders and our other shareholders.

Immediately after the completion of the Share Exchange Agreement, our Controlling Shareholders, Mr. Shehei Shi and Mr. Lei Shi, will, in aggregate, beneficially own approximately 92.0% of our issued share capital. Accordingly, our Controlling Shareholders, through their voting power at Shareholders' meetings and their delegate(s) to our Board, will be in a position to exert significant influence over our management and corporate policies, including our development strategies, capital expenditure, dividend distribution plan, change of control and corporate opportunities. In addition, circumstances may arise in which the Controlling Shareholders' interests may conflict with your interests. Potential conflicts of interest with our Controlling Shareholders may include matters relating to:

●	adopting amendments to our Articles of Association that are not in the best interests of our other Shareholders

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determining the outcome of most corporate actions, including the enforcement of indemnities against our Controlling Shareholder which, subject to the applicable requirements of the Stock Exchange, can cause us to effect corporate transactions without the approval of our other shareholders;

●	approval of potential mergers or acquisitions, asset sales, and other significant corporate transactions, including transactions which may lead to a change of control;

●	issuances of securities;

●	investment decisions and decisions relating to capital expenditures; and

●	payment of dividends and other distributions.

Our Controlling Shareholders will have the ability to control our management and administration, including the appointment of a majority of our Directors and, indirectly, the appointment of our executive officers through those Directors. So long as our Controlling Shareholders continue to own a significant amount of our equity, even if such amount is less than 50% of the issued and outstanding Shares, our Controlling Shareholders will continue to be able to strongly influence or effectively control our decisions.

Our results of operations are subject to seasonal fluctuations.

Demand for our products is subject to seasonal fluctuations. We usually record our lowest quarterly sales in the first quarter due to the Chinese New Year's holidays and cold weather in Shaanxi province. Certain climatic conditions, such as snow, storms and heavy or sustained rainfall, also negatively affect our sales because the level of activity in the construction industry is relatively low under those conditions. We generally experience an increase in sales volume of our products in the second and third quarters because of improved weather conditions and we generally increase the prices of our products due to higher demand during this period as a result of the higher level of construction activities. As a result of the seasonal fluctuations, our quarterly results may not be indicative of our business and financial performance for the year as a whole.

Any failure to maintain an effective quality control system at our production facilities could have a material and adverse effect on our business, financial condition and results of operations.

The quality of our products is critical to the success of our business. The quality of our products depends on the effectiveness of our quality control system, which in turn depends on a number of factors, including the design of the system, the quality control training program, and our ability to ensure that our employees adhere to our quality control policies and guidelines. Any failure of our quality control system could result in the production of defective or substandard products, which in turn may result in delays in the delivery of our products, the need to replace defective or substandard products and damage to our reputation, which could have a material and adverse effect on our business, financial condition and results of operations.

We may be subject to liabilities in connection with accidents arising from our business and operations. We may not have sufficient insurance coverage for such liabilities.

We face various risks, including the risk of liability for personal injury and loss of life, damage to or destruction of facilities and equipment, transportation damages and delays, environmental pollution, and risks posed by natural disasters, in connection with our business and operations which may not be completely eliminated through the implementation of preventive measures. Our business involves the operation of heavy machinery, which, if operated improperly, may result in physical injury or even death. Accidents have happened in the past due to improper operation of machinery, machinery malfunction or employee negligence. There can be no assurance that accidents will not happen in the future. If accidents resulting in employee injuries or deaths occur, we may be liable for medical and other payments to the employees and their families, in addition to possible fines or penalties. Furthermore, we may be forced to shut down certain equipment or suspend our operations due to government investigation or government requirement to implement additional safety measures. Such business interruptions will result in loss of profit to us. We cannot assure you that all risks have been covered adequately by our existing insurance policy. If we incur substantial liabilities and they are not covered by our insurance policies, our business, financial condition and results of operations could be materially and adversely affected.

Any unauthorized use of our brand names, trademarks and other intellectual property rights may materially and adversely affect our business, financial condition and results of operations.

We rely on the PRC intellectual property and competition laws and contractual restrictions to protect our brand names, trademarks and other intellectual property rights, which are important to our business. Our cement products are principally sold under the trademark "Shehui". Any unauthorized use of our brand name, trademark, and other intellectual property rights by third parties could adversely affect our business, reputation and market position. We cannot assure you that the measures we take to protect our brand name, trademark and other intellectual property rights will be sufficient. In addition, the application and interpretation of the PRC laws governing intellectual property rights in China are uncertain and still evolving, which could expose us to substantial risks. If we are unable to adequately protect our brand name, trademark and other intellectual property rights, our business, financial condition and results of operations could be adversely and materially affected.

Product liability claims may be brought against us and, whether or not successful, could harm our business, financial condition and results of operations.

We are exposed to risks associated with product liability claims if the use of our cement products results in property damage or personal injury. Our cement products are mainly used as construction materials. While we seek to conform our products to meet a variety of contractual specifications and regulatory requirements, we cannot assure you that product liability claims against us will not arise, whether due to product malfunctions, defects, or other causes. We do not maintain product liability insurance for any of our PRC subsidiaries. As a result, our PRC subsidiaries which operate our production lines at Mei Xi'an, which produced all of our cement production in 2010, may be exposed to claims for losses and damages regarding the quality of our products. Any such claims, regardless of whether they are ultimately successful, could cause us to incur litigation costs, harm our business reputation and disrupt our operations. Furthermore, we cannot assure you that we will be able to defend against such claims successfully. If any such claims against us were ultimately successful, we could be required to pay substantial damages, which could materially and adversely affect our business, financial condition and results of operations.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent auditors.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, or SOX 404, the SEC adopted rules requiring public companies to include a report of management on the company's internal controls over financial reporting in their annual reports, including Form 10-K. Since we just completed the acquisition of Tiger Fair on February 21, 2011, we have not evaluated Tiger Fair and its consolidated subsidiaries' internal control systems in order to allow our management to report on our internal controls on a consolidated basis as required by these requirements of SOX 404. Under current law, we were subject to these requirements beginning with our annual report for the fiscal year ending December 31, 2008. We can provide no assurance that we will comply with all of the requirements imposed thereby. In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner, investors and others may lose confidence in the reliability of our financial statements.

RISKS RELATING TO THE CEMENT INDUSTRY IN THE PRC

The cement industry is subject to significant regulation by the PRC government.

Various PRC government authorities, including the Ministry of Land and Resources, the State Environmental Protection Administration, the General Administration of Quality Supervision Inspection and Quarantine, or GAQSIQ, the Ministry of Commerce of the PRC, or MOFCOM, and the Ministry of Construction of the PRC, have the authority to issue and implement regulations governing various aspects of cement production. In order to engage in cement production, we are required to maintain certain licenses and permits such as the cement production permit and the production safety permit in China. In addition, our products are also required to meet certain standards stipulated by various PRC government authorities. For example, GAQSIQ issued the GB175-1999 standards that govern certain aspects of the production and sales of cement products. All cement producers in the PRC must comply with these standards, and cement products that fail to meet the relevant quality standards may not be sold in the PRC. These standards provide strict guidelines regarding the composition and technical specifications for cement products. They also standardize the testing methods for cement products and the types of packaging permitted. Should there be any change to the existing requirements or new requirements applicable to our cement products, we may need to incur additional expenses to ensure compliance and we cannot assure you that we will successfully obtain such licenses, permits or approvals in a timely manner, or at all. If we are not able to meet all the licensing conditions or the regulatory requirements, our business, financial condition and results of operations could be adversely and materially affected.

The cement industry has traditionally been subject to government control at the policy level in terms of production method and volume, product mix and environmental protection. While the PRC Government's current policies in respect of the domestic cement industry are generally market oriented, the PRC government still closely monitors the development of the cement industry and may from time to time regulate the industry by issuing and implementing new regulations and policies. For example, according to the Notice Regarding Replacement of Obsolete Cement Production Capability issued by the NDRC on February 18, 2007, local governments are required to gradually phase out cement producers with annual output of less than 200,000 tons and those with production methods that are less environmentally friendly. In addition, according to the State Council's Notice Approving the NDRC's Guidelines on Redundant Construction, Curbing Overcapacity in Certain Industries and the Healthy Development of Industries promulgated on September 26, 2009, the industrial policies on the cement industry in the PRC are, among others, to strictly control newly added cement capacities and phase out obsolete cement production capacity. Each of our production lines in the PRC, including those under construction, has or is expected to have an annual production capacity of over 200,000 tons. Accordingly, we believe that the two notices mentioned above did not and will not have any adverse effect on our operations. Moreover, projects involving significant capital investment are subject to approval or filing requirements at different levels of the PRC government. Compliance with these government regulations and policies and efforts to obtain such approvals may result in significant adjustments to our current or future development plans, increase our costs and divert our management resources, which may adversely affect our profitability and growth prospects.

Compliance with environmental regulations can be expensive, and any failure to comply with these regulations could result in adverse publicity, significant monetary damages and fines and suspension of our business operations.

The cement industry is subject to national and local environmental protection laws and regulations. As the production of cement is regarded as one of the major sources of pollution in the PRC, the PRC government has adopted a series of environmental policies to reduce the adverse effects of the cement industry on the environment, such as the requirement to use the more environmentally friendly NSP production technology. Governmental requirements that affect our operations include those relating to noise, soil, air quality, solid waste management, and waste water treatment. Failure to comply with these regulations may result in the assessment of damages or imposition of penalties, fines, administrative sanctions, proceedings and/or suspension of production or cessation of our operations or revocation of our licenses or permits to conduct our business. With the increasing awareness of environmental protection issues, we anticipate that the PRC environmental regulatory framework will become increasingly stringent. The implementation of more stringent laws and regulations or stricter interpretation of the existing laws and regulations may require us to incur additional expenses for compliance purposes. We cannot assure you that we will be able to comply with any additional environmental regulations in the future, or enhanced implementation of existing environmental regulations, on a cost-effective basis, or at all. In such circumstances, our business, financial condition and results of operations could be adversely and materially affected.

We are subject to safety and health laws and regulations in China, and any failure to comply could adversely affect our operations.

We are required to comply with the applicable production safety standards in relation to our production processes. Our production plants and facilities are subject to regular inspections by the regulatory authorities for compliance with the Safe Production Law of the PRC. Furthermore, under the PRC Labor Law and the PRC law on the Prevention and Treatment of Occupational Diseases, we must ensure that our facilities comply with PRC standards and requirements on occupational safety and health conditions for employees. We also provide our employees with labor safety training, all necessary protective tools and facilities, and regular health examinations for those who may be exposed to risks of occupational hazards. Nevertheless, failure to meet the relevant legal requirements on production safety and labor safety could subject us to warnings from relevant governmental authorities, governmental orders to rectify such non-compliance within a specified time frame and maximum fines of up to RMB500,000 per incident. We may also be required to suspend our production temporarily or cease our operations permanently for significant non-compliance, which may have a material adverse effect on our reputation, business, financial condition and results of operations.

RISKS RELATED TO DOING BUSINESS IN CHINA

Changes in China's political or economic situation could harm us and our operating results.

Economic reforms adopted by the Chinese government have had a positive effect on the economic development of the country, but the government could change these economic reforms or any of the legal systems at any time. This could either benefit or damage our operations and profitability. Some of the things that could have this effect are:

●	Level of government involvement in the economy;

●	Control of foreign exchange;

●	Methods of allocating resources;

●	Balance of payments position;

●	International trade restrictions; and

●	International conflict.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in many ways. For example, state-owned enterprises still constitute a large portion of the Chinese economy, and weak corporate governance and the lack of a flexible currency exchange policy still prevail in China. As a result of these differences, we may not develop in the same way or at the same rate as might be expected if the Chinese economy was similar to those of the OECD member countries.

Uncertainties with respect to the PRC legal system could limit the legal protections available to you and us.

We conduct substantially all of our business through our subsidiaries in the PRC. Our subsidiaries are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to foreign-invested enterprises. The PRC legal system is based on written statutes, and prior court decisions may be cited for reference but have limited precedential value. Since 1979, a series of new PRC laws and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since the PRC legal system continues to evolve rapidly, the interpretations of many laws, regulations, and rules are not always uniform, and enforcement of these laws, regulations, and rules involve uncertainties, which may limit legal protections available to you and us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention. In addition, all of our executive officers and all of our directors are residents of China and not of the United States, and substantially all the assets of these persons are located outside the United States. As a result, it could be difficult for investors to affect service of process in the United States or to enforce a judgment obtained in the United States against our Chinese operations and subsidiaries.

You may have difficulty enforcing judgments against us.

Most of our assets are located outside of the United States and all of our current operations are conducted in the PRC. In addition, most of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons is located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in U.S. courts judgments on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not residents in the United States and the substantial majority of whose assets are located outside of the United States. In addition, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts. Our counsel as to PRC law has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. Courts in China may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other arrangements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates basic principles of PRC law or national sovereignty, security, or the public interest. So it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States.

The PRC government exerts substantial influence over the manner in which we must conduct our business activities.

The PRC government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property, and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Future inflation in China may inhibit our ability to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and highly fluctuating rates of inflation. During the past ten years, the rate of inflation in China has been as high as 5.9% and as low as -0.8%. These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products and our company.

Restrictions on currency exchange may limit our ability to receive and use our sales effectively.

The majority of our sales will be settled in RMB and U.S. dollars, and any future restrictions on currency exchanges may limit our ability to use revenue generated in RMB to fund any future business activities outside China or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents, at those banks in China authorized to conduct foreign exchange business. In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB.

Fluctuations in exchange rates could adversely affect our business and the value of our securities.

The value of our common stock will be indirectly affected by the foreign exchange rate between the U.S. dollar and RMB and between those currencies and other currencies in which our sales may be denominated. Appreciation or depreciation in the value of the RMB relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Fluctuations in the exchange rate will also affect the relative value of any dividend we issue that will be exchanged into U.S. dollars, as well as earnings from, and the value of, any U.S. dollar-denominated investments we make in the future.

Since July 2005, the RMB has no longer been pegged to the U.S. dollar. Although the People's Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currencies.

Restrictions under PRC law on our PRC subsidiaries' ability to make dividends and other distributions could materially and adversely affect our ability to grow, make investments or acquisitions that could benefit our business, pay dividends to you, and otherwise fund and conduct our business.

Substantially all of our sales are earned by our PRC subsidiaries. However, PRC regulations restrict the ability of our PRC subsidiaries to make dividends and other payments to its offshore parent company. PRC legal restrictions permit payments of dividends by our PRC subsidiaries only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. Our PRC subsidiaries are also required under PRC laws and regulations to allocate at least 10% of its annual after-tax profits determined in accordance with PRC generally accepted accounting principles to a statutory general reserve fund until the amounts in said fund reaches 50% of our registered capital. Allocations to these statutory reserve funds can only be used for specific purposes and are not transferable to us in the form of loans, advances, or cash dividends. Any limitations on the ability of our PRC subsidiary to transfer funds to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident stockholders to personal liability, limit our ability to acquire PRC companies or to inject capital into PRC subsidiaries, limit our PRC subsidiary's ability to distribute profits to us or otherwise materially adversely affect us.

In October 2005, SAFE issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, generally referred to as Circular 75, which required PRC residents to register with the competent local SAFE branch before establishing or acquiring control over an offshore special purpose company, or SPV, for the purpose of engaging in an equity financing outside of China on the strength of domestic PRC assets originally held by those residents. Internal implementing guidelines issued by SAFE, which became public in June 2007 (known as Notice 106), expanded the reach of Circular 75 by (1) purporting to cover the establishment or acquisition of control by PRC residents of offshore entities which merely acquire "control" over domestic companies or assets, even in the absence of legal ownership; (2) adding requirements relating to the source of the PRC resident's funds used to establish or acquire the offshore entity; (3) covering the use of existing offshore entities for offshore financings; (4) purporting to cover situations in which an offshore SPV establishes a new subsidiary in China or acquires an unrelated company or unrelated assets in China; and (5) making the domestic affiliate of the SPV responsible for the accuracy of certain documents which must be filed in connection with any such registration, notably, the business plan which describes the overseas financing and the use of proceeds. Amendments to registrations made under Circular 75 are required in connection with any increase or decrease of capital, transfer of shares, mergers and acquisitions, equity investment or creation of any security interest in any assets located in China to guarantee offshore obligations, and Notice 106 makes the offshore SPV jointly responsible for these filings. In the case of an SPV which was established, and which acquired a related domestic company or assets, before the implementation date of Circular 75, a retroactive SAFE registration was required to have been completed before March 31, 2006. This date was subsequently extended indefinitely by Notice 106, which also required that the registrant establish that all foreign exchange transactions undertaken by the SPV and its affiliates were in compliance with applicable laws and regulations. Failure to comply with the requirements of Circular 75, as applied by SAFE in accordance with Notice 106, may result in fines and other penalties under PRC laws for evasion of applicable foreign exchange restrictions. Any such failure could also result in the SPV's affiliates being impeded or prevented from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the SPV, or from engaging in other transfers of funds into or out of China.

We have asked our stockholders, who are PRC residents as defined in Circular 75, to register with the relevant branch of SAFE as currently required in connection with their equity interests in us and our acquisitions of equity interests in our PRC subsidiary. However, we cannot provide any assurances that they can obtain the above SAFE registrations required by Circular 75 and Notice 106. Moreover, because of uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies. For example, our present and prospective PRC subsidiaries' ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 75 and Notice 106 by our PRC resident beneficial holders.

In addition, such PRC residents may not always be able to complete the necessary registration procedures required by Circular 75 and Notice 106. We also have little control over either our present or prospective direct or indirect stockholders or the outcome of such registration procedures. A failure by our PRC resident beneficial holders or future PRC resident stockholders to comply with Circular 75 and Notice 106, if SAFE requires it, could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries' ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

Under the New Enterprise Income Tax Law, we may be classified as a "resident enterprise" of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC stockholders.

China passed a new Enterprise Income Tax Law, or the EIT Law, and its implementing rules, both of which became effective on January 1, 2008. Under the EIT Law, an enterprise established outside of China with "de facto management bodies" within China is considered a "resident enterprise," meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the EIT Law define de facto management as "substantial and overall management and control over the production and operations, personnel, accounting, and properties" of the enterprise.

On April 22, 2009, the State Administration of Taxation issued the Notice Concerning Relevant Issues Regarding Cognizance of Chinese Investment Controlled Enterprises Incorporated Offshore as Resident Enterprises pursuant to Criteria of de facto Management Bodies, or the Notice, further interpreting the application of the EIT Law and its implementation against non-Chinese enterprise or group controlled offshore entities. Pursuant to the Notice, an enterprise incorporated in an offshore jurisdiction and controlled by a Chinese enterprise or group will be classified as a "domestically incorporated resident enterprise" if (i) its senior management in charge of daily operations reside or perform their duties mainly in China; (ii) its financial or personnel decisions are made or approved by bodies or persons in China; (iii) its substantial assets and properties, accounting books, corporate chops, board and shareholder minutes are kept in China; and (iv) at least half of its directors with voting rights or senior management often resident in China. A resident enterprise would be subject to an enterprise income tax rate of 25% on its worldwide income and its non-PRC stockholders would be subject to a withholding tax at a rate of 10% when dividends are paid to such non-PRC stockholders. However, it remains unclear as to whether the Notice is applicable to an offshore enterprise incorporated by a Chinese natural person. Nor are detailed measures on enforcement of PRC tax against non-domestically incorporated resident enterprises are available. Therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.

We may be deemed to be a resident enterprise by Chinese tax authorities. If the PRC tax authorities determine that we are a "resident enterprise" for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as interest on financing proceeds and non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Second, although under the EIT Law and its implementing rules dividends paid to us from our PRC subsidiary would qualify as "tax-exempt income," we cannot guarantee that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, it is possible that future guidance issued with respect to the new "resident enterprise" classification could result in a situation in which a 10% withholding tax is imposed on dividends we pay to our non-PRC stockholders and with respect to gains derived by our non-PRC stockholders from transferring our shares. We are actively monitoring the possibility of "resident enterprise" treatment for the 2010 tax year and are evaluating appropriate organizational changes to avoid this treatment, to the extent possible.

If we were treated as a "resident enterprise" by PRC tax authorities, we would be subject to taxation in both the U.S. and China, and our PRC tax may not be creditable against our U.S. tax.

We face uncertainty from China's Circular on Strengthening the Administration of Enterprise Income Tax on Non-Resident Enterprises' Share Transfer, or Circular 698 that was released in December 2009 with retroactive effect from January 1, 2008.

The Chinese State Administration of Taxation, or SAT, released a circular on December 15, 2009 that addresses the transfer of shares by non-resident companies, generally referred to as Circular 698. Circular 698, which is effective retroactively to January 1, 2008, may have a significant impact on many companies that use offshore holding companies to invest in China. Circular 698, which provides parties with a short period of time to comply with its requirements, indirectly taxes foreign companies on gains derived from the indirect sale of a Chinese company. Where a foreign investor indirectly transfers equity interests in a Chinese resident enterprise by selling the shares in an offshore holding company, and the latter is located in a country or jurisdiction where the effective tax burden is less than 12.5% or where the offshore income of his, her, or its residents is not taxable, the foreign investor is required to provide the tax authority in charge of that Chinese resident enterprise with the relevant information within 30 days of the transfers. Moreover, where a foreign investor indirectly transfers equity interests in a Chinese resident enterprise through an abuse of form of organization and there are no reasonable commercial purposes such that the corporate income tax liability is avoided, the PRC tax authority will have the power to re-assess the nature of the equity transfer in accordance with PRC's "substance-over-form" principle and deny the existence of the offshore holding company that is used for tax planning purposes. There is uncertainty as to the application of Circular 698. For example, while the term "indirectly transfer" is not defined, it is understood that the relevant PRC tax authorities have jurisdiction regarding requests for information over a wide range of foreign entities having no direct contact with China. It is also unclear, in the event that an offshore holding company is treated as a domestically incorporated resident enterprise, whether Circular 698 would still be applicable to transfer of shares in such offshore holding company. Moreover, the relevant authority has not yet promulgated any formal provisions or formally declared or stated how to calculate the effective tax in the country or jurisdiction and to what extent and the process of the disclosure to the tax authority in charge of that Chinese resident enterprise. In addition, there are not any formal declarations with regard to how to decide "abuse of form of organization" and "reasonable commercial purpose," which can be utilized by us to balance if our Company complies with the Circular 698. If Circular 698 is determined to be applicable to us based on the facts and circumstances around such share transfers, we may become at risk of being taxed under Circular 698 and we may be required to expend valuable resources to comply with Circular 698 or to establish that we should not be taxed under Circular 698, which could have a material adverse effect on our financial condition and results of operations.

We may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption laws, and any determination that we violated these laws could have a material adverse effect on our business.

We are subject to the Foreign Corrupt Practice Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute, for the purpose of obtaining or retaining business. We have operations, agreements with third parties, and make most of our sales in China. The PRC also strictly prohibits bribery of government officials. Our activities in China create the risk of unauthorized payments or offers of payments by the employees, consultants, sales agents, or distributors of our Company, even though they may not always be subject to our control. It is our policy to implement safeguards to discourage these practices by our employees. However, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, sales agents, or distributors of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA or Chinese anti-corruption laws may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the U.S. government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

RISKS RELATED TO THE MARKET FOR OUR STOCK

The market price of our common stock can become volatile, leading to the possibility of its value being depressed at a time when you may want to sell your holdings.

The market price of our common stock can become volatile. Numerous factors, many of which are beyond our control, may cause the market price of our common stock to fluctuate significantly. These factors include: our earnings releases, actual or anticipated changes in our earnings, fluctuations in our operating results or our failure to meet the expectations of financial market analysts and investors; changes in financial estimates by us or by any securities analysts who might cover our stock; speculation about our business in the press or the investment community; significant developments relating to our relationships with our customers or suppliers; stock market price and volume fluctuations of other publicly traded companies and, in particular, those that are in our industry; customer demand for our products; investor perceptions of our industry in general and our Company in particular; the operating and stock performance of comparable companies; general economic conditions and trends; announcements by us or our competitors of new products, significant acquisitions, strategic partnerships or divestitures; changes in accounting standards, policies, guidance, interpretation or principles; loss of external funding sources; sales of our common stock, including sales by our directors, officers or significant stockholders; and additions or departures of key personnel. Securities class action litigation is often instituted against companies following periods of volatility in their stock price. Should this type of litigation be instituted against us, it could result in substantial costs to us and divert our management's attention and resources.

Moreover, securities markets may from time to time experience significant price and volume fluctuations for reasons unrelated to the operating performance of particular companies. These market fluctuations may adversely affect the price of our common stock and other interests in our Company at a time when you want to sell your interest in us. We do not intend to pay dividends on shares of our common stock for the foreseeable future.

We have never declared or paid any cash dividends on shares of our common stock.

We intend to retain any future earnings to fund the operation and expansion of our business and, therefore, we do not anticipate paying cash dividends on shares of our common stock in the foreseeable future.

We may be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called "penny stocks" to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. If our common stock becomes a "penny stock," we may become subject to Rule 15g-9 under the Exchange Act, or the Penny Stock Rule. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and "accredited investors" (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by the Penny Stock Rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Certain provisions of our Articles of Incorporation may make it more difficult for a third party to effect a change-of-control.

As of February 21, 2011, there were 15,500,030 shares of our common stock issued and outstanding. Our officers and directors own approximately 92% of our common stock. As a result, they are able to influence the outcome of stockholder votes on various matters, including the election of directors and extraordinary corporate transactions including business combinations. Yet our officers' and directors' interests may differ from those of other stockholders. Furthermore, ownership of approximately 92% of our common stock by our officers and directors reduces the public float and liquidity, and may affect the market price, of our common stock when and if our common stock becomes eligible to trade on NASDAQ.

We are not likely to pay cash dividends in the foreseeable future.

We intend to retain any future earnings for use in the operation and expansion of our business. We do not expect to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate. Should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions.

Our common stock is illiquid and subject to price volatility unrelated to our operations.

If a market for our common stock does develop, its market price could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting us or our competitors. In addition, the stock market itself is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

Investors may have difficulty liquidating their investment because our common stock is subject to the "penny stock" rules, which require delivery of a schedule explaining the penny stock market and the associated risks before any sale.

Our common stock may be subject to regulations prescribed by the SEC relating to "penny stocks." The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price (as defined in such regulations) of less than $5 per share, subject to certain exceptions. These regulations impose additional sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 and individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 (individually) or $300,000 (jointly with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of these securities and have received the purchaser's prior written consent to the transaction. Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Legal remedies, which may be available to the investor, are as follows:

●	If penny stocks are sold in violation of the investor's rights listed above, or other federal or state securities laws, the investor may be able to cancel his purchase and get his money back;

●	If the stocks are sold in a fraudulent manner, the investor may be able to sue the persons and firms that caused the fraud for damages;

●	If the investor has signed an arbitration agreement, however, s/he may have to pursue a claim through arbitration.

If the person purchasing the securities is someone other than an accredited investor or an established customer of the broker-dealer, the broker-dealer must also approve the potential customer's account by obtaining information concerning the customer's financial situation, investment experience and investment objectives. The broker-dealer must also make a determination whether the transaction is suitable for the customer and whether the customer has sufficient knowledge and experience in financial matters to be reasonably expected to be capable of evaluating the risk of transactions in such securities. Accordingly, the SEC's rules may limit the number of potential purchasers of the shares of our common stock and stockholders may have difficulty selling their securities.

A large number of shares may be eligible for future sale and may depress our stock price.

We may be required, under terms of future financing arrangements, to offer a large number of common shares to the public, or to register for sale by future private investors a large number of shares sold in private sales to them.

Sales of substantial amounts of common stock, or a perception that such sales could occur, and the existence of options or warrants to purchase shares of common stock at prices that may be below the then-current market price of our common stock, could adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of our equity securities, either of which would decrease the value of any earlier investment in our common stock.

FINANCIAL STATEMENTS AND EXHIBITS

FINANCIAL STATEMENTS OF BUSINESS ACQUIRED

The Audited Consolidated Financial Statements of Tiger Fair Limited, as of April 30, 2010 and 2009 and the unaudited Consolidated Financial Statements as of October 31, 2010, are found below beginning on pages F-1 to F-44 of this current report, respectively, and are incorporated herein by reference.

TIGER FAIR LIMITED

CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2010

TABLE OF CONTENTS

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of
Tiger Fair Limited and Subsidiaries

We have audited the accompanying consolidated balance sheet of Tiger Fair Limited and subsidiaries (the "Company") as of April 30, 2010, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of April 30, 2010, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

We also have audited the adjustments to the April 30, 2009 financial statements to retrospectively adjust for the reorganization as described in Note 1. In our opinion, such adjustments are appropriate and have been properly applied. We were not engaged to audit, review, or apply any procedures to the April 30, 2009 financial statements of the Company other than with respect to the retrospective adjustments related to the change in composition of reportable segments and the change in presentation for discontinued operations and, accordingly, we do not express an opinion or any other form of assurance on the April 30, 2009 financial statements taken as a whole.

/s/Morison Cogen LLP

Bala Cynwyd, Pennsylvania
February 21, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Tiger Fair Limited

We have audited, before the effects of the adjustments to give retrospective effect to the reorganization described in Note 1, the accompanying consolidated balance sheets of Tiger Fair Limited (formerly known as Shaanxi Shehui Cement Company Limited) and subsidiary as of April 30, 2009, and the related consolidated statements of operations, equity, and cash flows for each of the years in the two-year period ended April 30, 2009 (the 2009 and 2008 consolidated financial statements before the effects of the adjustments discussed in Note 1 are not presented herein). The 2009 and 2008 consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above, before the effects of the adjustments to give retrospective effect to the reorganization described in Note 1, present fairly, in all material respects, the financial position of Tiger Fair Limited (formerly known as Shaanxi Shehui Cement Company Limited) and subsidiary as of April 30, 2009, and the results of their operations and their cash flows for each of the years in the two-year period ended April 30, 2009, in conformity with accounting principles generally accepted in the United States of America.

We were not engaged to audit, review, or apply any procedures to the adjustments to give retrospective effect to the reorganization described in Note 1 and, accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by Morison Cogen LLP.

/s/ GHP HORWATH, P.C.

Denver, Colorado
October 6, 2010

TIGER FAIR LIMITED AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS April 30, 2010 and 2009 (Amounts in thousands)

	2010	2010	2009

	USD	RMB	RMB

Assets
Current assets
Cash and cash equivalents	20,303	138,400	63,637
Accounts receivable	1,615	11,008	15,722
Inventories	12,332	84,060	61,555
Note receivable	4,401	30,000	-
Advance to suppliers	2,418	16,484	9,354
Due from related parties	1,066	7,264	617
Due from shareholder	13	88	-
Other current assets	1,029	7,012	2,681

Total current assets	43,177	294,316	153,566

Property, plant and equipment, net	32,427	221,046	252,443
Deposits, net of allowance of US$984, RMB6,705 and RMB4,470	1,961	13,365	4,470
Investments in unconsolidated investees	547	3,726	3,830
Intangible assets, net	3,660	24,952	11,555
Deferred tax asset	191	1,301	671

Total assets	81,963	558,706	426,535

Liabilities and equity
Current liabilities
Current portion of bank loans	8,875	60,500	80,000
Accounts payable	7,257	49,468	40,184
Dividend payable	12,860	87,660	-
Accrued expenses	788	5,372	4,618
Advances from customers	12,885	87,831	19,787
Taxes payable	8,453	57,619	33,471
Due to related parties	95	650	31,598
Other current liabilities	1,054	7,183	4,500

Total current liabilities	52,267	356,283	214,158

Bank loans, net of current portion	4,128	28,140	34,910
Other non-current liabilities	28	183	183

Total liabilities	56,423	384,606	249,251

Commitments and contingencies
Equity:
COMMON STOCK, par value at HK$1.00 per share, 100,000 shares authorized, issued and outstanding as of April 30, 2010 and 2009	13	88	88
Additional paid in capital	406	2,769	90,341
Statutory reserve	2,538	17,300	8,690
Retained earnings unappropriated	22,583	153,943	78,165

Total equity	25,540	174,100	177,284

Total liabilities and equity	81,963	558,706	426,535

The accompanying notes are an integral part of these consolidated financial statements.

TIGER FAIR LIMITED AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS Years Ended April 30, 2010, 2009 and 2008 (Amounts in thousands except per share data)

	2010	2010	2009	2008

	USD	RMB	RMB	RMB

Net sales	55,948	381,377	372,006	233,820
Cost of goods sold	(39,390)	(268,514)	(263,466)	(196,274)

Gross margin	16,558	112,863	108,540	37,546

Sales, marketing and other operating expenses	(388)	(2,643)	(3,078)	(1,083)
General and administrative expenses	(2,646)	(18,035)	(14,510)	(7,479)

Income from operations	13,524	92,185	90,952	28,984

Interest expense and bank charges	(1,070)	(7,294)	(11,571)	(14,703)
Interest income	146	998	234	166
Government subsidies	2,580	17,590	12,597	18,008
Other expense, net	(537)	(3,658)	(1,620)	(113)

Income from operations before income tax	14,643	99,821	90,592	32,342

Income tax expense	(2,264)	(15,433)	(13,939)	(4,740)

Net income	12,379	84,388	76,653	27,602

Earnings per share - basic and diluted	123.79	843.88	766.53	276.02

Weighted average shares of common stock outstanding - basic and diluted	100,000	100,000	100,000	100,000

The accompanying notes are an integral part of these consolidated financial statements.

TIGER FAIR LIMITED AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF EQUITY Years Ended April 30, 2010, 2009 and 2008 (Amounts in thousands)

	Common Stock		Additional paid in capital	Statutory reserve	Retained earnings unappropriated	Non-controlling interest	Total

	Number of shares	Amount

	RMB	RMB	RMB	RMB	RMB	RMB	RMB

Balance, May 1, 2007	100,000	88	90,341	-	(17,400)	1,500	74,529

Acquisition of subsidiary	-	-	-	-	-	(1,500)	(1,500)
Transfer to statutory reserve	-	-	-	894	(894)	-	-
Net income	-	-	-	-	27,602	-	27,602

Balance, April 30, 2008	100,000	88	90,341	894	9,308	-	100,631

Transfer to statutory reserve	-	-	-	7,796	(7,796)	-	-
Net income	-	-	-	-	76,653	-	76,653

Balance, April 30, 2009	100,000	88	90,341	8,690	78,165	-	177,284

Capital contribution	-	-	88	-	-	-	88
Deemed distribution in connection with reorganization	-	-	(87,660)	-	-	-	(87,660)
Transfer to statutory reserve	-	-	-	8,610	(8,610)	-	-
Net income	-	-	-	-	84,388	-	84,388

Balance, April 30, 2010	100,000	88	2,769	17,300	153,943	-	174,100

USD balance, April 30, 2010		13	406	2,538	22,583	-	25,540

The accompanying notes are an integral part of these consolidated financial statements.

TIGER FAIR LIMITED AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Amounts in thousands)

	For the years ended April 30,

	2010	2010	2009	2008

	USD	RMB	RMB	RMB

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	12,379	84,388	76,653	27,602
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation of property, plant and equipment	4,200	28,631	28,683	27,115
Amortization of intangible assets	46	311	289	276
Provision for non-recoverable deposits	328	2,235	4,470	-
Deferred tax (benefit) expense	(92)	(630)	(671)	3,071
Impairment of property, plant and equipment	289	1,967	-	-
Loss on sale of property, plant and equipment	228	1,555	87	-
Changes in operating assets and liabilities
Accounts receivable	692	4,714	(9,427)	(4,293)
Inventories	(3,300)	(22,505)	9,707	(25,204)
Other current assets	(620)	(4,227)	(289)	3,627
Proceeds from to related parties	(975)	(6,647)	(617)	-
Advances to related parties	(4,540)	(30,948)	13,666	2,165
Advance to suppliers	(1,046)	(7,130)	(145)	(8,980)
Accounts payable	1,362	9,284	(8,516)	16,683
Advances from (to) customers	9,982	68,044	10,616	(13,342)
Accrued expenses	111	754	-	(158)
Taxes payable	3,543	24,148	28,782	(2,393)
Other current liabilities	390	2,683	(2,217)	2,351

Net cash provided by operating activities	22,977	156,627	151,071	28,520

CASH FLOWS USED IN INVESTING ACTIVITIES
Deposits and purchase of property, plant and equipment	(1,681)	(11,459)	(446)	(12,326)
Proceeds from disposal of property, plant and equipment	513	3,500	36	-
Acquisition of intangible assets	(2,011)	(13,708)	(20)	(74)
Purchase of investments in unconsolidated investee	-	-	-	(980)
Cost paid for acquisition of subsidiary	-	-	-	(1,500)
Additions to construction in progress	(576)	(3,927)	(30,654)	(8)
Note receivable advances	(4,401)	(30,000)	-	-

Net cash used in investing activities	(8,156)	(55,594)	(31,084)	(14,888)

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES
New borrowings from banks	11,476	78,230	111,250	92,560
Repayment of bank loans	(15,330)	(104,500)	(172,060)	(114,510)

Net cash used in financing activities	(3,854)	(26,270)	(60,810)	(21,950)

NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	10,967	74,763	59,177	(8,318)

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	9,336	63,637	4,460	12,778

CASH AND CASH EQUIVALENTS - END OF PERIOD	20,303	138,400	63,637	4,460

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Income taxes paid	(232)	(1,580)	-	-

Interest paid	(1,102)	(7,509)	(11,684)	(14,443)

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES
Due from shareholder for capital contribution	-	-	-	88

The accompanying notes are an integral part of these consolidated financial statements.

TIGER FAIR LIMITED AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED APRIL 30, 2010, 2009 and 2008
(Amounts in thousands unless otherwise specified)

NOTE 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business and Organization

Tiger Fair Limited (the "Company" or "Tiger Fair") was incorporated in Hong Kong under the Companies Ordinance (Chapter 32) in March 2009. As part of its reorganization plan, in August 2009, Tiger Fair and the shareholders of Shaanxi Shehui Cement Company Limited ("Shehui Cement") entered into a Share Purchase Agreement, pursuant to which Tiger Fair acquired all of their interests in Shehui Cement for a consideration of HK$99,599 (approximately RMB87,660 or US$12,860) which was recorded as dividend payable to the original shareholders of Shehui Cement. As a result, Shehui Cement became a wholly owned subsidiary of the Company. The consideration was fully settled in August 2010.

Shehui Cement was incorporated in 2001 under the laws of the People's Republic of China ("PRC"). As Tiger Fair and Shehui Cement are under common control, this transaction has been accounted for as a reorganization of the entities, with assets and liabilities transferred at their carrying amounts, and the financial statements are presented as if the reorganization had occurred retrospectively. The Company's operations are located in western China, Shaanxi province. The Company is engaged in the business of manufacturing and selling cement.

Basis of Presentation and Principles of Consolidation

The Company's consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Shaanxi Shehui Cement Company Limited and Meixian Shehui Cement Transportation Company, Ltd ("Transportation Co.") (see Note 12). Inter-company accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

Foreign Currency Translation

The functional currency of substantially all of the operations of the Company is the Renminbi ("RMB"), the national currency of the PRC. The consolidated financial statements are stated in RMB. The translation of amounts from RMB into US dollars is included solely for the convenience of the reader and has been made at the rate of exchange on April 30, 2010 of US$1.00 = RMB6.8166. No representation is made that the RMB amounts could have been, or could be, converted into USD at that rate on April 30, 2010 or at any other date.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less at the date of acquisition.

Accounts Receivable

Accounts receivable are stated at cost, net of an allowance for doubtful accounts (none at April 30, 2010 and 2009). The Company establishes an allowance for doubtful accounts based on management's assessment of the collectibility of accounts receivables. The Company makes judgments about the credit worthiness of each customer based on ongoing credit evaluations, and monitors current economic trends that might impact the level of credit losses in the future. If the financial condition of the customer begins to deteriorate, resulting in their inability to make payments, a larger allowance may be required.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined on a weighted-average basis. Costs of work-in-progress and finished goods include direct materials, direct labor and an attributable portion of manufacturing overhead.

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation and any impairment losses. Expenditures for new facilities or equipment and expenditures that extend the useful lives of existing facilities or equipments are capitalized and depreciated using the straight-line method at rates sufficient to depreciate such costs over the estimated productive lives.

The Company's depreciation policies on fixed assets, other than construction in progress, which will be depreciated from the date placed in service, are as follows:

Useful life (years) (in years)
Plants and buildings	8-36
Machinery	5-15
Motor vehicles	5-8
Office equipment	3-8

Deposits

Deposits are stated at cost, net of any allowance for non-recoverable accounts (US$984, RMB6,705 and RMB4,470 at April 30, 2010 and 2009). The Company establishes an allowance for doubtful accounts based on management's assessment of the recoverability of such deposits. The Company has determined that the financial condition of a vendor with whom a deposit is held is deteriorating, and has recorded an allowance, which is included in general and administrative expenses in the accompanying statements of operations.

Investments in Unconsolidated Investees

The investments in unconsolidated investees consist of the Company's 49% equity investment in Qishan Xingshi Mining Co.,Ltd ("Qishan Xingshi") and its less than 1% equity investment in Meixian County Bank ("Meixian Bank").

The Company accounts for its investment in Qishan Xingshi using the equity method and accounts for the investment in Meixian Bank using the cost method (See Note 5). Earnings (losses) of the equity method investment are included in other expense, net in the consolidated statements of operations. Management determined that there was no other than temporary decline in the investment in Qishan Xingshi and no impairment of the cost method investment as of April 30, 2010 and 2009.

Intangible Assets

Intangible assets represent land use rights, land lease costs and limestone mining rights (see Note 6).

The values of the intangible assets are being amortized using the following amortization methods and estimated useful lives:

Nature	Amortization method	Useful lives
Land use rights	Straight-line method	50 years
Mining rights	Units of production over estimated reserves	50 years
Land lease costs	Straight-line method	30 years

The Company follows the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 350-30-50 "Goodwill and Other Intangible Assets". Under this guidance, finite lived intangible assets are amortized over their estimated useful lives and are reviewed for impairment if indications of possible impairment exist. The Company determined that no impairment adjustments were necessary as of April 30, 2010 and 2009.

Environmental Costs and Liabilities

Liabilities related to environmental compliance and future remedial costs are recorded when the compliance or remedial efforts are probable and the costs can be reasonably estimated. The PRC adopted environmental laws and regulations that affect the operations of the cement industry. The outcome of environmental liabilities under proposed or future environmental legislation cannot be reasonably estimated at present, and could be material. Under existing legislation, however, the Company management believes there are no probable liabilities that will have a material adverse effect on the financial position of the Company.

Basic and Diluted Net Income Per Share

Basic earnings per share ("EPS") is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS is similarly computed, except that the denominator is increased to include the shares had been issued and if the additional common shares were dilutive. Diluted net earnings number of additional common shares that would have been outstanding if the potential common per share are based on the assumption that all dilutive convertible shares and stock options were converted or existed. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to have been exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. Since the Company does not have any options or warrants, basic and diluted EPS are the same.

Comprehensive Income

The Company follows FASB ASC 220 in reporting comprehensive income. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income. Since the Company has no items of other comprehensive income, comprehensive income is equal to net income.

Revenue Recognition

The Company sells cement to individuals and companies directly or through its distributors. The Company generally requires its customers and distributors to pay in advance, which is recorded as advances from customers on the consolidated balance sheets. The Company recognizes revenue from direct sales to individuals and companies when it delivers products to them, title and risk of ownership have passed, the price to the buyer is fixed or determinable and recoverability is reasonably assured. Through April 30, 2010, returns have not been significant.

In September 2009, the Company entered into contracts with a number of distributors. Under the terms of the contracts, bulk finished goods are delivered to the distributors without a specific purchase or sales order. The Company records these goods as finished goods held by distributors (see Note 2). Under the contracts, the goods can be returned to the Company within 6 months from the date of delivery if the distributors cannot sell the goods. Revenue from sales through these distributors is recognized when the distributors sell and deliver goods to the end customers or at the end of the 6 month period for any goods that have not been returned to the Company.

Sales Incentives

According to FASB ASC 605-50, the Company accounts for sales incentives as an increase to cost of goods sold, as the incentives are in the form of free product that was delivered at the time of the associated sale. During the year ended April 30, 2010, the Company began to offer its customers such sales incentives and RMB17,522 (US$2,570) has been recorded as cost of goods sold in the accompanying statements of operations.

Government Subsidy Income

Subsidy income is received at a discretionary amount as determined by the local government, subsidy income is recognized at its fair value where there is a reasonable assurance that the subsidy will be received and the Company will comply with applicable conditions. Subsidy income is recognized in the accompanying statements of operations at the period when it was received from the local government and any conditions have been complied with.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax asset and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases and tax loss carry forwards. Deferred tax asset and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The Company files income tax returns with the relevant government authorities in the PRC. The Company is not subject to examination for years before 2007. The Company does not believe there will be any material changes in its unrecognized tax positions over the next 12 months.

Fair Value Measurement

FASB ASC 820 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The statement clarifies that the exchange price is the price in an orderly transaction between market participants to sell the asset or transfer the liability in the market in which the reporting entity would transact for the asset or liability, that is, the principal or most advantageous market for the asset or liability. It also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and that market participant assumptions include assumptions about risk and effect of a restriction on the sale or use of an asset.

This standard establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:

Level 1:	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;
Level 2:	Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the assets or liabilities; and
Level 3:	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity)

At April 30, 2010 and 2009, the Company has no financial assets or liabilities subject to recurring fair value measurements.

The Company's financial instruments include cash and cash equivalents, accounts receivable, note receivable and other receivables, due from (to) related parties, accounts payable, advances from customers and bank loans. Management estimates that the carrying amounts of the non-related party financial instruments approximate their fair values due to their short-term nature. The fair value of amounts due from (to) related parties is not practicable to estimate due to the related party nature of the underlying transactions.

In May 2007, the Company entered into an RMB179,450 (US$26,325) notional amount interest rate swap contract with a Chinese bank for trading investment purposes. The contract term was from May 2008 to April 2009. This derivative investment contract was not designated and did not qualify as a hedge. The loss of RMB419 (US$61) and gain of RMB385 (US$56) on this contract was recorded as an investment loss (gain) for the years ended April 30, 2009 and 2008, respectively. This investment contract was terminated at April 8, 2009.

New Accounting Pronouncements

As of October 31, 2009, the Company adopted Accounting Standards Update ("ASU") No. 2009-01, "Topic 105 - Generally Accepted Accounting Principles - amendments based on Statement of Financial Accounting Standards No. 168, "The FASB Accounting Standards CodificationTM and the Hierarchy of Generally Accepted Accounting Pricinples" ("ASU No. 2009-01"). ASU No. 2009-01 re-defines authoritative GAAP for nongovernmental entities to be only comprised of the FASB Accounting Standards CodificationTM ("Codification") and, for SEC registrants, guidance issued by the SEC. The Codification is a reorganization and compilation of all then-existing authoritative GAAP for nongovernmental entities, except for guidance issued by the SEC. The Codification is amended to effect non-SEC changes to authoritative GAAP. Adoption of ASU No. 2009-01 only changed the referencing convention of GAAP in Notes to the Financial Statements.

In May 2009, the FASB issued SFAS No. 165, "Subsequent Events" ("SFAS 165") codified in FASB ASC Topic 855-10-05, which provides guidance to establish general standards of accounting for and disclosures of events that occur after the balance sheets date but before financial statements are issued or are available to be issued. SFAS 165 also requires entities to disclose the through which subsequent events were evaluated as well as the rationale for why that date was selected. SFAS 165 is effective for interim and annual periods ending after June 15, 2009, and accordingly, the Company adopted this pronouncement during the first quarter of 2009. SFAS 165 requires that non-public entities evaluate subsequent events through the date that the financial statements are available to be issued. Subsequent events have been evaluated through February 21, 2011.

As of April 30, 2010, the FASB issued Accounting Standards Update (ASU) through No. 2010-18. None of the ASUs have had an impact on the Company's financial statements.

Recently Issued Accounting Pronouncements Not Yet Adopted

As of April 30, 2010, there are no recently issued accounting standards not yet adopted which would have a material effect on the Company's financial statements.

NOTE 2 - INVENTORIES

Inventories consist of:

	As of April 30,

	2010	2010	2009

	USD	RMB	RMB
Raw materials	4,867	33,179	35,353
Packing materials	329	2,245	2,673
Work-in-progress	675	4,600	14,566
Finished goods	229	1,558	8,963
Finished goods held by distributors	6,232	42,478	-

	12,332	84,060	61,555

NOTE 3 - NOTE RECEIVABLE

Note receivable consists of the following:

	As of April 30,

	2010	2010	2009

	USD	RMB	RMB
Note receivable, 16% interest per year, due October 2010	4,401	30,000	-

The Company entered into an unsecured note receivable contract with a third party in April 2010, with a maximum borrowing of RMB50,000 (US$7,335). Under the contract, the Company advanced RMB30,000 (US$4,401) to the third party. The loan principal is due in October 2010 and was extended to January 2011. In May 2010, the Company advanced another RMB20,000 (US$2,934) to the third party, which was repaid in full in November 2010.

NOTE 4 - PROPERTY, PLANT AND EQUIPMENT

	As of April 30,

	2010	2010	2009

	USD	RMB	RMB
At cost:
Plants and buildings	19,996	145,536	136,318
Machinery	32,066	209,031	200,573
Vehicles	1,451	9,893	12,522
Office equipment	341	2,324	2,324
Construction in progress	821	5,916	30,702

Total	54,675	372,700	382,439

Less: accumulated depreciation	(22,248)	(151,654)	(129,996)

Net book value	32,427	221,046	252,443

During the year ended April 30, 2010, an impairment of RMB1,967 (US$289) was recorded for vehicles, which were placed out of service beginning in December 2009 (Note 12). There was no impairment made for the years ended April 30, 2009 and 2008.

As of April 30, 2010 and 2009, the Company had RMB13,365 (US$1,961) and RMB4,470 (US$656) of deposits to purchase machinery and equipment, respectively, recorded as deposits on the consolidated balance sheets.

During the years ended April 30, 2010, 2009 and 2008, depreciation expense was RMB28,631 (US$4,200), RMB28,683 (US$4,208) and RMB27,115 (US$3,978), respectively.

NOTE 5 - INVESTMENTS IN UNCONSOLIDATED INVESTEES

The Company had the following investment in an unconsolidated investee accounted for using the equity method:

	As of April 30,

	2010	2010	2009

	USD	RMB	RMB
	Carrying value	Carrying value	Carrying value
Qishan Xingshi Mining Co.,Ltd	516	3,516	3,620

Qishan Xingshi Mining Co., Ltd was incorporated on March 20, 2006 under the laws of PRC. It primarily engaged in production of limestone. The Company owns 49% of the equity interest in the entity by consideration of contribution capital of RMB3,920 (US$575) made in 2006.

Financial information of Qishan Xingshi Mining Co., Ltd as of April 30, 2010 and 2009, and for the years ended April 30, 2010, 2009 and 2008, is as follows:

	As of April 30,

	2010	2010	2009

	USD	RMB	RMB

Assets:
Current assets	271	1,847	4,870
Property, plant and equipment	1,547	10,542	6,543

	1,818	12,389	11,413

Liabilities and equity:
Current liabilities	325	2,214	1,024
Long term liabilities	440	3,000	3,000
Equity	1,053	7,175	7,389

	1,818	12,389	11,413

	Years Ended April 30,

	2010	2010	2009	2008

	Unaudited	Unaudited	Unaudited	Unaudited

	USD	RMB	RMB	RMB

Net sales	-	-	-	-
Expenses	31	214	288	233

Net loss	(31)	(214)	(288)	(233)

The Company contributed capital of RMB210 (US$31) into Meixian County Bank in May 2009, and held less than 1% equity interest in the entity as of April 30, 2010. The Company accounted for this investment using the cost method. The cost of the investment is included in investments in unconsolidated investees in the consolidated balance sheets as of April 30, 2010. At April 30, 2010, the Company also had a bank loan payable to Meixian County Bank (see Note 7).

NOTE 6 - INTANGIBLE ASSETS

Intangible assets consist of the following as of April 30, 2010 and 2009:

	2010	2010	2009

	USD	RMB	RMB

Land use rights	2,927	19,948	12,805
Mining rights	961	6,550	-
Land lease costs	42	285	270

	3,930	26,783	13,075
Less: accumulated amortization	(270)	(1,831)	(1,520)

Intangible assets, net	3,660	24,952	11,555

The amortization expense for the years ended April 30, 2010, 2009 and 2008 were RMB311 (US$46), RMB289 (US$42) and RMB276 (US$40), respectively. The mining rights were acquired in September 2009 and mining production and related amortization were insignificant for the year ended April 30, 2010.

Estimated amortization expense of intangible assets for the next five years and thereafter is as follows:

Years ended April 30,	Amount

	USD	RMB

2011	80	547
2012	87	593
2013	87	593
2014	87	593
2015	87	593
Thereafter	3,232	22,033

Total	3,660	24,952

NOTE 7 - BANK LOANS

The following is a summary of the Company's bank loans as of April 30, 2010 and 2009:

	2010	2010	2009

	USD	RMB	RMB

Bank loans, interest rate from 5.76% to 8.96% per year	-	-	80,000
Bank loans, interest rate from 5.84% to 6.37% per year, due on demand	5,795	39,500	-
Bank loan, interest rate 7.54% per year, due October 2010	1,467	10,000	-
Bank loan, interest rate 5.4% per year, due January 2011	1,613	11,000	-
Bank loan, interest rate 7.54% per year	-	-	34,500
Bank loan, interest rate 6.21% per year, due June 2011, loan with Meixian County Bank (Note 5)	1,716	11,700	-
Bank loan, interest rate 5.4% per year, due January 2012	1,614	11,000	-
Bank loan, interest rate 6.62% per year, due April 2015	733	5,000	-
Loan from employees, interest rate 12% per year, due March 2015	65	440	410

Total bank loans	13,003	88,640	114,910
Less: current portion of bank loans	(8,875)	(60,500)	(80,000)

Long-term portion of bank loans	4,128	28,140	34,910

Total interest expense on bank loans were RMB7,258 (US$1,065), RMB11,523 (US$1,690), and RMB14,667 (US$2,152) for the years ended April 30, 2010, 2009 and 2008, respectively.

The bank loan of RMB10,000 (US$1,467) required a pledge of corporate assets. The remaining bank loans outstanding are guaranteed by third parties. The guarantors as of April 30, 2010 are as follows:

	As of April 30, 2010

	USD	RMB

Shaanxi Dongling Materials Co.,Ltd	4,943	33,700
Baoshen Construction Machinery Co.,Ltd	6,528	44,500

	11,471	78,200

Maturities of bank loans are as follows:

Years ended April 30,	Amount

	USD	RMB

2011	8,875	60,500
2012	3,330	22,700
2013	-	-
2014	-	-
2015	798	5,440

	13,003	88,640

NOTE 8 - CONTINGENT LIABILITIES

The Company operates in the Shaanxi Province. Banks in that province customarily require loans to be guaranteed by third parties. The Company and five third parties generally accommodate those bank required guarantees for each other. The Company has issued guarantees to Chinese financial institutions for bank borrowings of five third-party entities. The Company's guarantees are for loan agreements (generally short term borrowings) entered into by the entities with repayment terms through May 2011.

At April 30, 2010, bank borrowings outstanding under guarantees were RMB105,100 (US$15,418). Due to the financial stability of the companies for which we guarantee the bank loans, the Company has not recorded any liabilities for such guarantees. There were no loan defaults that required the Company to pay such guaranteed amounts as of April 30, 2010, nor does the Company expect to be obligated for any future payments under these guarantees.

Bank borrowings outstanding under guarantees as of April 30, 2010 are as follows:

	As of April 30, 2010

	USD	RMB

Bao'ji Dongling Industry and Trading Co.,Ltd	9,844	67,100
Qishan Xingshi Mining Co.,Ltd	440	3,000
Yaojun Liu	73	500
Baoshen Construction Machinery Co.,Ltd	4,958	33,800
Junping Zhu	103	700

	15,418	105,100

NOTE 9 - RELATED PARTY TRANSACTIONS

Amount due from related parties consists of the following:

	As of April 30,

	2010	2010	2009

	USD	RMB	RMB

Lan Shi	969	6,602	-
Wenxing Lu	97	662	617

	1,066	7,264	617

The amount of RMB6,602 (US$969) represents advance to Lan Shi, a former stockholder of Shehui Cement. The amounts of the borrowing were repaid in full in June 2010. The amount of RMB662 (US$97) and RMB617 (US$91) represent receivables due from Wenxing Lu, a major stockholder of Qishan Xingshi Mining Co., Ltd., in which the Company holds an effective interest of 49% via Shehui Cement.

Amount due to related parties consists of the following:

	As of April 30,

	2010	2010	2009

	USD	RMB	RMB

Fengxia Zhu	95	650	200
Shehui Shi	-	-	31,398

	95	650	31,598

FengXia Zhu is a former stockholder of Shehui Cement and the wife of Shehui Shi. Shehui Shi is a stockholder of the Company and a former stockholder of Shehui Cement. Balances due to these related parties are unsecured, non-interest bearing and due on demand.

NOTE 10 - STATUTORY RESERVE

Under the PRC rules and regulations, the Company's PRC subsidiaries are required to transfer 10% of the net income, as determined in accordance with the relevant PRC laws and regulations, to a statutory reserve until the reserve balance reaches 50% of the registered capital. The transfer to this reserve must be made before distribution of dividends to shareholders can be made. The statutory reserve is non-distributable other than in liquidation, and may be converted into share capital by issuance of new shares to shareholders in proportion to their existing shareholdings or by increasing the par value of the shares currently held by the shareholders, provided that the balance after such issuance is not less than 25% of the registered capital.

For the years ended April 30, 2010, 2009 and 2008, the Company transferred to the statutory reserve RMB8,610 (US$1,263), RMB7,796 (US$ 1,144) and RMB894 (US$131), respectively. The accumulated balance of the statutory reserve maintained at the Company as of April 30, 2010 and 2009 was RMB17,300 (US$2,538) and RMB8,690 (US$1,275), respectively. The statutory reserve as of April 30, 2010 for the Company was 19% of its registered capital.

NOTE 11- INCOME TAXES

Corporation Income Tax ("CIT")

The Company's operating subsidiaries are governed by the Income Tax Law of the PRC concerning PRC Enterprises and various local income tax laws ("the Income Tax Laws"). Beginning January 1, 2008, the new Enterprise Income Tax ("EIT") law replaced the old laws for Domestic Enterprises ("DES") and Foreign Invested Enterprises ("FIEs"). The key changes were:

a.	The new standard EIT rate of 25% replaces the 33% rate applicable to both DES and FIEs, except for High-Tech companies that pay a reduced rate of 15%;
b.

Companies established before March 16, 2007 continue to enjoy tax holiday treatment approved by local governments for a grace period of either the next 5 years, or until the tax holiday term is completed, whichever is sooner.

The Company is located in the western development area and is subject to a reduced income tax rate of 15% under the PRC Big Western Development Policy.

The reconciliation of income taxes computed at the PRC federal and local statutory tax rate applicable to the PRC, to income tax expense are as follows:

	2010	2010	2009	2008

	USD	RMB	RMB	RMB

Consolidated income before income tax	14,643	99,821	90,592	32,342
PRC state and local statutory tax rate	25%	25%	25%	25%
Computed expected expense	3,661	24,955	22,648	8,086
Non-deductible items and other	119	816	871	484
Preferential tax treatment	(1,516)	(10,338)	(9,580)	(3,830)

Income tax expense	2,264	15,433	13,939	4,740

Income tax is accrued and included in tax payable under current liabilities. However, tax payment should be strictly in compliance with instruction of local tax authority. Thus, big difference may arise between tax payable and tax paid because of special tax collection mechanism in China.

The provision for income taxes for each of the years ended April 30, 2010, 2009 and 2008 are summarized as follows:

	2010	2010	2009	2008

	USD	RMB	RMB	RMB

Current tax expense	2,356	16,063	14,610	1,669
Deferred tax (benefit) expense	(92)	(630)	(671)	3,071

	2,264	15,433	13,939	4,740

There were no tax benefits that, if recognized, would reduce the Company's annual effective tax rate. The Company does not expect its unrecognized tax benefits to change significantly over the next 12 months.

Our policy is to recognize interest expense and penalties related to income tax matters as a component of income tax expense. There was no accrued interest and penalties associated with uncertain tax positions as of April 30, 2010 and 2009.

The tax effects of temporary differences that give rise to the Company's net deferred tax asset as of April 30, 2010 and 2009 are as follows:

	2010	2010	2009

	USD	RMB	RMB

Deferred tax asset:
Impairment of property, plant and equipment	43	295	-
Provision for non-recoverable deposits	148	1,006	671

Deferred tax asset	191	1,301	671

Value Added Tax ("VAT")

In accordance with the relevant taxation laws in the PRC, the normal VAT rate for domestic sales is 17%, which is levied on the invoiced value of sales and is payable by the purchaser. The Company is required to remit the VAT it collects to the tax authority. A credit is available whereby VAT paid on the purchases can be used to offset the VAT due on the sales. Net VAT payable was RMB25,495 (US$3,740) and RMB16,258 (US$2,385) at April 30, 2010 and 2009 and was included in taxes payable.

Revenues, expenses and assets are recognized net of the amount of VAT except:

a.

where the VAT incurred on the purchase of assets or services is not recoverable from the taxation authority, in which case the VAT is recognized as part of the cost of acquisition of the assets or as part of the expense item as applicable; and

b.	receivables and payables are stated with the amount of VAT included.

NOTE 12 - TRANSPORTATION COSTS

Prior to December 2009, the Company operated a subsidiary that provided transportation of raw materials to the Company's manufacturing facilities. In December 2009, the Company ceased operations of this subsidiary and began outsourcing raw material transportation services. Since costs related to the transportation of raw materials have continued and are comparable using the third-party services, the cessation of the operations of the subsidiary was not reported as discontinued operations in the accompanying financial statements.

An impairment expense of RMB 1,967 (US$289) was recorded during the year April 30, 2010 related to vehicles and related assets of the transportation subsidiary. The impairment expense was based on a third-party evaluation of the assets and is included in total general and administrative expenses. The remaining carrying value of the vehicles and related transportation assets is not significant.

NOTE 13 - COMMITMENTS AND CONTINGENCIES

Pursuant to the relevant laws and regulations in the PRC, the Company participates in a defined contribution retirement plan for its employees arranged by a governmental organization. The Company makes contributions to the retirement scheme at the applicable rate based on the employees' salaries.  The required contributions under the retirement plans are charged to the consolidated statements of operations on an accrual basis. The Company's contributions totaled RMB463 (US$68), RMB303 (US$44) and RMB147 (US$22) for the years ended April 30, 2010, 2009 and 2008, respectively.

NOTE 14 - OPERATING RISKS

The Company's operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in the North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company's results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

The Company's sales, purchase and expense transactions are denominated in RMB and all of the Company's assets and liabilities are also denominated in RMB. The RMB is not freely convertible into foreign currencies under the current law. In the People's Republic of China, foreign exchange transactions are required by law to be transacted only by authorized financial institutions. Remittances in currencies other than RMB may require certain supporting documentation in order to affect the remittance.

NOTE 14 - MAJOR CUSTOMERS AND SUPPLIERS

Major Customers

During the year ended April 30, 2010, two customers constituted approximately 24% of total revenue. At April 30, 2010, amounts due from these customers were nil.

Major Suppliers

During the year ended April 30, 2010, the Company purchased 30% of our raw materials from one supplier. As of April 30, 2010, the accounts payable due to this supplier was nil.

NOTE 15 - SUBSEQUENT EVENT

On February 21, 2011,  Sino Cement, Inc ("Sino") completed a reverse acquisition transaction with King Harbour International Limited ("King Harbour"), sole shareholder of Tiger Fair, pursuant to which Sino acquired 100% of the issued and outstanding capital stock of Tiger Fair in exchange for 14,250,000 shares of Sino's common stock, par value $0.001, which constituted 92% of Sino's issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the reverse acquisition and after giving effect to a cancellation of 14,718,590 shares of Sino's common stock by its former director and officer and other shareholders on the same day.  As a result, Tiger Fair became a wholly owned subsidiary of Sino. For accounting purposes, the reverse acquisition transaction with Tiger Fair was treated as a recapitalization, with Tiger Fair as the acquirer and Sino as the acquired party.

Subsequent events have been evaluated through February 21, 2011.

TIGER FAIR LIMITED

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

OCTOBER 31, 2010

TABLE OF CONTENTS

TIGER FAIR LIMITED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	October 31, 2010	October 31, 2010	April 30, 2010

	Unaudited	Unaudited	Audited

	USD	RMB	RMB
Assets
Current assets
Cash and cash equivalents	18,286	121,991	138,400
Accounts receivable	2,660	17,743	11,008
Inventories	13,673	91,217	84,060
Note receivable	8,173	54,521	30,000
Advance to suppliers	271	1,811	16,484
Due from related parties	106	707	7,264
Due from shareholder	13	88	88
Other current assets	529	3,530	7,012

Total current assets	43,711	291,608	294,316

Property, plant and equipment, net	31,244	208,429	221,046
Deposits, net of allowance of RMB6,705 (US$1,005)	2,003	13,365	13,365
Investments in unconsolidated investees	552	3,685	3,726
Intangible assets, net	4,583	30,577	24,952
Deferred tax asset	195	1,301	1,301

Total assets	82,288	548,965	558,706

Liabilities and equity
Current liabilities
Current portion of bank loans	4,572	30,500	60,500
Accounts payable	7,088	47,282	49,468
Dividend payable	-	-	87,660
Accrued expenses	694	4,630	5,372
Advances from customers	10,022	66,864	87,831
Taxes payable	8,805	58,738	57,619
Due to related parties	97	650	650
Other current liabilities	1,074	7,164	7,183

Total current liabilities	32,352	215,828	356,283

Bank loans, net of current portion	5,312	35,440	28,140
Other non-current liabilities	27	183	183

Total liabilities	37,691	251,451	384,606

Commitments and contingencies
Equity:
COMMON STOCK, par value at HK$1.00 per share, 100,000 shares authorized, issued and outstanding as of October 31, 2010 and April 30, 2010	13	88	88
Additional paid in capital	13,555	90,429	2,769
Statutory reserve	3,136	20,920	17,300
Retained earnings unappropriated	27,893	186,077	153,943

Total equity	44,597	297,514	174,100

Total liabilities and equity	82,288	548,965	558,706

See accompanying notes to consolidated financial statements.

TIGER FAIR LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands except per share data)

	Three months ended Oct 31,			Six months ended Oct 31,

	2010	2010	2009	2010	2010	2009

	Unaudited	Unaudited	Unaudited	Unaudited	Unaudited	Unaudited

	USD	RMB	RMB	USD	RMB	RMB

Net sales	14,354	95,756	117,001	30,540	203,738	251,485
Cost of goods sold	(11,408)	(76,107)	(77,641)	(23,762)	(158,521)	(158,837)

Gross margin	2,946	19,649	39,360	6,778	45,217	92,648

Sales, marketing and other operating expenses	(170)	(1,131)	(987)	(560)	(3,736)	(1,182)
General and administrative expenses	(471)	(3,144)	(2,108)	(836)	(5,578)	(5,673)

Income from operations	2,305	15,374	36,265	5,382	35,903	85,793

Dividend income from investments	-	-	-	2	11	-
Interest expense and bank charges	(199)	(1,325)	(2,090)	(438)	(2,923)	(4,021)
Interest income	256	1,711	304	720	4,806	520
Government subsidies	69	460	3,444	723	4,826	7,249
Other expense (income), net	(70)	(465)	(79)	(72)	(481)	345

Income from operations before income tax	2,361	15,755	37,844	6,317	42,142	89,886

Income tax expense	(364)	(2,430)	(5,695)	(958)	(6,388)	(13,541)

Net income	1,997	13,325	32,149	5,359	35,754	76,345

Earnings per share - basic and diluted	19.97	133.25	321.49	53.59	357.54	763.45

Weighted average shares of common stock outstanding - basic and diluted	100,000	100,000	100,000	100,000	100,000	100,000

See accompanying notes to consolidated financial statements.

TIGER FAIR LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF EQUITY
SIX MONTHS ENDED OCTOBER 31, 2010
(Amounts in thousands)

	Common Stock		Additional paid in capital	Statutory reserve	Retained earnings unappropriated	Total

	Number of shares	Amount

		RMB	RMB	RMB	RMB	RMB
Balance, May 1, 2010 (audited)	100,000	88	2,769	17,300	153,943	174,100

Capital contribution	-	-	87,660	-	-	87,660
Transfer to statutory reserve	-	-	-	3,620	(3,620)	-
Net income	-	-	-	-	35,754	35,754

Balance, October 31, 2010 (Unaudited)	100,000	88	90,429	20,920	186,077	297,514

USD balance, October 31, 2010 (Unaudited)	100,000	13	13,555	3,136	27,893	44,597

See accompanying notes to consolidated financial statements.

TIGER FAIR LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Six months ended October 31,

	2010	2010	2009

	Unaudited	Unaudited	Unaudited

	USD	RMB	RMB

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	5,359	35,754	76,345
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation of property, plant and equipment	1,836	12,247	13,479
Amortization of intangible assets	34	224	204
Equity loss in investments in unconsolidated investees	6	41	(300)
Changes in operating assets and liabilities
Accounts receivable	(1,010)	(6,735)	(20,398)
Inventories	(1,073)	(7,157)	24,840
Other current assets	522	3,481	(875)
Advances to related parties	983	6,557	-
Advance to suppliers	2,199	14,672	(2,132)
Accounts payable	(328)	(2,186)	(5,125)
Advances from customers	(3,143)	(20,966)	8,206
Accrued expenses	(111)	(742)	2,367
Taxes payable	168	1,119	22,504
Other current liabilities	(3)	(18)	1,831

Net cash provided by operating activities	5,439	36,291	120,946

CASH FLOWS USED IN INVESTING ACTIVITIES
Deposits and purchase of property, plant and equipment	-	-	(5,258)
Additions to construction in progress	(2)	(11)	(12,574)
Acquisition of intangible assets	(868)	(5,789)	-
Note receivable advances	(3,676)	(24,521)	-
Other	48	321	-

Net cash used in investing activities	(4,498)	(30,000)	(17,832)

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES
Proceeds from to related parties	-	-	(200)
New borrowings from banks	5,771	38,500	51,200
Repayment of bank loans	(9,174)	(61,200)	(42,000)
Dividend distribution	(13,140)	(87,660)	-
Proceeds from capital contribution	13,140	87,660	-

Net cash used in financing activities	(3,403)	(22,700)	9,000

NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	(2,462)	(16,409)	112,114

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	20,748	138,400	63,637

CASH AND CASH EQUIVALENTS - END OF PERIOD	18,286	121,991	175,751

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Income taxes paid	520	3,468	1,310

Interest paid	434	2,895	3,947

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES
Dividend payable	13,140	87,660	-

See accompanying notes to consolidated financial statements.

TIGER FAIR LIMITED AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS UNLESS OTHERWISE SPECIFIED)

1.  Description of business and summary of significant accounting policies:

Nature of business and operations:

Tiger Fair Limited (the "Company" or "Tiger Fair") was incorporated in Hong Kong under the Companies Ordinance (Chapter 32) in March 2009. As part of its reorganization plan, in August 2009, Tiger Fair and the shareholders of Shaanxi Shehui Cement Company Limited ("Shehui Cement") entered into a Share Purchase Agreement, pursuant to which Tiger Fair acquired all of their interests in Shehui Cement for a consideration of HK$99,599 (approximately RMB87,660 or US$12,860) which was recorded as dividend payable to the original shareholders of Shehui Cement. As a result, Shehui Cement became a wholly owned subsidiary of the Company. The consideration was fully settled in August 2010.

Shehui Cement was incorporated in 2001 under the laws of the People's Republic of China ("PRC"). As Tiger Fair and Shehui Cement are under common control, this transaction has been accounted for as a reorganization of the entities, with assets and liabilities transferred at their carrying amounts, and the financial statements are presented as if the reorganization had occurred retrospectively. The Company's operations are located in western China, Shaanxi province. The Company is engaged in the business of manufacturing and selling cement.

Basis of presentation and principles of consolidation:

The Company's consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Shaanxi Shehui Cement Company Limited and Meixian Shehui Cement Transportation Company, Ltd ("Transportation Co."), which ceased operation in December 2009, Inter-company accounts and transactions have been eliminated in consolidation.

Unaudited interim financial information:

The unaudited financial statements have been prepared by the Company in accordance with generally accepted accounting principles for interim financial information and with Regulation S-X as promulgated by the Securities and Exchange Commission ("SEC"). Accordingly, these financial statements do not include all of the disclosures required by generally accepted accounting principles in the United States of America for complete financial statements. These unaudited interim financial statements should be read in conjunction with the audited financial statements and the notes thereto included on Form 8-K for the year ended April 30, 2010. In the opinion of management, the unaudited interim financial statements furnished here include all adjustments, all of which are of a normal recurring nature, necessary for a fair statement of the results for the interim period presented. In the opinion of management, the interim financial statements include all adjustments that are necessary in order to make the financial statements not misleading. The results of the six months ended October 31, 2010 are not necessarily indicative of the results to be expected for the year ended April 30, 2011.

Use of estimates:

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

TIGER FAIR LIMITED AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(AMOUNTS IN THOUSANDS UNLESS OTHERWISE SPECIFIED)

1.  Description of business and summary of significant accounting policies (continued):

Foreign currency translation:

The functional currency of substantially all of the operations of the Company is the Renminbi ("RMB"), the national currency of the PRC. The consolidated financial statements are stated in RMB. The translation of amounts from RMB into US dollars is included solely for the convenience of the reader and has been made at the rate of exchange on October 31, 2010 of US$1.00 = RMB6.6718. No representation is made that the RMB amounts could have been, or could be, converted into USD at that rate on October 31, 2010 or at any other date.

Cash and cash equivalents:

Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less at the date of acquisition.

Accounts receivable:

The Company's policy is to maintain reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Based on historical collection activity, the Company has made no allowance as of October 31, 2010 and April 30, 2010.

Inventories:

Inventories are stated at the lower of cost or market. Cost is determined on a weighted-average basis. Costs of work-in-progress and finished goods include direct materials, direct labor and an attributable portion of manufacturing overhead.

Property, plant and equipment:

Property, plant and equipment are stated at cost less accumulated depreciation and any impairment losses. Expenditures for new facilities or equipment and expenditures that extend the useful lives of existing facilities or equipments are capitalized and depreciated using the straight-line method at rates sufficient to depreciate such costs over the estimated productive lives.

The Company's depreciation policies on fixed assets, other than construction in progress, which will be depreciated from the date placed in service, are as follows:

Useful life (years) (in years)
Plants and buildings	8-36
Machinery	5-15
Motor vehicles	5-8
Office equipment	3-8

TIGER FAIR LIMITED AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(AMOUNTS IN THOUSANDS UNLESS OTHERWISE SPECIFIED)

1.  Description of business and summary of significant accounting policies (continued):

Deposits:

Deposits are stated at cost, net of any allowance for non-recoverable accounts (US$1,005 and RMB6,705 at October 31, 2010 and April 30, 2010). The Company establishes an allowance for doubtful accounts based on management's assessment of the recoverability of such deposits. The Company has determined that the financial condition of a vendor with whom a deposit is held is deteriorating, and has recorded an allowance, which is included in general and administrative expenses in the accompanying statements of operations.

Investments in unconsolidated investees:

The investments in unconsolidated investees consist of the Company's 49% equity investment in Qishan Xingshi Mining Co.,Ltd ("Qishan Xingshi") and its less than 1% equity investment in Meixian County Bank ("Meixian Bank").

The Company accounts for its investment in Qishan Xingshi using the equity method and accounts for the investment in Meixian Bank using the cost method (See Note 5). Earnings (losses) of the equity method investment are included in other expense, net in the consolidated statements of operations. Management determined that there was no other than temporary decline in the investment in Qishan Xingshi and no impairment of the cost method investment as of October 31, 2010 and April 30, 2010.

Intangible assets:

Intangible assets represent land use rights, land lease costs and limestone mining rights (see Note 6).

The values of the intangible assets are being amortized using the following amortization methods and estimated useful lives:

Nature	Amortization method	Useful lives

Land use rights	Straight-line method	50 years
Mining rights	Units of production over estimated reserves	50 years
Land lease costs	Straight-line method	30 years

TIGER FAIR LIMITED AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(AMOUNTS IN THOUSANDS UNLESS OTHERWISE SPECIFIED)

1.  Description of business and summary of significant accounting policies (continued):

Intangible assets (continued):

The Company follows the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 350-30-50 "Goodwill and Other Intangible Assets". Under this guidance, finite lived intangible assets are amortized over their estimated useful lives and are reviewed for impairment if indications of possible impairment exist. The Company determined that no impairment adjustments were necessary as of October 31, 2010 and April 30, 2010.

Environmental costs and liabilities:

Liabilities related to environmental compliance and future remedial costs are recorded when the compliance or remedial efforts are probable and the costs can be reasonably estimated. The PRC adopted environmental laws and regulations that affect the operations of the cement industry. The outcome of environmental liabilities under proposed or future environmental legislation cannot be reasonably estimated at present, and could be material. Under existing legislation, however, the Company management believes there are no probable liabilities that will have a material adverse effect on the financial position of the Company.

Basic and diluted net income per share:

Basic earnings per share ("EPS") is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS is similarly computed, except that the denominator is increased to include the shares had been issued and if the additional common shares were dilutive. Diluted net earnings number of additional common shares that would have been outstanding if the potential common per share are based on the assumption that all dilutive convertible shares and stock options were converted or existed. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to have been exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. Since the Company does not have any options or warrants, basic and diluted EPS are the same.

Comprehensive income:

The Company follows FASB ASC 220 in reporting comprehensive income. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income. Since the Company has no items of other comprehensive income, comprehensive income is equal to net income.

Revenue recognition:

The Company sells cement to individuals and companies directly or through its distributors. The Company generally requires its customers and distributors to pay in advance, which is recorded as advances from customers on the consolidated balance sheets. The Company recognizes revenue from direct sales to individuals and companies when it delivers products to them, title and risk of ownership have passed, the price to the buyer is fixed or determinable and recoverability is reasonably assured. Through October 31, 2010, returns have not been significant.

TIGER FAIR LIMITED AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(AMOUNTS IN THOUSANDS UNLESS OTHERWISE SPECIFIED)

1.  Description of business and summary of significant accounting policies (continued):

Revenue recognition (continued):

In September 2009, the Company entered into contracts with a number of distributors. Under the terms of the contracts, bulk finished goods are delivered to the distributors without a specific purchase or sales order. The Company records these goods as finished goods held by distributors (see Note 2). Under the contracts, the goods can be returned to the Company within 6 months from the date of delivery if the distributors cannot sell the goods. Revenue from sales through these distributors is recognized when the distributors sell and deliver goods to the end customers or at the end of the 6 month period for any goods that have not been returned to the Company.

Sales incentives:

According to FASB ASC 605-50, the Company accounts for sales incentives as an increase to cost of goods sold, as the incentives are in the form of free product that was delivered at the time of the associated sale. The Company began to offer its customers such sales incentives since FY2010 and RMB9,029 (US$1,353) has been recorded as cost of goods sold in the accompanying statements of operations for the six months ended October 31, 2010.

Government subsidy income:

Subsidy income is received at a discretionary amount as determined by the local government, subsidy income is recognized at its fair value where there is a reasonable assurance that the subsidy will be received and the Company will comply with applicable conditions. Subsidy income is recognized in the accompanying statements of operations at the period when it was received from the local government and any conditions have been complied with.

Income taxes:

The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax asset and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases and tax loss carry forwards. Deferred tax asset and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The Company files income tax returns with the relevant government authorities in the PRC. The Company is not subject to examination for years before 2007. The Company does not believe there will be any material changes in its unrecognized tax positions over the next 12 months.

TIGER FAIR LIMITED AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(AMOUNTS IN THOUSANDS UNLESS OTHERWISE SPECIFIED)

1.  Description of business and summary of significant accounting policies (continued):

Fair value measurement:

FASB ASC 820 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The statement clarifies that the exchange price is the price in an orderly transaction between market participants to sell the asset or transfer the liability in the market in which the reporting entity would transact for the asset or liability, that is, the principal or most advantageous market for the asset or liability. It also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and that market participant assumptions include assumptions about risk and effect of a restriction on the sale or use of an asset.

This standard establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:

Level 1:	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;
Level 2:	Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the assets or liabilities; and
Level 3:	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity)

At October 31, 2010 and April 30, 2010, the Company has no financial assets or liabilities subject to recurring fair value measurements.

The Company's financial instruments include cash and cash equivalents, accounts receivable, note receivable and other receivables, due from (to) related parties, accounts payable, advances from customers and bank loans. Management estimates that the carrying amounts of the non-related party financial instruments approximate their fair values due to their short-term nature. The fair value of amounts due from (to) related parties is not practicable to estimate due to the related party nature of the underlying transactions.

Recently adopted accounting pronouncements:

As of October 31, 2010 and for the period then ended, there were no recently adopted accounting pronouncements that had a material effect on the Company's financial statements.

TIGER FAIR LIMITED AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(AMOUNTS IN THOUSANDS UNLESS OTHERWISE SPECIFIED)

1.  Description of business and summary of significant accounting policies (continued):

Recently issued accounting pronouncements not yet adopted:

As of October 31, 2010, there were no recently issued accounting standards not yet adopted which would have a material effect on the Company's financial statements.

As of October 31, 2010, the FASB had issued Accounting Standards Update ("ASU") through No. 2010-20. None of the ASUs had a material impact on the Company's financial statements.

TIGER FAIR LIMITED AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(AMOUNTS IN THOUSANDS UNLESS OTHERWISE SPECIFIED)

2.  Inventories:

Inventories consist of:

	October 31, 2010	October 31, 2010	April 30, 2010

	Unaudited	Unaudited	Audited

	USD	RMB	RMB
Raw materials	5,748	38,346	33,179
Packing materials	138	923	2,245
Work-in-progress	820	5,473	4,600
Finished goods	1,085	7,238	1,558
Finished goods held by distributors	5,882	39,237	42,478

	13,673	91,217	84,060

3.  Note receivable:

Note receivable consists of the following:

	October 31, 2010	October 31, 2010	April 30, 2010

	Unaudited	Unaudited	Audited

	USD	RMB	RMB
Note receivable	8,173	54,521	30,000

The Company entered into an unsecured note receivable contract with a third party in April 2010 with a maximum borrowing of RMB50,000 (US$7,495). Under the contract, the Company advanced RMB30,000 (US$4,497) to the third party in April 2010. The loan principal was repaid in full in January 2011, and the interest was paid monthly at annual interest rate of approximately 16% until then.

Under this contract, the third party can borrow an additional RMB20,000 (US$2,998). Any additional borrowings are to have the same interest rate and will mature in six months from the borrowing date. In May 2010, the Company advanced another RMB20,000 (US$2,998) to the third party, the borrowing was repaid in full in November 2010.

The third party is one of the Company's major customers. In order to establish a good relationship, the Company transferred acceptance bill of RMB4,000 (US$600) to the third party during the six months ended October 31, 2010. It was repaid in cash in November 2010.

Interest income for this note was RMB3,186 (US$477) through October 31, 2010.

TIGER FAIR LIMITED AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(AMOUNTS IN THOUSANDS UNLESS OTHERWISE SPECIFIED)

4.  Property, plant and equipment:

	October 31, 2010	October 31, 2010	April 30, 2010

	Unaudited	Unaudited	Audited

	USD	RMB	RMB
At cost:
Plants and buildings	21,816	145,536	145,536
Machinery	31,335	209,031	209,031
Vehicles	1,483	9,893	9,893
Office equipment	348	2,324	2,324
Construction in progress	831	5,546	5,916

Total	55,813	372,330	372,700

Less: accumulated depreciation	(24,569)	(163,901)	(151,654)

Net book value	31,244	208,429	221,046

As of October 31, 2010 and April 30, 2010, the Company had RMB13,365 (US$2,003) of deposits to purchase machinery and equipment, and is recorded as deposits on the consolidated balance sheets.

During the three months ended October 31, 2010 and 2009, depreciation expense was RMB6,067 (US$909) and RMB6,587 (US$987), respectively.

During the six months ended October 31, 2010 and 2009, depreciation expense was RMB12,247 (US$1,836) and RMB13,479 (US$2,021), respectively.

5.  Investments in unconsolidated investees:

The Company had the following investment in an unconsolidated investee accounted for using the equity method:

	October 31, 2010	October 31, 2010	April 30, 2010

	Unaudited	Unaudited	Audited

	USD	RMB	RMB
	Carrying value	Carrying value	Carrying value

Qishan Xingshi Mining Co.,Ltd	518	3,475	3,516

Qishan Xingshi Mining Co., Ltd was incorporated on March 20, 2006 under the laws of PRC. It primarily engaged in production of limestone. The Company owns 49% of the equity interest in the entity by consideration of contribution capital of RMB3,920 (US$588) made in 2006.

TIGER FAIR LIMITED AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(AMOUNTS IN THOUSANDS UNLESS OTHERWISE SPECIFIED)

5.  Investments in unconsolidated investees (continued):

Financial information of Qishan Xingshi Mining Co., Ltd as of October 31, 2010 and April 30, 2010, and for the six and three months ended October 31, 2010 and 2009, is as follows:

	October 31, 2010	October 31, 2010	April 30, 2010

	Unaudited	Unaudited	Audited

	USD	RMB	RMB
Assets:
Current assets	299	1,994	1,847
Property, plant and equipment	1,627	10,852	10,542

	1,926	12,846	12,389

Liabilities and equity:
Current liabilities	413	2,755	2,214
Long term liabilities	450	3,000	3,000
Equity	1,063	7,091	7,175

	1,926	12,846	12,389

	Three months ended 0ctober 31,			Six months ended 0ctober 31,

	2010	2010	2009	2010	2010	2009

	Unaudited	Unaudited	Unaudited	Unaudited	Unaudited	Unaudited

	USD	RMB	RMB	USD	RMB	RMB
Net sales	-	-	-
Expenses	11	74	2	12	77	4

Net loss	(11)	(74)	(2)	(12)	(77)	(4)

The Company contributed capital of RMB210 (US$31) into Meixian County Bank in May 2009, and held less than 1% equity interest in the entity as of October 31, 2010. The Company accounted for this investment using the cost method. At October 31, 2010, the Company also had a bank loan payable to Meixian County Bank (see Note 7).

6.  Intangible assets:

Intangible assets consist of the following as of October 31, 2010 and April 30, 2010:

TIGER FAIR LIMITED AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(AMOUNTS IN THOUSANDS UNLESS OTHERWISE SPECIFIED)

6.  Intangible assets (continued):

	October 31, 2010	October 31, 2010	April 30, 2010

	Unaudited	Unaudited	Audited

	USD	RMB	RMB
Land use rights	3,437	22,934	19,948
Mining rights	1,406	9,379	6,550
Land lease costs	48	319	285

	4,891	32,632	26,783
Less: accumulated amortization	(308)	(2,055)	(1,831)

Intangible assets, net	4,583	30,577	24,952

The amortization expense for the three months ended October 31, 2010 and 2009 were RMB117 (US$17) and RMB92 (US$14), respectively.

The amortization expense for the six months ended October 31, 2010 and 2009 were RMB224 (US$34) and RMB204 (US$31), respectively.

Estimated amortization expense of intangible assets for the next five years and thereafter is as follows:

	Amount

	Unaudited	Unaudited

	USD	RMB
2011	100	666
2012	100	666
2013	100	666
2014	100	666
2015	100	666
Thereafter	4,083	27,247

Total	4,583	30,577

7.  Bank loans:

The following is a summary of the Company's bank loans as of October 31, 2010 and April 30, 2010:

TIGER FAIR LIMITED AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(AMOUNTS IN THOUSANDS UNLESS OTHERWISE SPECIFIED)

7.  Bank loans (continued):

	October 31, 2010	October 31, 2010	April 30, 2010

	Unaudited	Unaudited	Audited

	USD	RMB	RMB
Bank loans, interest rate from 5.58% to 5.84% per year, due on demand	2,923	19,500	39,500
Bank loan, interest rate 7.54% per year, due October 2010	-	-	10,000
Bank loan, interest rate 5.4% per year, due January 2011	1,649	11,000	11,000
Bank loan, interest rate 6.21% per year, due June 2011, loan with Meixian County Bank (Note 5)	-	-	11,700
Bank loan, interest rate 5.4% per year, due January 2012	1,649	11,000	11,000
Bank loan, interest rate 6.62% per year, due April 2015	3,597	24,000	5,000
Loan from employees, interest rate 12% per year, due March 2015	66	440	440

Total bank loans	9,884	65,940	88,640
Less: current portion of bank loans	(4,572)	(30,500)	(60,500)

Long-term portion of bank loans	5,312	35,440	28,140

Total interest expense on bank loans were RMB1,193 (US$179) and RMB2,008 (US$301) for the three months ended October 31, 2010 and 2009, respectively.

Total interest expense on bank loans were RMB2,769 (US$415) and RMB3,905 (US$585) for the six months ended October 31, 2010 and 2009, respectively.

The bank loans outstanding are guaranteed by third parties. The guarantors as of October 31, 2010 are as follows:

	As of October 31, 2010

	Unaudited	Unaudited

	USD	RMB
Shaanxi Dongling Materials Co.,Ltd	6,520	43,500
Baoshen Construction Machinery Co.,Ltd	3,298	22,000

	9,818	65,500

TIGER FAIR LIMITED AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(AMOUNTS IN THOUSANDS UNLESS OTHERWISE SPECIFIED)

7.  Bank loans (continued):

Maturities of bank loans are as follows:

As of October 31,	Amount

	Unaudited	Unaudited

	USD	RMB
2011	4,572	30,500
2012	1,649	11,000
2013	-	-
2014	-	-
2015	3,663	24,440
	9,884	65,940

8.  Contingent liabilities:

The Company operates in the Shaanxi Province. Banks in that province customarily require loans to be guaranteed by third parties. The Company and five third parties generally accommodate the bank required guarantees for each other. The Company has issued guarantees to Chinese financial institutions for bank borrowings of five third-party entities. The Company's guarantees are for loan agreements (generally short term borrowings) entered into by the entities with repayment terms through May 2011.

At October 31, 2010, bank borrowings outstanding under guarantees were RMB105,100 (US$15,754). Due to the financial stability of the companies for which we guarantee the bank loans, the Company has not recorded any liabilities for such guarantees. There were no loan defaults that required the Company to pay such guaranteed amounts as of October 31, 2010. In addition, the Company does not expect to be obligated for any future payments under these guarantees.

Bank borrowings outstanding under guarantees as of October 31, 2010 are as follows:

	As of October 31, 2010

	Unaudited	Unaudited

	USD	RMB
Bao'ji Dongling Industry and Trading Co.,Ltd	10,058	67,100
Qishan Xingshi Mining Co.,Ltd	450	3,000
Yaojun Liu	75	500
Baoshen Construction Machinery Co.,Ltd	5,066	33,800
Junping Zhu	105	700

	15,754	105,100

TIGER FAIR LIMITED AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(AMOUNTS IN THOUSANDS UNLESS OTHERWISE SPECIFIED)

9.  Related party transactions:

Amount due from related parties consists of the following:

	October 31, 2010	October 31, 2010	April 30, 2010

	Unaudited	Unaudited	Audited

	USD	RMB	RMB
Wenxing Lu	106	707	662

The amount of RMB707 (US$106) represents receivable due from Wenxing Lu, a major stockholder of Qishan Xingshi Mining Co., Ltd., in which the Company holds an effective interest of 49% via Shehui Cement. The interest rate of the borrowing is 7.54% per year.

Amount due to related parties consists of the following:

	October 31, 2010	October 31, 2010	April 30, 2010

	Unaudited	Unaudited	Audited

	USD	RMB	RMB
Fengxia Zhu	97	650	650

FengXia Zhu is the wife of Shehui Shi. Balance due to this related party is unsecured, non-interest bearing and due on demand.

10.  Statutory reserve:

Under the PRC rules and regulations, the Company's PRC subsidiaries are required to transfer 10% of the net income, as determined in accordance with the relevant PRC laws and regulations, to a statutory reserve until the reserve balance reaches 50% of the registered capital. The transfer to this reserve must be made before distribution of dividends to shareholders can be made. The statutory reserve is non-distributable other than in liquidation, and may be converted into share capital by issuance of new shares to shareholders in proportion to their existing shareholdings or by increasing the par value of the shares currently held by the shareholders, provided that the balance after such issuance is not less than 25% of the registered capital.

TIGER FAIR LIMITED AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(AMOUNTS IN THOUSANDS UNLESS OTHERWISE SPECIFIED)

10.  Statutory reserve (continued):

For the six months ended October 31, 2010, the Company transferred to the statutory reserve RMB3,620 (US$542), The accumulated balance of the statutory reserve maintained at the Company as of October 31, 2010 was RMB20,920 (US$3,136). The statutory reserve as of October 31, 2010 for the Company was 23% of its registered capital.

11.  Income taxes:

Corporation Income Tax ("CIT"):

The Company's operating subsidiaries are governed by the Income Tax Law of the PRC concerning PRC Enterprises and various local income tax laws ("the Income Tax Laws"). Beginning January 1, 2008, the new Enterprise Income Tax ("EIT") law replaced the old laws for Domestic Enterprises ("DES") and Foreign Invested Enterprises ("FIEs").

The key changes were:

a.	The new standard EIT rate of 25% replaces the 33% rate applicable to both DES and FIEs, except for High-Tech companies that pay a reduced rate of 15%;
b.

Companies established before March 16, 2007 continue to enjoy tax holiday treatment approved by local governments for a grace period of either the next 5 years, or until the tax holiday term is completed, whichever is sooner.

The Company is located in the western development area and is subject to a reduced income tax rate of 15% under the PRC Big Western Development Policy.

The reconciliation of income taxes computed at the PRC federal and local statutory tax rate applicable to the PRC, to income tax expense are as follows:

	Six months ended October 31,

	2010	2010	2009

	Unaudited	Unaudited	Unaudited

	USD	RMB	RMB
Consolidated income before income tax	6,384	42,587	89,886
PRC state and local statutory tax rate	25%	25%	25%

Computed expected expense	1,596	10,647	22,472
Non-deductible items and other	-	-	58
Preferential tax treatment	(638)	(4,259)	(8,989)

Income tax expense	958	6,388	13,541

TIGER FAIR LIMITED AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(AMOUNTS IN THOUSANDS UNLESS OTHERWISE SPECIFIED)

11.  Income taxes (continued):

Corporation Income Tax ("CIT") (continued):

	Three months ended October 31,

	2010	2010	2009

	Unaudited	Unaudited	Unaudited

	USD	RMB	RMB
Consolidated income before income tax	2,428	16,200	37,844
PRC state and local statutory tax rate	25%	25%	25%

Computed expected expense	607	4,050	9,461
Non-deductible items and other	-	-	18
Preferential tax treatment	(243)	(1,620)	(3,784)

Income tax expense	364	2,430	5,695

The provision for income taxes for each of the six months ended October 31, 2010 and 2009 are summarized as follows:

	Six months ended October 31,

	2010	2010	2009

	Unaudited	Unaudited	Unaudited

	USD	RMB	RMB
Current tax expense	1052	7,018	14,212
Deferred tax (benefit) expense	(94)	(630)	(671)

	958	6,388	13,541

	Three months ended October 31,

	2010	2010	2009

	Unaudited	Unaudited	Unaudited

	USD	RMB	RMB
Current tax expense	458	3,060	6,366
Deferred tax (benefit) expense	(94)	(630)	(671)

	364	2,430	5,695

TIGER FAIR LIMITED AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(AMOUNTS IN THOUSANDS UNLESS OTHERWISE SPECIFIED)

11.  Income taxes (continued):

Corporation Income Tax ("CIT") (continued):

There were no tax benefits that, if recognized, would reduce the Company's annual effective tax rate. The Company does not expect its unrecognized tax benefits to change significantly over the next 12 months.

Our policy is to recognize interest expense and penalties related to income tax matters as a component of income tax expense. There was no accrued interest and penalties associated with uncertain tax positions as of October 31, 2010 and 2009.

The tax effects of temporary differences that give rise to the Company's net deferred tax asset and liabilities as of October 31, 2010 and April 30, 2010 are as follows:

	October 31, 2010	October 31, 2010	April 30, 2010

	Unaudited	Unaudited	Audited

	USD	RMB	RMB
Deferred tax asset:
Impairment of property, plant and equipment	44	295	295
Provision for non-recoverable deposits	151	1,006	1,006

Deferred tax asset	195	1,301	1,301

Value Added Tax ("VAT"):

In accordance with the relevant taxation laws in the PRC, the normal VAT rate for domestic sales is 17%, which is levied on the invoiced value of sales and is payable by the purchaser. The Company is required to remit the VAT it collects to the tax authority. A credit is available whereby VAT paid on the purchases can be used to offset the VAT due on the sales. Net VAT payable was RMB23,628 (US$3,542) and RMB16,258 (US$2,437) at October 31, 2010 and April 30, 2010, respectively, and was included in taxes payable.

Revenues, expenses and assets are recognized net of the amount of VAT except:

a.

where the VAT incurred on the purchase of assets or services is not recoverable from the taxation authority, in which case the VAT is recognized as part of the cost of acquisition of the assets or as part of the expense item as applicable; and

b.	receivables and payables are stated with the amount of VAT included.

TIGER FAIR LIMITED AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(AMOUNTS IN THOUSANDS UNLESS OTHERWISE SPECIFIED)

12.  Commitments and contingencies:

Pursuant to the relevant laws and regulations in the PRC, the Company participates in a defined contribution retirement plan for its employees arranged by a governmental organization. The Company makes contributions to the retirement scheme at the applicable rate based on the employees' salaries. The required contributions under the retirement plans are charged to the consolidated statements of operations on an accrual basis.

The Company's contributions totaled RMB127 (US$19) and RMB105 (US$16) for the three months ended October 31, 2010 and 2009, respectively.

The Company's contributions totaled RMB261 (US$39) and RMB211 (US$31) for the six months ended October 31, 2010 and 2009, respectively.

13.  Operating risks:

The Company's operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in the North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company's results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

The Company's sales, purchase and expense transactions are denominated in RMB and all of the Company's assets and liabilities are also denominated in RMB. The RMB is not freely convertible into foreign currencies under the current law. In the People's Republic of China, foreign exchange transactions are required by law to be transacted only by authorized financial institutions. Remittances in currencies other than RMB may require certain supporting documentation in order to affect the remittance.

14.  Major customers and suppliers:

Major customers:

During the six months ended October 31, 2010, two customers constituted approximately 23% of total revenue. At October 31, 2010, amounts due from these customers were nil. During the six months ended October 31, 2009, one customer constituted approximately 11% of total revenue. At October 31, 2009, amounts due from this customer were nil.

Major suppliers:

During the six months ended October 31, 2010, the Company purchased 22% of our raw materials from one supplier. As of October 31, 2010, the accounts payable due to this supplier was RMB6,743 (US$1,011). During the six months ended October 31, 2009, the Company purchased 32% of our raw materials from one supplier. As of October 31, 2009, the accounts payable due to this supplier was nil.

TIGER FAIR LIMITED AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(AMOUNTS IN THOUSANDS UNLESS OTHERWISE SPECIFIED)

15.  Subsequent Event

On  February 21, 2011,  Sino Cement, Inc ("Sino") completed a reverse acquisition transaction with King Harbour International Limited ("King Harbour"), sole shareholder of Tiger Fair, pursuant to which Sino acquired 100% of the issued and outstanding capital stock of Tiger Fair in exchange for 14,250,000 shares of Sino's common stock, par value $0.001, which constituted 92% of Sino's issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the reverse acquisition and after giving effect to a cancellation of 14,718,590 shares of Sino's common stock by its former director and officer and other shareholders on the same day.  As a result, Tiger Fair became a wholly owned subsidiary of Sino. For accounting purposes, the reverse acquisition transaction with Tiger Fair was treated as a recapitalization, with Tiger Fair as the acquirer and Sino as the acquired party.

Subsequent events have been evaluated through February 21, 2011.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

(EXPRESSED IN THOUSANDS ('000) UNLESS OTHERWISE SPECIFIED)

The following discussion should be read in conjunction with our consolidated financial statements and the notes thereto which appear elsewhere in this report. The results shown herein are not necessarily indicative of the results to be expected in any future periods. This discussion contains forward-looking statements based on current expectations, which involve uncertainties. In some cases, you can identify forward-looking statements by terminology such as "anticipate," "estimate," "plan," "project," "predict," "potential," "continue," "ongoing," "expect," "believe," "intend," "may," "will," "should," "could," or the negative of these terms or other comparable terminology. All forward-looking statements included in this document are based on information available to the management on the date hereof. Actual results and the timing of events could differ materially from the forward-looking statements as a result of a number of factors. Readers should also carefully review factors set forth in other reports or documents that we file from time to time with the Securities and Exchange Commission.

Overview:

Shaanxi Shehui Cement is an established provider of cement in the province of Shaanxi in the People's Republic of China ("PRC"). Our cement is primarily used in the construction of infrastructure projects and residential buildings. All of our customers are located in Shaanxi province. We conduct our sales primarily through our regional sales offices in Meixian County, Xi'an, and Baoji.

Currently, the Company has two cement production lines located in Shaanxi province, with a total annual production capacity of 1.6 million tons. According to Digital Cement Net (www.dcement.com), a website operated by the China Cement Association which provides information on China's cement industry, the Company was the sixth largest cement producer in Shaanxi province by production capacity as of December 31, 2009. Primary production line employs the NSP technology, which requires less energy to produce cement and is more environmentally friendly than non-NSP technologies. In order to meet the fast-growing market demand for cement products in Shaanxi province, we are constructing a new production line at Qishan Building Materials Industrial Park in Shaanxi province in two phases. Phase I and Phase II of the new production facility at Qishan Building Materials Industrial Park will each have an annual planned production capacity of 2.1 million tons for a combined total of 4.2 million tons. Upon the commencement of operations of Phase I and Phase II, our total annual production capacity will be 5.8 million tons.

We intend to further increase our production capacity through acquisitions of suitable target companies or assets. Limestone is the principal raw material used in our production of cement. We have obtained mining rights to two limestone quarries, which are located near our current and expected future production facilities. Our easy access to limestone reserves provides us with a secure and stable supply of limestone at low transportation costs. We have sufficient reserves of limestone to meet the current production requirements of our existing production facilities for at least 20 years, based on government surveyors' reports on the amounts of our limestone reserves, the annual excavation limits specified in our mining licenses and our current production requirements. We use coal as fuel in our production process, and it represents one of the largest components of our cost of sales. We have convenient access to large coal mines in Shaanxi province, which ensures that we have an abundant supply of coal at low transportation costs.

Presently, we have a relatively big market share in Shaanxi province. Our management anticipates being able to grow our presence with our competitive advantages in quality, our strong management team and capacity expansion. Our revenue for the six months ended October 31, 2010 achieved RMB203,738 (US$30,540).

Liquidity and capital resources and results of operations for the six months ended October 31, 2010 and 2009:

Liquidity and capital resources:

As of October 31, 2010, we had cash and cash equivalents of RMB121,991 (US$18,286). We believe our existing cash and cash equivalents will be sufficient to maintain our operations at present level for at least the next twelve months. We plan to review acquisition opportunities as a strategy for further growth.

Net cash provided by operating activities for the six months ended October 31, 2010 was RMB36,291(US$5,439). This was primarily due to the net income of RMB35,754 (US$5,359), adjusted by non-cash related expenses of RMB12,512 (US$1,876), offset by a net increase in working capital items of RMB11,975(US$1,796).

Net cash provided by operating activities for the six months ended October 31, 2009 was RMB120,946 (US$18,130). This was primarily due to the net income of RMB76,345 (US$11,444), adjusted by non-cash related expenses of RMB13,383 (US$2,006), and a net decrease in working capital items of RMB31,218 (US$4,680).

Net cash used in investing activities for the six months ended October 31, 2010 was RMB30,000 (US$4,498), this was primarily due to capital expenditures on intangible assets of RMB5,789 (US$868) and advances of RMB24,521 (US$3,676) on a note.

Net cash used in investing activities for the six months ended October 31, 2009 was RMB17,832 (US$2,673), this was primarily due to additions to construction in progress of RMB12,574 (US$1,885) and capital expenditures on property, plant and equipment of RMB5,258 (US$788).

Net cash used in financing activities was RMB22,700 (US$3,403) for the six months ended October 31, 2010, this was consist of new borrowings of RMB38,500 (US$5,771) and repayment of bank loans of RMB61,200 (US$9,174).

Net cash provided by financing activities was RMB9,000 (US$1,349) for the six months ended October 31, 2009, this was consist of new borrowings of RMB51,200 (US$7,675) and repayment of bank loans of RMB42,000 (US$6,296).

Comparison of results for the six months ended October 31, 2010 and 2009:

Net sales:

	Six months ended October 31,					% of change

	2010	2010	% of Net sales	2009	% of Net sales

	Unaudited	Unaudited		Unaudited

	USD	RMB		RMB
Net sales	30,540	203,738	100.00%	251,485	100.00%	(18.99)%

Since FY2010, government's projects had been reduced and demand for cement decreased. On the other hand, after the earthquake, many cement companies were built up in Shaanxi province, the market became more competitive. Thus, the Company began to sell cement at lower price, provide sales reward and improve products' quality to attract customers. The Company adopted high-quality coal from North Shaanxi, about RMB200 (US$30) per ton, which is more expensive than coal used before, in production.

Net sales for the six months ended October 31, 2010 decreased by 19%, or RMB47,747 (US$7,157) to RMB203,738 (US$30,540), compared to RMB251,485 (US$37,697) for the six months ended October 31, 2009. The decrease was mainly attributable to decrease in sales.

Cost of goods sold:

	Six months ended October 31,					% of change

	2010	2010	% of Net sales	2009	% of Net sales

	Unaudited	Unaudited		Unaudited

	USD	RMB		RMB
Cost of goods sold	23,762	158,521	77.81%	158,837	63.16%	(0.20)%

Cost of goods sold decreased by 0.2%, or RMB316 (US$47), from RMB158,837 (US$23,809) for the six months ended October 31, 2009 to RMB158,521 (US$23,762) for the six months ended October 31, 2010.

Gross profit and margin:

	Six months ended October 31,					% of change

	2010	2010	% of Net sales	2009	% of Net sales

	Unaudited	Unaudited		Unaudited

	USD	RMB		RMB
Gross profit and margin	6,778	45,217	22.19%	92,648	36.84%	(51.00)%

During the six months ended October 31, 2010, we achieved gross profit of RMB45,217 (US$6,778), decreased by 51%, or RMB47,431 (US$7,110) compared to RMB92,648 (US$13,888) for the six months ended October 31, 2009, which was primarily attributable to the decrease in sales price per ton by 6% and the increase in unit cost per ton by 17%. Unit cost increased because: During the six months ended October 31, 2010, the Company used high-quality coal, which accounted for 40% of unit cost, to improve the quality of cement. Average cost of high-quality coal was 40% higher than that of coal the Company used before. In addition, the Company incurred maintenance cost during the six months ended October 31, 2010 to keep good operation of equipment, and output of cement was down in this quarter in comparison with the same period in 2009. Therefore, unit cost allocated from fixed overhead increased accordingly.

Sales, marketing and other operating expenses:

	Six months ended October 31,					% of change

	2010	2010	% of Net sales	2009	% of Net sales

	Unaudited	Unaudited		Unaudited

	USD	RMB		RMB
Sales, marketing and other operating expenses	560	3,736	1.83%	1,182	0.47%	216.07%

Sales, marketing and other operating expenses increased by 216%, or RMB2,554 (US$383), to RMB3,736 (US$560) for the six months ended October 31, 2010 from RMB1,182 (US$177) for the six months ended October 31, 2009. There were mainly two reasons accounted for this increase. First, the Company's traveling expense increased by RMB1,209 (US$181); Second, bad debt expense increased by RMB724 (US$108); Third, material expense increased by RMB422 (US$63).

General and administrative expenses:

	Six months ended October 31,					% of change

	2010	2010	% of Net sales	2009	% of Net sales

	Unaudited	Unaudited		Unaudited

	USD	RMB		RMB
General and administrative expenses	836	5,578	2.74%	5,673	2.26%	(1.67)%

General and administrative expenses decreased by 2%, or RMB95 (US$14) to RMB5,578 (US$836) for the six months ended October 31, 2010 from RMB5,673 (US$850) for the six months ended October 31, 2009.

Net income:

As a result of the above, during the six months ended October 31, 2010, net income was RMB35,754 (US$5,359) compared to a net income of RMB76,345 (US$11,444) for the six months ended October 31, 2009.

Comparison of results for the three months ended October 31, 2010 and 2009:

Net sales:

	Three months ended October 31,					% of change

	2010	2010	% of Net sales	2009	% of Net sales

	Unaudited	Unaudited		Unaudited

	USD	RMB		RMB
Net sales	14,354	95,756	100.00%	117,001	100.00%	(18.16)%

Since FY2010, government's projects had been reduced and supply of cement wasn't in great demand any more. On the other hand, after the earthquake, many cement companies were built up in Shaanxi province, the market became more competitive. Thus, the Company began to sell cement at lower price, provide sales reward and improve products' quality to attract customers. The Company adopted high-quality coal from North Shaanxi, about RMB200 (US$30) per ton, which is more expensive than coal used before, in production.

Net sales for the three months ended October 31, 2010 decreased by 18%, or RMB21,245 (US$3,184) to RMB95,756 (US$14,354), compared to RMB117,001 (US$17,538) for the three months ended October 31, 2009.

Cost of goods sold:

	Three months ended October 31,					% of change

	2010	2010	% of Net sales	2009	% of Net sales

	Unaudited	Unaudited		Unaudited

	USD	RMB		RMB
Cost of goods sold	11,408	76,107	79.48%	77,641	66.36%	(1.98)%

Cost of goods sold decreased by 2%, or RMB1,534 (US$230), from RMB77,641 (US$11,638) for the three months ended October 31, 2009 to RMB76,107 (US$11,408) for the three months ended October 31, 2010.

Gross proifit and margin:

	Three months ended October 31,					% of change

	2010	2010	% of Net sales	2009	% of Net sales

	Unaudited	Unaudited		Unaudited

	USD	RMB		RMB
Gross profit and margin	2,946	19,649	20.52%	39,360	33.64%	(50.08)%

During the three months ended October 31, 2010, we achieved gross profitof RMB19,649 (US$2,946), decreased by 50%, or RMB19,711 (US$2,954) compared to RMB39,360 (US$5,900) for the three months ended October 31, 2009, which was primarily attributable to the decrease in sales price per ton by 10% andthe increase in unit cost per ton by 7%. Unit cost increased because: During the three months ended October 31, 2010, the Company used high-quality coal, which accounted for 40% of unit cost, to improve the quality of cement. Average cost of high-quality coal was 40% higher than that of coal the Company used before. In addition, the Company incurred maintenance cost during the three months ended October 31, 2010 to keep good operation of equipment, and output of cement was a little down in this quarter in comparison with the same period in 2009. Therefore, unit cost allocated from fixed overhead increased accordingly.

Sales, marketing and other operating expenses:

	Three months ended October 31,					% of change

	2010	2010	% of Net sales	2009	% of Net sales

	Unaudited	Unaudited		Unaudited

	USD	RMB		RMB
Sales, marketing and other operating expenses	170	1,131	1.18%	987	0.84%	14.59%

Sales, marketing and other operating expenses increased by 15%, or RMB144 (US$22), to RMB1,131 (US$170) for the three months ended October 31, 2010 from RMB987 (US$148) for the three months ended October 31, 2009.

General and administrative expenses:

	Three months ended October 31,					% of change

	2010	2010	% of Net sales	2009	% of Net sales

	Unaudited	Unaudited		Unaudited

	USD	RMB		RMB
General and administrative expenses	471	3,144	3.28%	2,108	1.80%	49.15%

General and administrative expenses increased by 49%, or RMB1,036 (US$155) to RMB3,144 (US$471) for the three months ended October 31, 2010 from RMB2,108 (US$316) for the three months ended October 31, 2009. The increase was mainly attributed to RMB1,506 (US$226) increase in employee salary.

Net income:

As a result of the above, during the three months ended October 31, 2010, net income was RMB13,325 (US$1,997) compared to a net income of RMB32,149 (US$4,819) for the three months ended October 31, 2009.

Liquidity and capital resources and results of operations for the years ended April 30, 2010, 2009 and 2008:

Liquidity and capital resources:

As of April 30, 2010, we had cash and cash equivalents of RMB138,400 (US$20,303). We believe our existing cash and cash equivalents will be sufficient to maintain our operations at present level for at least the next twelve months. We plan to review acquisition opportunities as a strategy for further growth.

Net cash provided by operating activities for the year ended April 30, 2010 was RMB156,627 (US$22,977), This was primarily due to the net income of RMB84,388 (US$12,379), adjusted by non-cash related expenses of RMB34,069 (US$4,999), anda net decrease in working capital items of RMB38,170 (US$5,599).

Net cash provided by operating activities for the year ended April 30, 2009 was RMB151,071 (US$22,162). This was primarily due to the net income of RMB76,653 (US$11,245), adjusted by non-cash related expenses of RMB32,858 (US$4,820), anda net decrease in working capital items of RMB41,560 (US$6,097).

Net cash provided by operating activities for the year ended April 30, 2008 was RMB28,520 (US$4,184), primarily attributable to the net income of RMB27,602 (US$4,049).

Net cash used in investing activities for the year ended April 30, 2010 was RMB55,594 (US$8,156), this was primarily due to capital expenditures on property, plant and equipment of RMB11,459 (US$1,681), capital expenditures on intangible assets of RMB13,708 (US$2,011) and loan to a third party of RMB30,000 (US$4,401).

Net cash used in investing activities for the year ended April 30, 2009 was RMB31,084 (US$4,560), this was primarily due to additions to construction in progress of RMB30,654 (US$4,497).

Net cash used in financing activities was RMB26,270 (US$3,854) for the year ended April 30, 2010, this was consist of new borrowings of RMB78,230 (US$11,476) and repayment of bank loans of RMB104,500 (US$15,330).

Net cash used in financing activities was RMB60,810 (US$8,921) for the year ended April 30, 2009, this was consist of new borrowings of RMB111,250 (US$16,320) and repayment of bank loans of RMB172,060 (US$25,241).

Comparison of results for twelve months ended April 30, 2010, 2009 and 2008:

Net sales:

	Years ended April 30,							% of change (2010 vs 2009)

	2010	2010		2009		2008

	USD	RMB		RMB		RMB
PC in bag	20,191	137,630	36.1%	233,204	62.8%	46,654	20.0%	(41)%
PO in bag	18,178	123,916	32.5%	76,005	20.4%	125,232	53.5%	63%
PC in bulk	2,068	14,099	3.7%	17,582	4.7%	1,261	0.5%	(19.8)%
PO in bulk	15,511	105,732	27.7%	35,471	9.5%	53,050	22.7%	198.1%
By-product	-	-	-	9,744	2.6%	7,623	3.3%	(100)%

Total	55,948	381,377	100%	372,006	100%	233,820	100%	2.5%

The Company sold a cement by-product that could be used to make new cement before December 31, 2009. Then, due to the increase in cement price, decrease in by-product price and increase in by-product cost, the Company stopped selling this by-product.

We have two types of customers: distributors and individual customers. We primarily sell our products to them on prepayments or cash and only to a handful of customers on credit. Those customers either have good credit history or keep long-term relationship with the Company.

The average market price for cement in Shaanxi province between January 2007 and July 2008 was around RMB230 (US$34) per ton. However, in May 2008, a huge earthquake hit the region. Three months later, the central government initiated the earthquake rebuild project, which stimulated the demand for cement. Also, in October 2008, in response to the global financial downturn, the central government approved the RMB4,000 (US$587) billion financial stimulus package to improve the overall infrastructure, especially in west regions. Both the earthquake rebuild project and the financial stimulus package included subsidizing the cement industry. The average cement price had significantly gone up to RMB300 (US$44) per ton in the region during the year ended April 30, 2009 and started to stabilize since then. Thus, the net sales for the years ended April 30, 2009 and 2010 went up significantly compared to that for the year ended April 2008.

Net sales for the year ended April 30, 2010 increased by 3%, or RMB9,371 (US$1,375) to RMB381,377 (US$55,948), compared to RMB372,006 (US$54,573) for the year ended April 30, 2009.

Net sales for the year ended April 30, 2009 increased by 59%, or RMB138,186 (US$20,272) to RMB372,006 (US$54,573) compared to RMB233,820 (US$34,301) for the year ended April 30, 2008.

Cost of goods sold:

	Years ended April 30,							% of change 2010 vs 2009

	2010	2010	% of net sales	2009	% of net sales	2008	% of net sales

	USD	RMB		RMB		RMB
Cost of goods sold	39,390	268,514	70.4%	263,466	70.8%	196,274	83.9%	1.9%

Cost of goods sold consists of direct personnel cost, direct materials and conversion cost.

For a normal fluctuation, cost of goods sold increased by 2%, or RMB5,048 (US$740), from RMB263,466 (US$38,650) for the year ended April 30, 2009 to RMB268,514 (US$39,390) for the year ended April 30, 2010.

Cost of goods sold increased by 34%, or RMB67,192 (US$9,857), from RMB196,274 (US$28,793) for the year ended April 30, 2008 to RMB263,466 (US$38,650) for the year ended April 30, 2009. The growth was mainly due to the result of big increase in sales.

Gross profit and margin:

	Years ended April 30,							% of change 2010 vs 2009

	2010	2010	% of net sales	2009	% of net sales	2008	% of net sales

	USD	RMB		RMB		RMB
Gross profit and margin	16,558	112,863	29.6%	108,540	29.2%	37,546	16.1%	4.0%

During the year ended April 30, 2010, we achieved gross profit of RMB112,863 (US$16,558), increased by 4%, or RMB4,323 (US$635) compared to RMB108,540 (US$15,923) for the year ended April 30, 2009, which was primarily attributable to the increase in sales price per ton by 6%, while unit cost per ton increased by 3% compared to that for the year ended April 30, 2009. Gross margin of by-product was much lower than that of cement, sales of by-product during the year ended April 30, 2009 largely leveled the whole gross margin.

Gross profit for the year ended April 30, 2009 increased by 189%, or RMB70,994 (US$10,415) compared to RMB37,546 (US$5,508) for the year ended April 30, 2008, which was primarily attributable to 30% increase in sales price per ton and 25% increase in sales quantity.

Sales, marketing and other operating expenses:

	Years ended April 30,							% of change 2010 vs 2009

	2010	2010	% of net sales	2009	% of net sales	2008	% of net sales

	USD	RMB		RMB		RMB
Sales, marketing and other operating expenses	388	2,643	0.7%	3,078	0.8%	1,083	0.5%	(14.1)%

Sales, marketing and other operating expenses decreased by 14%, or RMB435 (US$64), to RMB2,643 (US$388) for the year ended April 30, 2010 from RMB3,078 (US$452) for the year ended April 30, 2009. This was mainly due to RMB1,507 (US$221) decrease in bad debt expense and RMB986 (US$145) increase in vehicle expenses.

Sales, marketing and other operating expenses increased by 184%, or RMB1,995 (US$293), to RMB3,078 (US$452) for the year ended April 30, 2009 from RMB1,083 (US$159) for the year ended April 30, 2008. The increase was mainly due to RMB1,546 (US$227) increase in bad debt expense.

General and administrative expenses:

	Years ended April 30,							% of change 2010 vs 2009

	2010	2010	% of net sales	2009	% of net sales	2008	% of net sales

	USD	RMB		RMB		RMB
General and administrative expenses	2,646	18,035	4.7%	14,510	3.9%	7,479	3.2%	24.3%

General and administrative expenses increased by 24%, or RMB3,525 (US$517) to RMB18,035 (US$2,646) for the year ended April 30, 2010 from RMB14,510 (US$2,129) for the year ended April 30, 2009. Main reason for the increase was that, the professional service fee increased by RMB2,224 (US$326) because of the Company's listing plan.

General and administrative expenses increased by 94%, or RMB7,031 (US$1,032), to RMB14,510 (US$2,129) for the year ended April 30, 2009 from RMB7,479 (US$1,097) for the year ended April 30, 2008. The reasons for increase were mainly concentrated in three aspects: First, salary for employees increased by RMB1,294 (US$190); Second, depreciation increased by RMB1,421 (US$208) because the Company purchased more hardware and software for further development as sales was largely promoted. Third, the Company incurred an allowance for doubtful accounts of RMB4,470 (US$656) in deposits of equipment, which is unable to be delivered.

Net income:

As a result of the above, during the year ended April 30, 2010, net income was RMB84,388 (US$12,379) compared to a net income of RMB76,653 (US$11,245) for the year ended April 30, 2009. During the year ended April 30, 2009, net income was RMB 76,653 (US$11,245) compared to a net income of RMB27,602 (US$4,049) for the year ended April 30, 2008.

Critical accounting policies:

We believe the following critical accounting policies, among others, affect management's more significant judgments and estimates used in the preparation of the consolidated financial statements:

Accounts receivable:

Accounts receivable are stated at cost, net of an allowance for doubtful accounts (none at April 30, 2010 and 2009). The Company establishes an allowance for doubtful accounts based on management's assessment of the collectibility of accounts receivables. The Company makes judgments about the credit worthiness of each customer based on ongoing credit evaluations, and monitors current economic trends that might impact the level of credit losses in the future. If the financial condition of the customer begins to deteriorate, resulting in their inability to make payments, a larger allowance may be required.

Inventories:

Inventories are stated at the lower of cost or market. Cost is determined on a weighted-average basis. Costs of work-in-progress and finished goods include direct materials, direct labor and an attributable portion of manufacturing overhead.

Property, plant and equipment:

Property, plant and equipment are stated at cost less accumulated depreciation and any impairment losses. Expenditures for new facilities or equipment and expenditures that extend the useful lives of existing facilities or equipments are capitalized and depreciated using the straight-line method at rates sufficient to depreciate such costs over the estimated productive lives.

The Company's depreciation policies on fixed assets, other than construction in progress, which will be depreciated from the date placed in service, are as follows:

Useful life (years)
Plants and buildings	8-36
Machinery	5-15
Motor vehicles	5-8
Office equipment	3-8

Deposits:

Deposits are stated at cost, net of any allowance for non-recoverable accounts (US$984, RMB6,705 and RMB4,470 at April 30, 2010 and 2009). The Company establishes an allowance for doubtful accounts based on management's assessment of the recoverability of such deposits. The Company has determined that the financial condition of a vendor with whom a deposit is held is deteriorating, and has recorded an allowance, which is included in general and administrative expenses in the accompanying statements of operations.

Investments in unconsolidated investees:

The investments in unconsolidated investees consist of the Company's 49% equity investment in Qishan Xingshi Mining Co.,Ltd ("Qishan Xingshi") and its less than 1% equity investment in Meixian County Bank ("Meixian Bank").

The Company accounts for its investment in Qishan Xingshi using the equity method and accounts for the investment in Meixian Bank using the cost method (See Note 5). Earnings (losses) of the equity method investment are included in other expense, net in the consolidated statements of operations. Management determined that there was no other than temporary decline in the investment in Qishan Xingshi and no impairment of the cost method investment as of April 30, 2010 and 2009.

Intangible assets:

Intangible assets represent land use rights, land lease costs and limestone mining rights (see Note 6).

The values of the intangible assets are being amortized using the following amortization methods and estimated useful lives:

Nature	Amortization method	Useful lives

Land use rights	Straight-line method	50 years
Mining rights	Units of production over estimated reserves	50 years
Land lease costs	Straight-line method	30 years

The Company follows the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 350-30-50 "Goodwill and Other Intangible Assets". Under this guidance, finite lived intangible assets are amortized over their estimated useful lives and are reviewed for impairment if indications of possible impairment exist. The Company determined that no impairment adjustments were necessary as of April 30, 2010 and 2009.

Environmental costs and liabilities:

Liabilities related to environmental compliance and future remedial costs are recorded when the compliance or remedial efforts are probable and the costs can be reasonably estimated. The PRC adopted environmental laws and regulations that affect the operations of the cement industry. The outcome of environmental liabilities under proposed or future environmental legislation cannot be reasonably estimated at present, and could be material. Under existing legislation, however, the Company management believes there are no probable liabilities that will have a material adverse effect on the financial position of the Company.

Basic and diluted net income per share:

Basic earnings per share ("EPS") is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS is similarly computed, except that the denominator is increased to include the shares had been issued and if the additional common shares were dilutive. Diluted net earnings number of additional common shares that would have been outstanding if the potential common per share are based on the assumption that all dilutive convertible shares and stock options were converted or existed. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to have been exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. Since the Company does not have any options or warrants, basic and diluted EPS are the same.

Comprehensive income:

The Company follows FASB ASC 220 in reporting comprehensive income. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income. Since the Company has no items of other comprehensive income, comprehensive income is equal to net income.

Revenue recognition:

The Company sells cement to individuals and companies directly or through its distributors. The Company generally requires its customers and distributors to pay in advance, which is recorded as advances from customers on the consolidated balance sheets. The Company recognizes revenue from direct sales to individuals and companies when it delivers products to them, title and risk of ownership have passed, the price to the buyer is fixed or determinable and recoverability is reasonably assured. Through April 30, 2010, returns have not been significant.

In September 2009, the Company entered into contracts with a number of distributors. Under the terms of the contracts, bulk finished goods are delivered to the distributors without a specific purchase or sales order. The Company records these goods as finished goods held by distributors (see Note 2). Under the contracts, the goods can be returned to the Company within 6 months from the date of delivery if the distributors cannot sell the goods. Revenue from sales through these distributors is recognized when the distributors sell and deliver goods to the end customers or at the end of the 6 month period for any goods that have not been returned to the Company.

Sales incentives:

According to FASB ASC 605-50, the Company accounts for sales incentives as an increase to cost of goods sold, as the incentives are in the form of free product that was delivered at the time of the associated sale. During the year ended April 30, 2010, the Company began to offer its customers such sales incentives and RMB17,522 (US$2,570) has been recorded as cost of goods sold in the accompanying statements of operations.

Government subsidy income:

Subsidy income is received at a discretionary amount as determined by the local government, subsidy income is recognized at its fair value where there is a reasonable assurance that the subsidy will be received and the Company will comply with applicable conditions. Subsidy income is recognized in the accompanying statements of operations at the period when it was received from the local government and any conditions have been complied with.

Income taxes:

The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax asset and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases and tax loss carry forwards. Deferred tax asset and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The Company files income tax returns with the relevant government authorities in the PRC. The Company is not subject to examination for years before 2007. The Company does not believe there will be any material changes in its unrecognized tax positions over the next 12 months.

Fair value measurement:

FASB ASC 820 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The statement clarifies that the exchange price is the price in an orderly transaction between market participants to sell the asset or transfer the liability in the market in which the reporting entity would transact for the asset or liability, that is, the principal or most advantageous market for the asset or liability. It also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and that market participant assumptions include assumptions about risk and effect of a restriction on the sale or use of an asset.

This standard establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:

Level 1:	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;
Level 2:	Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the assets or liabilities; and
Level 3:	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity)

At April 30, 2010 and 2009, the Company has no financial assets or liabilities subject to recurring fair value measurements.

The Company's financial instruments include cash and cash equivalents, accounts receivable, note receivable and other receivables, due from (to) related parties, accounts payable, advances from customers and bank loans. Management estimates that the carrying amounts of the non-related party financial instruments approximate their fair values due to their short-term nature. The fair value of amounts due from (to) related parties is not practicable to estimate due to the related party nature of the underlying transactions.

Reports to Security Holders

We are subject to the reporting and other requirements of the Exchange Act and we intend to furnish our shareholders with annual reports containing financial statements audited by our independent auditors and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each year.

The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.  The address of that site is www.sec.gov.

PROPERTIES

Headquarters and Administration Offices

Our principal executive offices are located at 1Heying Road, Jinqu Town, Mei Xian County, Baoji, Shaanxi, China, 722306. Our headquarters, which house our sales and administration departments, occupies approximately 75,781 square feet of space.

Properties

We own nine parcels of land, with an aggregate site area of approximately 6,790,275 square feet. We own 4 buildings and units, with an aggregate gross floor area of approximately 276,122 square feet. All of the properties we own are located in Shaanxi province. We have obtained all the land use right certificates of all our lands and ownership certificates for all our self-owned properties.

All land in China is owned by the state. Individuals and companies are permitted to acquire rights to use land or land use rights for specific purposes. In the case of land used for industrial purposes, the land use rights are granted for a period of 50 years. Granted land use rights are transferable and may be used as security for borrowings and other obligations.

We currently have approximately 276,122 square feet of space, comprised of manufacturing facilities, warehousing and packaging facilities, dormitory space, dining halls and administrative offices. We believe that all space is in good condition and that the property is adequately insured by the Company.

We have the following land use rights:

Holder / Owner	Land Certificate/ Property Ownership Certificate	Location	Expiration Date	Area (square feet)
Shaanxi Shehui Cement Co., Ltd.	Mei National Use (2004) No. 039	Zaolin Village, Jinqu Town, Mei County	2054	1,185,882
Shaanxi Shehui Cement Co., Ltd.	Mei National Use (2004) No. 040	Zaolin Village, Jinqu Town, Mei County	2054	341,283
Shaanxi Shehui Cement Co., Ltd.	Mei National Use (2008) No. 047	Zaolin Village, Jinqu Town, Mei County	2058	319,045
Shaanxi Shehui Cement Co., Ltd.	Mei National Use (2008) No. 048	Zaolin Village, Jinqu Town, Mei County	2058	362,758
Shaanxi Shehui Cement Co., Ltd.	Ministry of Shaanxi Territorial Resources Development (2008)	Qishan Building Materials Industrial Park	2058	4,305,169
Shaanxi Shehui Cement Co., Ltd.	Mei County Jinqu Town No. 000105	Jinqu Town, Mei County	2054	143,624
Shaanxi Shehui Cement Co., Ltd.	Mei County Jinqu Town No. 000104	Jinqu Town, Mei County	2044	53,184
Shaanxi Shehui Cement Co., Ltd.	Mei County Jinqu Town No. 000103	Jinqu Town, Mei County	2044	75,789
Shaanxi Shehui Cement Co., Ltd.	Mei County Jinqu Town No. 000142	Jinqu Town, Mei County	2054	3,541

We also own the following real estate property and the estate ownership certificates:

Certificate Number	Locality	Area (square feet)	Date of Issuance
Mei County Property Right No.000103	Jinqu Town	75,781	May 25, 2003
Mei County Property Right No.000104	Jinqu Town	53,185	December 29, 2005
Mei County Property Right No.000105	Jinqu Town	143,618	December 31, 2004
Mei County Property Right No.000142	Qi Town	3,538	October 31, 2006

In addition to the above real properties, the company is in the process of constructing a new production facility which will include additional real estate property. We are in the process of applying the property ownership certificates for such buildings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of February 21, 2011 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group. Unless otherwise specified, the address of each of the persons set forth below is in care of the Company, 1 Heying Road, Jinqu Town, Mei Xian County, Baoji, Shaanxi, China, 722306.

Name and Address of Beneficial Owner	Office, If Any	Title of Class	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Officers and Directors
Shehui Shi	Chief Executive Officer and Chairman	Common stock, $0.001 par value	7,125,000	46%
Lei Shi	President and Director	Common stock, $0.001 par value	7,125,000	46%
John Chen	Director	Common stock, $0.001 par value	0	*
Keith Zhen	Director	Common stock, $0.001 par value	0	*
Yimin Zhao	Director	Common stock, $0.001 par value	0	*
Qingyan Wang	Chief Financial Officer	Common stock, $0.001 par value	0	*
All officers and directors as a group (6 persons named above)			14,250,000	92%

*	Less than 1%
(1)

Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our common stock.

(2)

A total of 15,500,030 shares of our common stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1) as of February 21, 2011. For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

Changes in Control

We do not currently have any arrangements which if consummated may result in a change of control of our Company.

DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following sets forth information about our directors and executive officers as of the date of this report:

Name	Age	Position
Shehui Shi	52	Chief Executive Officer and Chairman
Lei Shi	27	President and Director
John Chen	38	Director
Keith Zhen	40	Director
Yimin Zhao	54	Director
Qingyan Wang	35	Chief Financial Officer

Mr. Shehui Shi. Mr. S. Shi has been our Chief Executive Officer and a Director since the closing of the reverse acquisition of Tiger Fair on February 21, 2011. Mr. S. Shi has served as the Director and Chairman of Shaanxi Shehui Cement Co., Ltd. since January, 2001. Previously, Mr. S. Shi served as Managing Director of the Second Cement Plant of Mei County from April, 1994 until January, 2001. Mr. S. Shi graduated from the Xi'an University of Finance and Economics College, China, in 1981 with a Bachelor's degree in Economics. We appointed Mr. S. Shi as a director and officer of our company due to his experience in the cement industry.

Mr. Lei Shi. Mr. L. Shi has served as our President and our Director since the closing of the reverse acquisition of Tiger Fair on February 21, 2011. Mr. L. Shi has served as a Director of Shaanxi Shehui Cement Co., Ltd. since July 2006. Mr. L. Shi graduated from Luoyang Institute of Science and Technology in 2006 with a Bachelor's degree of International Trade. We appointed Mr. L. Shi as a director and officer of our company due to his experience in the cement industry.

Mr. John Chen. Mr. Chen has served as a Director since the closing of the reverse acquisition of Tiger Fair on February 21, 2011. Mr. Chen is currently the Chief Financial Officer and a Director of General Steel Holdings Inc., a publicly traded company on the New York Stock Exchange, position he has held since May 2004. Previously, Mr. Chen was a Senior Accountant with Moore Stephens Wurth Frazer and Torbet, LLP, in Los Angeles, California, from August 1997 to July 2003. Mr. Chen graduated in 1992 with a Bachelor of Science degree from Norman Bethune University of Medical Science in Jiling province, China. Mr. Chen furthered his education at California State Polytechnic University, in Pomona, California receiving his Bachelor of Science degree in 1997. He became a California-licensed CPA in 2002. Mr. Chen also sits on the Board of Directors of Jinhao Motor Company (GIMC), a public traded company on the US OTCBB. We appointed Mr. Chen as a director of our company due to his experience in corporate governance and accounting.

Mr. Keith Zhen. Mr. Zhen has served as a Director since the closing of the reverse acquisition of Tiger Fair on February 21, 2011. Mr. Zhen is currently the Managing Partner of Keith K. Zhen, CPA, a certified public accounting firm that is registered with The Public Company Accounting Oversight Board ("PCAOB"). Previously, Mr. Zhen was Audit Manager with Kempisty & Company, Certified Public Accountants PC in New York. Mr. Zhen graduated from City University of New York receiving his Masters of Business Administration in 1999. Mr. Zhen became a licenced CPA in 2001. We appointed Mr. Zhen as a director of our company due to his experience in corporate governance and accounting.

Mr. Yimin Zhao. Mr. Zhao is currently a consultant to the Ministry of Information of Shaanxi Province, a position he has held since June 2009. Previously, Mr. Zhao was a consultant to the Building Material Industry Department of the Shaanxi provincial government from March 2008 to May 2009. From December 2002 to December 2004, Mr. Zhao was Vice General Manager of Shaanxi Yaobai Cement Group. Mr. Zhao was Deputy Director General of the Building Material Industry Department of the Shaanxi provincial government from April 1993 to November 2002. From December 1986 to March 1993, Mr. Zhao was a Senior Engineer with the Shaanxi Building Material Design and Research Institute. From February 1982 to December 1986, Mr. Zhao was Deputy Sector Chief of the Xi'an Building Material Plant. Mr. Zhao graduated in 1982 with an Engineering degree from the Xi'an University of Architecture and Technology. We appointed Mr. Zhao to our board of directors due to his experience in the building industry and the corporate environment in China.

Mr. Qingyan Wang. Mr. Wang was our sole director and officer from February 18, 2011 to February 21, 2011. On February 21, 2011, as part of the closing of the reverse acquisition of Tiger Fair, Mr. Wang resigned from all positions with us except for that of Chief Financial Officer. Mr. Wang has served as the Vice President of Finance of Gulf Resources Inc., a position he has held since April 2009. Previously, Mr. Wang was the Project Manager of Asia Pacific Headquarter (Singapore) for Emerson Group from May 2007 through March 2009, and the Emerson Group Regional Finance Manager (Shenzhen, PRC) from January 2005 to April 2007. From April 2003 to December 2004, Mr. Wang was the Finance Assistant Manager and the Finance Senior Supervisor from June 2000 - March 2003 for Flextronics Group Sourth China Manufacturing (Shenzhen, PRC). Mr. Wang graduated in 1999 with a major in International Accounting from the HuNan University, People's Republic of China. Mr. Wang graduated with a Masters of Business Administration in Finance in 2010 from the Chinese University of Hong Kong. Mr. Wang received designations of Certified Management Accountant (USA) in 2008; Certified Production and Inventory Management (USA) in 2009; and, Certified Public Accountant (China) in 2002. We appointed Mr. Wang as an officer of our company due to his experience in accounting, corporate governance and Chinese industry.

Family Relationships

There are no family relationships among any of our officers or directors except between our Chief Executive Officer and director , Mr. Shehui Shi and Mr. Lei Shi, our President and director. Mr. Shehui Shi is Mr. Lei Shi's father.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

  been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

  had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

  been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

  been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

  been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

  been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in our discussion below in "Certain Relationships and Related Transactions, and Director Independence - Transactions with Related Persons," none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Committees of the Board of Directors

As of August 31, 2010, we have adopted our charters to the following committees of the Board of Directors, with membership to be announced upon the appointment of independent Directors.

Audit Committee

Our audit committee will consist of our independent directors upon appointment.  The Committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company.  The audit committee is responsible for, among other things:
●	selecting our independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by our independent auditors;
●	reviewing with our independent auditors any audit problems or difficulties and management's response;
●	reviewing and approving all proposed related-party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;
●	discussing the annual audited financial statements with management and our independent auditors;
●	reviewing major issues as to the adequacy of our internal controls and any special audit steps adopted in light of material control deficiencies;
●	annually reviewing and reassessing the adequacy of our audit committee charter;
●	such other matters that are specifically delegated to our audit committee by our board of directors from time to time;
●	meeting separately and periodically with management and our internal and independent auditors; and
●	reporting regularly to the full board of directors.

Compensation Committee

Our compensation committee will consist of our independent directors upon appointment. Our compensation committee assists the board in reviewing and approving the compensation structure of our directors and executive officers, including all forms of compensation to be provided to our directors and executive officers. Members of the compensation committee are not prohibited from direct involvement in determining their own compensation. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated.  The compensation committee is responsible for, among other things:
●	approving and overseeing the compensation package for our executive officers;
●	reviewing and making recommendations to the board with respect to the compensation of our directors;
●

reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer, evaluating the performance of our chief executive officer in light of those goals and objectives, and setting the compensation level of our chief executive officer based on this evaluation; and

●

reviewing periodically and making recommendations to the board regarding any long-term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Corporate Governance and Nominating Committee

Our corporate governance and nominating committee will consist of our independent directors upon appointment.  The corporate governance and nominating committee assists the board of directors in identifying individuals qualified to become our directors and in determining the composition of the board and its committees.  The corporate governance and nominating committee is responsible for, among other things:
●	identifying and recommending to the board nominees for election or re-election to the board, or for appointment to fill any vacancy;
●	reviewing annually with the board the current composition of the board in light of the characteristics of independence, age, skills, experience and availability of service to us;
●	identifying and recommending to the board the directors to serve as members of the board's committees;
●

advising the board periodically with respect to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any corrective action to be taken; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Board Leadership and Risk Oversight

Our Chief Executive Officer also serves as Chairman of the Board. The Board believes that the Company's Chief Executive Officer is best situated to serve as Chairman of the Board because he is the director most familiar with our business and industry and the director most capable of identifying strategic priorities and executing our business strategy. In addition, having one person serve as both Chairman and Chief Executive Officer eliminates potential for confusion and provides clear leadership for the Company, with a single person setting the tone and managing our operations. The Board oversees specific risks, including, but not limited to:
●	appointing, retaining and overseeing the work of the independent auditors, including resolving disagreements between the management and the independent auditors relating to financial reporting;
●	approving all auditing and non-auditing services permitted to be performed by the independent auditors;
●	reviewing annually the independence and quality control procedures of the independent auditors;
●	reviewing, approving, and overseeing risks arising from proposed related party transactions;
●	discussing the annual audited financial statements with the management;
●

meeting separately with the independent auditors to discuss critical accounting policies, management letters, recommendations on internal controls, the auditor's engagement letter and independence letter and other material written communications between the independent auditors and the management; and

●

monitoring the risks associated with management resources, structure, succession planning, development and selection processes, including evaluating the effect the compensation structure may have on risk decisions.

Code of Ethics

We currently have a code of ethics that applies to our officers, employees and directors, including our Chief Executive Officer and senior executives. The Code of Ethics is included as Exhibit 14.1 of this Current Report.

Conflicts of Interest

Certain potential conflicts of interest are inherent in the relationships between our officers and directors, and us.

From time to time, one or more of our affiliates may form or hold an ownership interest in and/or manage other businesses both related and unrelated to the type of business that we own and operate. These persons expect to continue to form, hold an ownership interest in and/or manage additional other businesses which may compete with ours with respect to operations, including financing and marketing, management time and services and potential customers. These activities may give rise to conflicts between or among the interests of us and other businesses with which our affiliates are associated. Our affiliates are in no way prohibited from undertaking such activities, and neither we nor our shareholders will have any right to require participation in such other activities.

Further, because we intend to transact business with some of our officers, directors and affiliates, as well as with firms in which some of our officers, directors or affiliates have a material interest, potential conflicts may arise between the respective interests of us and these related persons or entities. We believe that such transactions will be effected on terms at least as favorable to us as those available from unrelated third parties.

EXECUTIVE COMPENSATION

The following Executive Compensation Chart highlights the compensation for our executive officers. No other executive officers received salary and bonus in excess of $100,000 for the prior two fiscal years.

Compensation of Executive Members

Long Term Compensation

		Annual Compensation			Awards		Payouts

Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/ SARs (#) (#)	LTIP Payouts ($)	Total ($)

Qingyan Wang (former CEO) (1)	2010 2009	$0 $0	$0 $0	$0 $0	N/A N/A	N/A N/A	N/A N/A	N/A N/A
Shehui Shi CEO (2)	2010 2009	$36,750 $29,400	$0 $0	$0 $0	N/A N/A	N/A N/A	N/A N/A	$36,750 $29,400
Lei Shi President (2)	2010 2009	$17,650 $17,650	$0 $0	$0 $0	N/A N/A	N/A N/A	N/A N/A	$17,650 $17,650
Qingyan Wang CFO (2)	2010 2009	$0 $0	$0 $0	$0 $0	N/A N/A	N/A N/A	N/A N/A	$0 $0

(1)	Qingyan Wang resigned as our Chief Executive Officer, Secretary and Treasurer on February 21, 2011.
(2)

These amounts represent compensation paid by Tiger Fair and its subsidiaries. As of the Closing of the Share Exchange Agreement, we had executed employment agreements with our CEO, President and CEO. The employment agreements provide for annual salaries, of $100,000, $80,000 and $80,000 respectively, and annual bonuses in amounts not less than the amounts set forth in the table above.

Employment Agreements

On February 21, 2011, we entered into a two-year employment agreement with Mr. Shehui Shi to serve as our Chief Executive Officer. The agreement provides for an annual salary of $100,000 and is eligible to earn an annual bonus and warrants, in such amount, if any, is subject to be determined by the Board of Directors.

On February 21, 2011, we entered into a two-year employment agreement with Mr. Lei Shi to serve as our President. The agreement provides for an annual base salary of not less than $80,000 and is eligible to earn an annual bonus and warrants, in such amount, if any, is subject to be determined by the Board of Directors.

On February 21, 2011, we entered into a one-year employment agreement with Mr. Qingyan Wang to serve as our Chief Financial Officer. The agreement provides for an annual base salary of not less than $80,000 and is eligible to earn an annual bonus and warrants, in such amount, if any, is subject to be determined by the Board of Directors.

Outstanding Equity Awards at Fiscal Year End

For the year ended April 30, 2010, no director or executive officer has received compensation from us pursuant to any compensatory or benefit plan. There is no plan or understanding, express or implied, to pay any compensation to any director or executive officer pursuant to any compensatory or benefit plan.

Compensation of Directors

No member of our Board of Directors received any compensation for his services as a director during the year ended April 30, 2010.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Transactions With Related Persons

The following includes a summary of transactions since the beginning of the 2010 year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under "Executive Compensation"). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm's-length transactions.

On February 21, 2011, we entered into and closed the Share Exchange Agreement with Tiger Fair, its sole shareholder, King Harbour, and Valentyna Stupenko, pursuant to which we acquired 100% of the issued and outstanding capital stock of Tiger Fair in exchange for 14,250,000 shares of our common stock, par value $0.001, which constituted approximately 92% of our issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the transactions contemplated by the Share Exchange Agreement and after giving effect to the Share Purchase Agreement described below. These shares were equally distributed with 7,125,000 shares each being issued to Shehui Shi and Lei Shi, our directors and officers.

As a condition precedent to the consummation of the Share Exchange Agreement, on February 21, 2011 we cancelled 14,718,590 shares of our common stock owned by Valentyna Stupenko, Yury Milkov, Valentyna Nikolaeva, Vadim Nikolaev, Irina Engels, Daria Gordieieva, and Alexander Gordieiev as well as cancelled all loans owed by us to Valentyna Stupenko.

On August 10, 2019, Tiger Fair and the shareholders of Shehui Cement closed a Share Purchase Agreement, pursuant to which Tiger Fair acquired all of the issued and outstanding of Shehui Cement from the selling shareholders. As a result, Shehui Cement became a wholly owned subsidiary of Tiger Fair.

Promoters and Certain Control Persons

We did not have any promoters at any time during the past five fiscal years.

Director Independence

Our common shares are listed on the OTC Bulletin Board which does not have requirements on independence of directors. However, our Board of Directors has adopted the definitions, standards and exceptions to the standards for evaluating director independence provided in the NASDAQ Stock Market rules, and determined that John Chen, Keith Zhen and Yimin Zhao are "independent directors" as defined under the rules of the NASDAQ Stock Market.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm our business. Except as set forth below, we are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

MARKET PRICE AND DIVIDENDS ON OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted on the OTCBB Market and trades under the symbol "OCEE." Historically, there has not been an active trading market for our common stock and since we were granted our symbol there has only been one trade of our common stock: 5,000 shares at $1.00 per share.

Holders

As of February 21, 2011 there were approximately 37 stockholders of record of our common stock. This number does not include shares held by brokerage clearing houses, depositories or others in unregistered form.

Dividends

Any decisions regarding dividends will be made by our board of directors. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Our board of directors has complete discretion on whether to pay dividends, subject to the approval of our stockholders. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

Securities Authorized for Issuance under Equity Compensation Plans

We do not have in effect any compensation plans under which our equity securities are authorized for issuance and we do not have any outstanding stock options.

RECENT SALES OF UNREGISTERED SECURITIES

Reference is made to the disclosure set forth Item 3.02 of this report, which disclosure is incorporated by reference into this section.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue up to 98,167,538 shares of common stock, par value $0.001 per share. Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Our bylaws provide that any vacancy occurring in the board of directors may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the board of directors. Stockholders do not have pre-emptive rights to purchase shares in any future issuance of our common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiary and other holdings and investments. In addition, our operating subsidiary in the PRC, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Anti-takeover Effects of Our Articles of Incorporation and By-laws

Our articles of incorporation and bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of the Company or changing its board of directors and management. According to our bylaws and articles of incorporation, the holders of the Company's common stock do not have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of the Company's issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace the Company's board of directors or for a third party to obtain control of the Company by replacing its board of directors.

Anti-takeover Effects of Nevada Law

Business Combinations

The "business combination" provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes, or NRS, prohibit a Nevada corporation with at least 200 stockholders from engaging in various "combination" transactions with any interested stockholder: for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status; or after the expiration of the three-year period, unless:

●	the transaction is approved by the board of directors or a majority of the voting power held by disinterested stockholders, or
●

if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

A "combination" is defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, with an "interested stockholder" having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (c) 10% or more of the earning power or net income of the corporation.

In general, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 10% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Our articles of incorporation state that we have elected not to be governed by the "business combination" provisions, therefore such provisions currently do not apply to us.

Control Share Acquisitions

The "control share" provisions of Sections 78.378 to 78.3793, inclusive, of the NRS, which apply only to Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and which conduct business directly or indirectly in Nevada, prohibit an acquirer, under certain circumstances, from voting its shares of a target corporation's stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation's disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become "control shares" and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters' rights.

Our articles of incorporation state that we have elected not to be governed by the "control share" provisions, therefore, they currently do not apply to us.

Transfer Agent And Registrar

Our independent stock transfer agent is Transhare Corporation. Their mailing address is 5105 DTC Parkway, Suite 325Greenwood Village, CO, 80111.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 78.138 of the NRS provides that a director or officer will not be individually liable unless it is proven that (i) the director's or officer's acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law.

Section 78.7502 of NRS permits a company to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action, suit or proceeding if the officer or director (i) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful.

Section 78.751 of NRS permits a Nevada company to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of final disposition thereof, upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the company. Section 78.751 of NRS further permits the company to grant its directors and officers additional rights of indemnification under its articles of incorporation or bylaws or otherwise.

Section 78.752 of NRS provides that a Nevada company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the company, or is or was serving at the request of the company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the company has the authority to indemnify him against such liability and expenses.

Our Articles of Incorporation provide that no director or officer of the Company will be personally liable to the Company or any of its stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of NRS. In addition, our Bylaws implement the indemnification and insurance provisions permitted by Chapter 78 of the NRS by providing that:

●

The Company shall indemnify its directors to the fullest extent permitted by the NRS and may, if and to the extent authorized by the board of directors, so indemnify its officers and any other person whom it has the power to indemnify against liability, reasonable expense or other matter whatsoever.

●

The Company may at the discretion of the board of directors purchase and maintain insurance on behalf of any person who holds or who has held any position identified in the paragraph above against any and all liability incurred by such person in any such position or arising out of his status as such.

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling the company pursuant to provisions of our articles of incorporation and bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding, which may result in a claim for such indemnification.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

ITEM 3.02   UNREGISTERED SALES OF EQUITY SECURITIES

On February 21, 2011, we issued 14,250,000 shares of our common stock, 7,125,000 each, to Mr. Shehui Shi and Mr. Lei Shi, the shareholders of King Harbour. The total consideration for the 14,250,000 shares of our common stock was 100,000 shares of Tiger Fair, which is all the issued and outstanding capital stock of Tiger Fair. The number of our shares issued to Mr. Shehui Shi and Mr. Lei Shi was determined based on an arms-length negotiation. The issuance of our shares to Mr. Shehui Shi and Mr. Lei Shi was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering.

In instances described above where we indicate that we relied upon Section 4(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

ITEM 4.01   CHANGE IN REGISTRANT'S CERTIFYING ACCOUNTANT

On February 23, 2011, we dismissed Chang G. Park, CPA., the independent registered principal accountants of our company.

During the company's two most recent fiscal years and subsequent interim period preceding the termination of Chang G. Park, CPA., there were no disagreements with Chang G. Park, CPA., which were not resolved on any matter concerning accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Chang G. Park, CPA., would have caused to make reference to the subject matter of the disagreements in connection with its reports. Chang G. Park, CPA., as our principal independent accountant, did not provide an adverse opinion or disclaimer of opinion to our financial statements, nor modify its opinion as to uncertainty, audit scope or accounting principles, except that the reports of Chang G. Park, CPA., for the fiscal years ended April 30, 2010, and 2009 indicated conditions which raised substantial doubt about our ability to continue as a going concern.

We provided Chang G. Park, CPA., with a copy of this disclosure before its filing with the SEC. We requested that Chang G. Park, CPA., provide us with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of this this letter is included as Exhibit 16.1 to this Current Report on Form 8-K.

On February 23, 2011 our board of directors approved and authorized the engagement of Morison Cogen LLP as our independent public accountants.

Prior to engaging Morison Cogen LLP on February 23, 2011, Morison Cogen LLP did not provide our company with either written or oral advice that was an important factor considered by our company in reaching a decision to change our independent registered public accounting firm from Chang G. Park, CPA., to Morison Cogen LLP.

ITEM 5.06   CHANGE IN SHELL COMPANY STATUS

As a result of the consummation of the share exchange described in Item 2.01 of this Current Report on Form 8-K, we believe that we are no longer a "shell company", as that term is defined in Rule 405 under the Securities Act and Rule 12b-2 under the Exchange Act.

EXHIBIT INDEX

Exhibit No.	Description
2.1	Share Exchange Agreement, dated February 21, 2011, among the Company, Tiger Fair Ltd., King Harbour International Ltd., and Valentyna Stupenko
3.1	Articles of Incorporation of the Company [incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-1 filed on June 18, 2008]
3.2	Articles of Merger filed September 2, 2010 [incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed on September 21, 2010]
3.3	Certificate of Change filed September 2, 2010 [incorporated by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K filed on September 21, 2010]
3.4	Bylaws of the Company, adopted on December 20, 2007 [incorporated by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K filed on June 18, 2008]
10.1	General Release, dated February 21, 2011, by and between the Company and Valentyna Stupenko
10.2	Employment Agreement, dated February 21, 2011, between the Company and Mr. Shehui Shi
10.3	Employment Agreement, dated February 21, 2011, between the Company and Mr. Lei Shi
10.4	Employment Agreement, dated February 21, 2011, between the Company and Qingyan Wang
14.1	Code of Ethics
16.1	Letter to the SEC from Chang G. Park, CPA
21.1	Subsidiaries of the Company

*	The schedules to this document are not being filed herewith. Sino Cement, Inc. agrees to furnish supplementally a copy of any such schedule to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

SINO CEMENT, INC.

Date: February 25, 2011	By:	/s/ Shehui Shi
Shehui Shi
Chief Executive Officer (Chief Principal Officer)